PROSPECTUS                   MARATHON BANCORP

                        COMMON STOCK, NO PAR VALUE
                          UP TO 2,222,223 SHARES

Marathon Bancorp (the "Company") is offering for sale up to 2,222,223 shares of common stock, no par value (the "Common Stock") for a cash price of $2.25 per share (the "Offering Price") subject to the terms and conditions of this offering (the "Offering"). Shareholders of record as of June 16, 1997 ("Record Holders") will be given a preference to subscribe for shares of Common Stock in the Offering until July 31, 1997, unless extended by the Company ("Expiration Time"). To the extent that shares of Common Stock are not fully subscribed for by Record Holders pursuant to their preference to subscribe for Common Stock in this Offering, the remaining shares of Common Stock in this offering will be offered to the public (the "Public Offering"). The minimum number of shares for which a member of the public may subscribe is 500 shares. The Offering shall terminate at the Expiration Time. The Company reserves the right to limit the number of shares that may be purchased by any person or entity, including Record Holders, under certain circumstances. There is no aggregate minimum size of the Offering, and there are no assurances that all or any shares of Common Stock will be sold in the Offering. See "THE OFFERING--General."

All of the proceeds of the Offering will be contributed by the Company to its wholly-owned subsidiary Marathon National Bank (the "Bank") in order to enable the Bank to (i) satisfy certain capital ratios, including a Tier 1 capital to risk weighted assets capital ratio ("Tier 1 risk-based capital ratio") of at least 8.5% and Tier 1 capital to actual adjusted total assets capital ratio ("leverage capital ratio") of at least 6% as provided in the Bank's strategic plan as submitted to the Office of the Comptroller of the Currency (the "OCC") under a Formal Agreement entered into between the Bank and the OCC and (ii) maintain an adequate capital position as set forth in a capital plan submitted to the Federal Reserve Bank of San Francisco ("FRBSF") pursuant to a Memorandum of Understanding ("MOU") entered into between the Company and the FRBSF.

The Common Stock is traded in the over-the-counter market and is not listed on any exchange or quoted by NASDAQ. There is no established trading market for the Common Stock, and no assurances can be given that an active public market will exist as a result of this Offering.

THESE ARE SPECULATIVE SECURITIES.  THE PURCHASE OF
COMMON STOCK IN THE OFFERING INVOLVES A HIGH DEGREE OF
INVESTMENT RISK.   SHAREHOLDERS AND PROSPECTIVE PURCHASERS ARE
URGED TO READ AND CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE HEADING "RISK FACTORS." (BEGINNING ON PAGE 5 HEREIN).
THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               Subscription   Underwriting   Proceeds to
               Price          Discounts and  Company (2)
                             Commissions (1)
Per Share            $2.25         $0.1125        $2.1375
Total (3)    $5,000,001.80     $250,000.09  $4,750,001.70

(1) The Company is offering the shares on a "best efforts" basis through its officers and directors and participating licensed brokers and dealers that are members of the NASD acting as selling agents for the Company. The officers and directors of the Company will not receive compensation for selling such shares, but will be reimbursed by the Company for any reasonable out-of-pocket expenses. Participating licensed brokers and dealers acting as selling agents for the Company will receive commissions of 5% of the gross proceeds received for shares sold by such selling agents in the Public Offering. The total commissions assumes that all 2,222,223 shares offered will be sold by such selling agents. The Company expects to agree to indemnify the participating selling agents against certain liabilities under the Securities Act of 1933, as amended.
See "THE OFFERING--General."

(2) Before deducting expenses payable by the Company estimated at an aggregate of $80,000.

(3) The total amounts and proceeds to the Company assume the purchase of 2,222,223 shares.

            The date of this Prospectus is June 23, 1997

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                         AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices located on the 13th Floor, 7 World Trade Center, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

The Company has filed with the Commission a Registration Statement on Form SB-2 (as it may be amended, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules relating thereto as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. Items of information omitted from this Prospectus, but contained in the Registration Statement, may be obtained at prescribed rates or inspected without charge at the Commission, Washington, D.C. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

                           TABLE OF CONTENTS


Page

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . .. . .1
     The Company . . . . . . . . . . . . . . . . . . . . .. .1
     Use of Proceeds . . . . . . . . . . . . . . . .. . . . .1
     Risk Factors. . . . . . . . . . . . . . .. . . . . . . .1
     The Offering. . . . . . . . . . . .. . . . . . . . . . .2
     Summary Selected Consolidated Financial Data . . . . . .4

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . .  . .5
     Risk of Continued Losses. . . . . . . . . . . . . . .. .5
     Dependence on Real Estate . . . . . . . . . . . . . . . 5
     Asset Quality; Impact of Recessionary
      Environment in the Company's Market Area. . . . . .  . 6
     Interest Rate Risk. . .. . . . . . . . . . . . . . . . .6
     Noncompliance with Capital Requirements at
      Year End 1996 and Risk of Future Noncompliance. .. . . 7
     Existing and Potential Regulatory Enforcement Actions  .7
     Restrictions on Ability to Pay Dividends. .. . . . . . .8
     Market Considerations . . .. . . . . . . . . . . . . . .8
     Offering Price. . . . . . . . . . . . . . . . . . . . ..9
     Dilution. . . . . . . . . . . . . . . . . . . . . .  . .9
     Potential Loss of Certain Tax Attributes. . . . . .. . .9
     Regulatory Change . . . . . . . . . . . . . .. . . . . .9
     Substantial Competition in the Banking Industry .. . . 10

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . .10

THE OFFERING . . . . . . . . . . . . . . . . . . . . . . . .11
     General . . . . . . . . . . . . . . . . . . . . . . .. 11
     Method of Subscription by Record Holders. . . .. . . . 11
     Method of Subscription by those other
      than Record Holders . . . . . . . . . . . . . . . . . 13
     Method of Subscription-General. . . . . . . . . . . . .13
     Foreign and Certain Other Shareholders. . . . . . . . .14
     Percentage Limitation and Effect on Tax Attributes. . .14
     Regulatory Limitation . . . . . . . . . . . . . . . . .15
     Determination of Offering Price . . . . . . . . . . . .16
     Commitments of Certain Directors and Officers . . . . .17

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . .17
     Capital Ratios. . . . . . . . . . . . . . . . . . . . .17


COMMON STOCK PRICE RANGE AND DIVIDENDS . . . . . . . . . . .18

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . .19

STATISTICAL DISCLOSURE . . . . . . . . . . . . . . . . . . .20

                           TABLE OF CONTENTS


                                                         Page

MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL
 CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . .36

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . .54

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . .64

BENEFICIAL OWNERSHIP OF COMMON STOCK . . . . . . . . . . . .70

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . .70

DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . .71

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . .72

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . .73

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . .73

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . .F-1

                           PROSPECTUS SUMMARY

The following information is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and consolidated financial statements and notes thereto set forth elsewhere in this Prospectus.
References to the "Company" are to Marathon Bancorp and Marathon National Bank on a consolidated basis. References to "Marathon Bancorp" are to Marathon Bancorp on an unconsolidated basis, and references to the "Bank" are to Marathon National Bank.

The Company

Marathon Bancorp is a registered bank holding company conducting operations through its sole subsidiary, Marathon National Bank, a national banking association. The Bank is a member of the Federal Reserve System, and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the applicable limits. The Bank currently operates through its head offices at 11150 West Olympic Boulevard, Los Angeles, California and serves mainly the commercial and wholesale businesses, and professionals in the West Los Angeles area. As of March 31,
1997, the Company had total assets, deposits and shareholders' equity of $80.3 million, $76.1 million and $3.5 million, respectively. Marathon Bancorp's principal executive offices are also located at 11150 West Olympic Boulevard, Los Angeles, California 90064, and its telephone number is
(310) 996-9100.

Use of Proceeds

The net proceeds to Marathon Bancorp from the Offering will depend upon the number of shares purchased by Record Holders and members of the public. Assuming the Offering results in the sale of 2,222,223 shares, the maximum number of shares offered, the net proceeds are estimated to be $4.67 million. Marathon Bancorp intends to contribute all of the net proceeds to the Bank to increase the Bank's capital and allow the Bank to (i) satisfy certain capital ratios, including a Tier 1 risk-based capital ratio of at least 8.5% and leverage capital ratio of at least to 6% as provided in the Bank's strategic plan as submitted to the Office of the Comptroller of the Currency (the "OCC") under a formal agreement ("Formal Agreement") entered into between the Bank and the OCC, and (ii) maintain an adequate capital position as set forth in a capital plan submitted to the Federal Reserve Bank of San Francisco ("FRBSF") pursuant to a Memorandum of Understanding ("MOU") entered into between the Company and the FRBSF. The Bank's Tier 1 risk-based capital ratio and leverage capital ratio as of March 31, 1997 were 7.0% and 5.2% and as of March 31, 1997 as adjusted for the Offering would have been 16.0% and 10.6% assuming the sale of 2,222,223 shares of Common Stock in the Offering with net proceeds of approximately $4.67 million.

Risk Factors

A purchase of Marathon Bancorp's securities involves a high degree of investment risk. Potential purchasers of Common Stock should carefully consider the information set forth under the heading "RISK FACTORS" which follows this summary.

 The Offering

Securities Offered 	A maximum of 2,222,223 shares of Common
			Stock.  Record Date Holders will be
			given a preference to subscribe for
			shares of Common Stock in the Offering
			until the Expiration Time. To the extent that shares of Common Stock are not fully subscribed by Record Holders pursuant to their preference to subscribe for Common Stock in the Offering, the remaining shares of Common Stock will be offered to the public. The minimum number of shares which a member of the public may subscribe is 500 shares. See "THE
			OFFERING--Method of Subscription by Record
			Holders" and "--Method of Subscription by those other than Record Holders."

Offering Price	$2.25 per share of Common Stock, payable
			in cash.  See "THE OFFERING--
			Determination of Offering Price."

Shares of Common Stock
Outstanding and Shares
Outstanding after
Offering 		As of the Record Date, there were
			1,589,596 shares of Common Stock
			outstanding and 3,811,819 outstanding
			after the Offering assuming that 2,222,223 shares in this Offering are sold.

Record Date 		June 16, 1997.

Expiration Time 	The preference for subscriptions by Record
			Holders expire at 5:00 p.m., California
			time, July 31, 1997, unless extended
			in the discretion of Marathon Bancorp
			("Expiration Time").  The Offering also
			expires at the Expiration Time.

Issuance of Common Stock
			Certificates representing shares of
			Common Stock purchased pursuant to
			Offering will be delivered as soon as
			practicable after completion of the Offering.

Selling Agents 		Marathon Bancorp will pay participating
			licensed brokers and dealers that are
			members of the NASD ("Selling Agents") a commission equal to 5% of the gross proceeds received for shares sold by such selling agents in the Public Offering.
			See "THE OFFERING--General."

Private Placement
Offering 		Marathon Bancorp completed a private
			placement offering on March 24, 1997
			whereby 340,832 shares of Common Stock were sold at the cash price of $2.25 per share for an aggregate amount of $766,872.
			All of the net proceeds of such offering was contributed to the Bank to increase its capital levels.

Intentions of Directors
and Officers 		The directors and executive officers of
			Marathon Bancorp as a group have indicated their intention to purchase, in the aggregate, 31,111 shares of Common Stock or 1.4% if the total number of shares of Common Stock offered hereby. These indications of interest are based upon each director's and officer's evaluation of his or her own financial and other circumstances. Upon their acquisition of such shares in the Offering, the directors and executive officers, as a group, will own beneficially 468,546 shares or approximately
			12.3% of the outstanding stock after
			completion of the Offering, assuming the sale of 2,222,223 shares in the Offering.

              Summary Selected Consolidated Financial Data

(Dollars in
thousands,
except per
share data)     As of or for the Year Ended December 31,
                     1996     1995     1994     1993     1992
Statement of
 Operations Data:
Interest income    $ 5,180 $ 6,075 $ 6,158 $  7,283    $10,248
Interest expense     1,177   1,322   1,427    2,107      3,562
Net interest
 income              4,003   4,753   4,731    5,176      6,686
Provision for
 loan losses           601     561       0    2,240      3,597
Net gain (loss)
 on sale of
 securities             --      --      --      172       (502)
Other noninterest
 income                220     259     430      590        292
Noninterest expense  4,561   5,854   5,920    7,940      7,810
Loss before income
 taxes and
 extraordinary item   (939) (1,403)   (759)  (4,242)    (4,931)
Net loss              (939) (1,403)   (647)  (3,905)    (2,976)
Per Share Data:
 Net loss            (0.75)  (1.12)  (0.52)   (3.13)     (2.38)
Cash dividends declared  0       0       0        0          0
Book value (1)        2.44    3.18    4.30     4.82       7.95
Period End Balance
 Sheet Data:
Loans, net of
 deferred fees      47,696  50,235  56,575   63,018     76,132
Assets              66,393  86,755  97,181  102,283    143,081
Deposits            62,881  82,530  91,300   94,994    130,997
Shareholders'
 equity              3,043   3,976   5,367    6,024      9,930
Asset Quality:
Nonperforming
 loans (2)             612     820   2,105    2,866      3,106
Other real estate
 owned (OREO) (3)    3,085   2,654   6,138    7,278     10,226
Total nonperforming
 loans and OREO      3,697   3,474   8,243   10,144     13,332
Asset Quality Ratios:
Net charge-offs to
 average loans         0.5%    1.2%    1.2%     3.7%       3.9%
Nonperforming loans
 to total period-end
 loans                 1.3%    1.6%    3.7%     4.6%       4.1%
Nonperforming loans
 and OREO to
 period-end assets     5.6%    4.0%    8.5%     9.9%       9.3%
Allowance for loan
 losses to period-end
 nonperforming loans   1.8     0.9     0.4      0.5        0.6
Selected Performance
 Ratios:
Return on average
 assets (4)           (1.2)%  (1.6)%  (0.7)%   (3.1)%     (2.0)%
Return on average
 shareholders' equity(22.8)% (26.8)% (10.7)%  (47.4)%    (23.9)%
Average shareholders'
 equity to average
 assets                5.2%    6.1%    6.3%     6.5%       8.3%
Noninterest expense
 to average assets     5.8%    6.8%    6.2%     6.3%       5.2%
Net interest
 margin (4)            4.7%    5.4%    4.9%     3.8%       3.7%
Company Capital Ratios:
 Tier 1 risk-based     6.1%    7.3%    8.3%     7.9%      10.9%
 Total risk-based      7.4%    8.6%    9.6%     9.1%      12.1%
 Leverage              4.1%    4.8%    5.6%     5.9%       6.6%
 Bank Capital Ratios:
 Tier 1 risk-based     6.1%    7.3%    8.4%     7.9%      10.9%
 Total risk-based      7.4%    8.6%    9.6%     9.1%      12.1%
 Leverage              4.1%    4.9%    5.6%     5.9%       6.6%



_________
(Dollars in          			   As of or for the
Thousands, except per   		Three months Ended
share data)	 		                March 31,
                  				      1997     		1996
Statement of
 Operations Data:
Interest income	     	   	$1,051   		$1,376
Interest expense     	   	   257	   	   296
Net interest income   	  	   794   		 1,081
Provision for loan losses	   150   		     0
Net gain (loss) on sale of
securities                     0          0
Other non-interest income	    68		       67
Non-interest expense		     1,002   		 1,169
Loss before income taxes
and extraordinary item		     290	   	    22
Net Loss			   290		    22

Per Share Data:
 Net loss	            		   (0.23)	    (0.02)
 Cash dividends declared	      0	   	     0
 Book value (1)			          2.21	      2.44
Period End Balnce
  Sheet Data:
 Loans, net of
  deferred fees	          46,021     49,771
 Assets               				80,344     89,704
 Deposits	              		76,142     85,382
 Shareholder's equity   		 3,517      3,043
Asset Quality:
 Non-performing loans (2)  2,118      1,175
 Other real estate owned
  (OREO) (3)               2,841      2,255
 Total non-performing loans
 and OREO                  5,959      3,430
Asset Quality Ratios:
 Net charge-offs to
  average loans (5)         1.1%       0.3%
 Non-performing loans
  to total
  period-end loans          4.6%       2.4%
 Non-performing loans
  and OREO to
  period-end assets        10.8%       8.6%
 Allowance for loan
  losses to period-end
  non-performing loans      0.52       0.59
Selected Performance Ratios:
 Return on average
  assets (4) (5)          (1.7)%      (0.1)%
 Return on average
  shareholders'
  equity (5)              (9.0)%      (2.1)%
 Average shareholders'
  equity to average
  assets                   4.74%        5.0%
 Non-interest expense
  to average assets (5)     5.9%        5.8%
 Net-interest
  margin (4) (5)            4.5%        5.0%
Company Capital Ratios:
 Tier 1 risk-based          7.0%        7.0%
 Total risk-based           8.3%        8.2%
 Leverage                   5.2%        4.9%
Bank Capital Ratios:
 Tier 1 risk-based		        7.0%		      7.0%
 Total risk-based		         8.3%        8.2%
 Leverage              			  5.2%        5.0%
___________



(1) All book value per share numbers are based on the number of shares outstanding at period end.

(2) Includes nonaccrual loans, of $2,074,700,at March 31,
1997, $843,000 at March 31, 1996, $568,000 at year-end
1996, $523,000 at year-end 1995, $564,000 at year-end   1994,
$1,149,000 at year-end 1993 and $644,000 at year-end 1992.

(3) Includes other real estate acquired through legal foreclosure or deed-in-lieu of foreclosure and loans classified as in substance foreclosures.

(4) Computed on a tax equivalent basis.


(5) Shown on an annual basis for the three months ended
March 31, 1997 and 1996.

                             RISK FACTORS

Risk of Continued Losses

The Company reported net losses of $209 thousand for the first three months of 1997, $0.9 million for 1996, $1.4 million for 1995, $0.6 million for 1994, $3.9 million for 1993 and $3.0 million for 1992. These results included provisions for loan losses of $150 thousand for the first three months of 1997, $0.6
million for 1996, $0.6 million for 1995, $0
for 1994, $2.2 million for 1993 and $3.6 million for 1992 reflecting the prolonged economic recession in Southern
California. The Company's recent results have also been adversely affected by other real estate owned (OREO) expense, which consists of holding expenses and writedowns, of $1,700 for the first three months of 1997, $0.4 million in 1996 and $1.4 million in 1995. Nonaccrual loans have grown to $2,074,700 at March 31, 1997 from $568,400 at December 31, 1996.

The ability of the Company's management to reverse the trend of its net losses is largely dependent on the quality and level of its earning and nonperforming assets, the interest rate environment and the adequacy of its allowance for loan losses. The real estate market in Southern California and the overall economy in the area could continue to have a significant effect on the quality and level of the Company's assets in the future. At March 31, 1997, the Company's allowance for loan losses was $1.1 million, which represented 2.4% of gross loans and 52% of nonperforming loans. Although this allowance is intended to cover known and inherent risks in the loan portfolio, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events. Provisions for loan losses will be made in the future, as necessary, to reflect risks in the loan portfolio. There can be no assurance that such additional provisions for loan losses will not be substantial, or that such provisions will not adversely impact the Company's results of operations in any given reporting period or over a longer period of time. Moreover, there can be no assurance that the Company will not continue to make OREO writedowns in the future. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Operating Performance-Provision for Loan Losses,"-Financial Condition--Allowance For Loan Losses" and "BUSINESS--Principal Market Area."

Management of the Company is continuing its efforts to improve the quality of the Company's assets. No assurances can be given, however, that management will be successful in reducing the Company's nonperforming assets or that the Company will have profitable operations in the future.

Dependence on Real Estate

The Company's primary lending focus historically has been real estate mortgage and commercial lending, and, to a lesser extent, construction lending. At March 31, 1997, 1996, real estate mortgage loans, commercial loans secured by real estate, construction loans and consumer loans secured by real estate comprised approximately 69% of the Company's loan portfolio.
In light of the ongoing economic recession in Southern California and the impact it has had and may have on the Southern California real estate market, this real estate dependence increases the risk of loss in both the Company's loan portfolio and its holdings of OREO. For a more detailed discussion of the specific characteristics of the Company's real estate mortgage loan portfolio, nonperforming loans, OREO and allowance for loan losses, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- Financial Condition--Loans;" --Financial Condition--Allowance for Loan Losses;" and --Operating Performance--Provisions for Loan Losses."


Asset Quality; Impact of Recessionary Environment in the
Company's Market Area

The Company concentrates on marketing to, and servicing the needs of, individuals and small- to medium-sized businesses in Los Angeles and Orange County. The economy in general and the real estate market in particular in these market areas are suffering from the effects of a prolonged recession that have negatively impacted the ability of certain borrowers of the Company to perform under the original terms of their obligations to the Company and eroded the value of the Company's real estate collateral. See "BUSINESS--Principal Market Area."

The effects of the recession have resulted in an increase in the level of nonperforming loans and charge-offs against the allowance for loan losses and an erosion in the value of the Company's real estate collateral and OREO. At March 31,
1997, the Company had nonperforming loans of $2.1 million and $2.8 million in OREO. At December 31,
1996, 1995 and 1994 the Company had nonperforming loans of $0.6 million, $0.5 million, and $0.6 million respectively, and $3.1 milliion, $2.7 million, and $6.1 million respectively in OREO. There were no loans with modified terms at March 31, 1997. Management has identified no loans where known information about possible credit problems of the borrowers caused management, at March 31, 1997, to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which may result in such loans becoming nonperforming loans or loans with modified terms at some future date. However, management subsequent to March 31, 1997 has become aware of one loan in the amount of $559,000 where management has serious doubts about the ability of the borrowers to comply with the terms of such loan. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS--Financial Condition-- Allowance for Loan Losses;" and "--Operating Performance-- Provision for Loan Losses."

The continuation or worsening of current economic conditions is likely to have an adverse effect on the Company's business, including the level of nonperforming assets and potential problem credits, the cash flow of borrowers and their ability to repay outstanding loans, the value of the Company's real estate collateral and OREO, the level of noninterest-bearing deposits and the demand for new loan originations. Although the Company has taken actions to reduce its dependence on real estate, such as curtailing lending on income producing investment properties and construction projects, seeking new non real estate related loan customers and otherwise taking steps to diversify its business, the Company faces substantial competition in its market area. There can be no assurance that such actions will be successful. See "BUSINESS--Competition."

Interest Rate Risk

The operations of the Company are significantly influenced by general economic conditions and by the related monetary and fiscal policies of the federal government. Deposit flows and the cost of funds are influenced by interest rates of competing investments and general market rates of interest. Lending activities are affected by the demand for loans, which in turn is affected by the interest rates at which such financing may be offered and by other factors affecting the availability of funds.

The operations of the Company are substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. To reduce exposure to interest rate fluctuations, the Company seeks to manage the balances of its interest sensitive assets and liabilities, and maintain the maturity and repricing of these assets and liabilities at appropriate levels. A mismatch between the amount of rate sensitive assets and rate sensitive liabilities in any time period is referred to as a "gap". Generally, if rate sensitive assets exceed rate sensitive liabilities, the net interest margin will be positively impacted during a rising rate environment and negatively impacted during a declining rate environment. When rate sensitive liabilities exceed rate sensitive assets, the net interest margin will generally be positively impacted during a declining rate environment and negatively impacted during a rising rate environment. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Interest Rate Sensitivity."

Increases in the level of interest rates may reduce the amount of loans originated by the Company, and, thus, the amount of loan and commitment fees, as well as the value of the Company's investment securities and other interest-earning assets. Moreover, fluctuations in interest rates also can result in disintermediation, which is the flow of funds away from depository institutions into direct investments, such as corporate securities and other investment vehicles which, because of the absence of federal deposit insurance, generally pay higher rates of return than depository institutions.

Noncompliance with Capital Requirements at Year End 1996 and
Risk of Future Noncompliance

In that the Bank was in the "undercapitalized" category under the prompt corrective action provisions of the Federal Deposit Insurance Act and the prompt corrective action regulations of the OCC promulgated thereunder (collectively referred to as the "PCA Provisions") as of December 31, 1996, the Bank would have been required to file a capital restoration plan and would have been automatically subject to among other things, restrictions on dividends, management fees, and asset growth, and prohibited from opening new branches, making acquisitions or engaging in new lines of business without the approval of the OCC. However, the Bank on March 24, 1997 received a capital infusion of $766,872 from Marathon Bancorp and thereafter received a letter from the OCC on April 3, 1997 that the Bank was "adequately capitalized". As such the Bank did not have to submit a capital restoration plan or become subject to the other aspects of the PCA Provisions for being "undercapitalized". The Bank's capital infusion was the result of Marathon Bancorp raising $766,872 through the sale of 340,832 shares of Common Stock at $2.25 per share in a private placement offering in March 1997. Although the Bank is currently "adequately capitalized" under the PCA Provisions, there can be no assurances that the Company or the Bank will have capital in excess of all minimum regulatory requirements that are applicable to them.

Although the Offering is designed to increase the Company's and the Bank's capital by an amount that will ensure that the Company and the Bank will have capital in excess of all minimum regulatory requirements that are applicable to them (see "USE OF PROCEEDS--Capital Ratios"), there can be no assurance that the Company or the Bank will continue to comply with all of these minimum capital requirements. In the event that the Company or the Bank fails to satisfy any minimum capital requirements, they could each be subject to enforcement actions by the bank regulatory authorities. See "BUSINESS--Supervision and Regulation--Existing and Potential Enforcement Actions."

Existing and Potential Regulatory Enforcement Actions

Following a supervisory examination of the Bank dated July 5, 1995, the Bank entered into a Formal Agreement with the OCC.
The Formal Agreement requires the Bank to develop on an annual basis a strategic plan covering a period of three years. The strategic plan is required to include among other things (i) the achievement and maintenance by the Bank of a Tier 1 risk-based capital ratio of at least 8.5% and a leverage capital ratio of at least 6%, (ii) attainment of satisfactory profitability, and
(iii) reduction of OREO assets based on an individual parcel cost/benefit analysis that identifies the breakeven price and a marketing program designed to achieve each parcel's timely sale.

On December 16, 1996, Marathon Bancorp entered into the MOU with the FRBSF under which Marathon Bancorp agreed, among other things, to (i) refrain from paying cash dividends, except with the prior approval of the FRBSF, (ii) submit to the FRBSF an acceptable plan to increase and maintain an adequate capital position for the Bank, (iii) not incur any debt without the prior approval of the FRBSF, (iv) not repurchase its stock without the prior approval of the FRBSF, (v) comply with Section 32 of the Federal Deposit Insurance Act which requires Marathon Bancorp to notify the Federal Reserve Board of Governors ('FRB") prior to the addition of any director or senior executive officer and prohibits Marathon Bancorp from adding any such person if the FRB issues a notice of disapproval of such addition, (vi) employ a permanent full-time president and chief executive officer at Marathon Bancorp and the Bank with demonstrated experience in lending and the management and operations of a bank and (vii) submit progress reports detailing the form and manner of all actions taken to comply with the MOU. The MOU supersedes an earlier memorandum of understanding dated September 24, 1992 and a supervisory letter dated November 30, 1995. See "BUSINESS--Supervision and Regulation--Existing and Potential Enforcement Actions."

While the Bank is currently not in compliance with the terms of the Formal Agreement with repect to meeting the capital ratios required in the Formal Agreement, management of the Bank believes that upon the sale of all of the 2,222,223 shares of Common Stock in the Offering, the Bank will have capital ratios in excess of those required in the Formal
Agreement and the Bank will be in substantial compliance with the terms of the Formal Agreement and the MOU that are required to be met as of the date of this Prospectus. However, compliance is determined by the OCC with respect to the Formal Agreement and the FRBSF with respect to the MOU. In the event a determination is made that the Bank is not in compliance with any of the terms of the Formal Agreement or Marathon Bancorp is not in compliance with any of the terms of the MOU, the OCC and FRBSF, respectively would have available various enforcement measures available, including the imposition of a conservator or receiver (which would likely result in a substantial diminution or a total loss of the shareholders' investment in the Company), the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits, the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the PCA Provisions.

Restrictions on Ability to Pay Dividends

As stated above, the MOU requires Marathon Bancorp to refrain from paying cash dividends, except with the prior approval of the FRBSF. Marathon Bancorp will not be able to pay cash dividends on the Common Stock without the prior approval of the FRBSF or unless the MOU is modified by the FRBSF to allow the payment of cash dividends or the MOU is terminated by the FRBSF. There are no assurances that the Company will generate earnings in the future which would permit the declaration of dividends. Furthermore, it is anticipated that for the foreseeable future any earnings which may be generated will be retained for the purpose of increasing the Company's and the Bank's capital and reserves in order to facilitate growth.

Market Considerations

There can be no assurance that the market price of the Common Stock will not decline during or after the subscription period to a level equal to or below the Offering Price, or that, following the sale of the shares of Common Stock , a purchaser of Common Stock in this Offering will be able to sell shares purchased in the Offering at a price equal to or greater than the Offering Price. Moreover, until stock certificates are delivered, subscribers in this Offering may not be able to sell the shares of Common Stock that they have purchased in the Offering. Certificates representing shares of Common Stock purchased pursuant to the Offering will be delivered as soon as practicable after the completion of the Offering. There can be no assurance that the market price of the Common Stock purchased in the Offering will not decline below the Offering Price before such shares of Common Stock are delivered. No interest will be paid to any subscriber in the Offering.

There is no established trading market for the Common Stock, and no assurance can be given that an active trading market will develop after the Offering or that Common Stock holders, including investors in this Offering will be able to sell their shares of Common Stock without considerable delay.

Offering Price

The Offering Price for the Common Stock was set by the Board of Directors (the "Board") in consultation with The Findley Group, taking into consideration factors which the Board believes relevant to a determination of the value of the Common Stock. Among the factors considered by the Board in determining the Offering Price were (i) the market value of the Common Stock;
(ii) the present and projected operating results and financial condition of the Company; and (iii) an assessment of the Company's management and management's analysis of the growth potential of the Company and of the Company's market area and
(iv) future economic and real estate conditions of Southern California. There are no assurances that the factors considered by the Board in determining the Offering Price with respect to the Company's projected operating results, financial condition, growth potential and market area growth and future economic and real estate conditions of Southern California will not be different. The Offering Price may not be indicative of the future price per share of the Common Stock.

Dilution

Record Holders and other shareholders who do not subscribe for shares of Common Stock equal to their percentage of equity ownership interest and voting power in the Company may suffer substantial dilution in their percentage of equity ownership interest and voting power in the Company. Moreover, the issuance of any shares of Common Stock in the Offering at a price per share that is less than book value per share will result in a reduction in the book value per share of all outstanding shares of Common Stock. In addition, it is possible that additional capital may be necessary or appropriate and shares of Common Stock and/or preferred stock may be offered for sale in the future. In that event, the relative voting power and equity interests of persons purchasing Common Stock in this Offering could be reduced, as the Common Stock has no preemptive rights. See "CAPITALIZATION."

Potential Loss of Certain Tax Attributes

The amount of net operating loss and certain tax credit carryforwards that a corporation may utilize to offset future taxable income or income tax payable in any taxable year may be limited under Section 382 ("Section 382") of the Internal Revenue Code of 1986, as amended (the "Code") if an "ownership change" occurs with respect to such corporation. As of December 31, 1996, the Company had a net operating loss carryforward of approximately $3.7 million for federal tax purposes and $5.3 million for state tax purposes. Although the Offering has been structured to permit the Company to limit the number of shares issued to certain persons to the extent that the Company determines that such issuance could reasonably be expected to have material adverse affect on the Company's ability to utilize fully its net operating loss carryforward, there can be no assurance that the issuance of Common Stock in the Offering will not result in a limitation on the Company's ability to utilize fully its net operating loss carryforward. See "THE OFFERING--Percentage Limitation and Effect on Tax Attributes."

Litigation and Potential Litigation

The Bank is currently a party to the following legal proceeding which involved the Bank's former wholesale mortgage banking division.

Countrywide Home Loans vs. Marathon National Bank, Los Angeles Superior
Court, case nuber GC018232. On December 16, 1996, the Plaintiffs filed suit against the Bank for breach of contract in connection with the Bank's failure to repurchase three non-conforming mortgage loans which the Bank had originated and sold to Plaintiff. The Plaintiff is seeking damages of at least
$760,555 plus interest, attorneys fees and costs. The Bank is trying to settle the matter, but no settlement has been reached. Management of the Bank contends that the amount of damages suffered by Plaintiff to be significantly less than the amount of damages sought. However, there can be no assurance that an adverse result or settlement with respect to the lawsuit would not have a material adverse effect on the Company. At December 31, 1996, the Bank established a reserve for potential losses that may result from this matter.

While other investors have purchased loans from the Bank's former wholesale mortgage banking division and claims with respect to some of such purchases have been made against the Bank totaling approximately $1,615,000, none of these claims to management's knowledge have resulted in either a legal or a pending legal proceedings, except for one claim which was settled through arbitration in August 1996 where the Bank agreed to repurchase the loan which resulted in a loss to the Bank of approximately $68,000. In addition, another of the claims resulted in a settlement in the amount of $108,000 that was paid in July 1996. There is no assurance that such claims or any future claims, if any, will not result in litigation which would have a material adverse effect on the Company.

Regulatory Change

The financial institutions industry is subject to significant regulation, which has materially affected the business of the Company and other financial institutions in the past and is likely to do so in the future. Regulations now affecting the Company may be changed at any time, and the interpretation of these regulations by examining authorities of the Company is also subject to change. For a description of certain of the potentially significant changes which have been enacted and proposals which have been made recently, see "BUSINESS--Effect of Governmental Policies and Recent Legislation." There can be no assurance that these or any future changes in the laws or regulations or in their interpretation will not adversely affect the business of the Company.

Substantial Competition in the Banking Industry

The Company faces substantial competition for deposits and loans from major banking and financial institutions, including many which have substantially greater resources, name recognition and market presence than the Company. Such competition comes not only from local institutions but also from out-of-state financial intermediaries which have opened loan production offices or which solicit deposits in the Company's market areas. Many of the financial intermediaries operating in the Company's market areas offer certain services, such as trust and international banking services, which the Company does not offer directly. Additionally, banks with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Competitors of the Company include commercial banks, savings institutions, credit unions, thrift and loans, insurance companies, mortgage companies, money market and mutual funds and other institutions which offer loan and investment products. See "BUSINESS--Competition."

                              THE COMPANY

Marathon Bancorp is a bank holding company conducting operations through its subsidiary, the Bank. Marathon Bancorp has one inactive subsidiary, Marathon Bancorp Mortgage Corporation. Marathon Bancorp was incorporated on October 12, 1982, as the holding company for the Bank which commenced operations on August 29, 1983.
The Company currently operates through a single head office at 11150 West Olympic Boulevard, Los Angeles, California.

The Company through the Bank provides general commercial banking services to individuals, businesses and professional firms located in its general service area of the counties of Los Angeles and Orange. These services include personal and business checking, interest-bearing money market and savings accounts (including interest-bearing negotiable order of withdrawal accounts) and both time certificates of deposit and open account time deposits. The Bank also offers night depository and bank-by-mail services, as well as traveler's checks (issued by an independent entity) and cashier's checks. The Bank acts as an authorized depository for deposits of the U.S. Bankruptcy Court for the Southern, Central and Northern districts of California. The Bank also acts as a merchant depository for cardholder drafts under both VISA and MasterCard. In addition, the Bank provides note and collection services and direct deposit of social security and other government checks. In 1995, the Bank also began offering U.S. government securities as investment products to customers.

The Bank engages in a full complement of lending activities, including revolving lines of credit, working capital and accounts receivable financing, short term real estate construction financing, mortgage loans, home equity lines of credit and consumer installment loans, with particular emphasis on short- and medium term obligations. In addition, in 1995, the Bank began offering overdraft lines of credit to businesses and individuals as well as loans to homeowners' associations. The Bank's commercial lending activities are directed principally toward businesses whose demand for funds falls within the Bank's lending limit, such as small- to medium-sized retail and wholesale outlets, light manufacturing concerns and professional firms. The Bank's consumer lending activities include loans for automobiles, recreational vehicles, home improvements and other personal needs. The Bank issues VISA credit cards primarily to those customers with other borrowing and deposit relationships with the Bank.

In January 1997, Craig D. Collette was hired as the President and Chief Executive Officer of Marathon Bancorp and the Bank.
Mr. Collette has 29 years of banking experience. Prior to joining the Company he was the president and chief operating officer of TransWorld Bank, Sherman Oaks, California from June, 1996 to January, 1997 and prior to that he was president and chief executive officer of Landmark Bank, La Habra, California from January, 1979 to April, 1996. Mr. Collette and his management team have taken certain steps to refocus the Company's direction and to improve its financial condition. The Company's strategy is to continue its efforts to improve asset quality, increase fee income, reduce expenses and diversify its loan portfolio. Actions that have already been taken are the
(i) increase in the loan loss reserves as of March 31, 1997 to 2.4% of gross loans from 2.3% of gross loans as of December 31, 1996 and from 1.4% of gross loans at December 31, 1995, and (ii) institution of new increased fees and charges that will bring the Bank's fees and charges for banking services in line with the fees and charges of peer banks in the market area. In addition the Bank intends to establish a Small Business Administration ("SBA") Loan Department to make loans under certain of the federal government's SBA loan programs, and expects to have the operation in place by August, 1997.

                             THE OFFERING

General

Marathon Bancorp is hereby offering for sale up to 2,222,223 shares of its Common Stock, at the Offering Price of $2.25 per share both to its shareholders and to the public pursuant to the terms and conditions of this Offering. In addition, Marathon Bancorp is giving a preference to each Record Date Holder as of the close of business on the Record Date to subscribe for shares of Common Stock in this Offering until the Expiration Time. Record Holders may subscribe for as many shares of Common Stock as they want subject to the maximum number of shares offered hereby, the allocation discussed in the next sentence, and certain other limitations. See "THE OFFERING--Foreign and Certain Other Shareholders", --Percentage Limitation and Effect on Tax Attribute" and --Regulatory Limitation". In the event there is an oversubscription by Record Date Holders, the shares of Common Stock will be allocated on a pro rata basis so that each Record Date Holder will be able to maintain his, her or its percentage of equity ownership interest and voting power of Marathon Bancorp, and shares of Common Stock remaining after such allocation will be allocated on a "first come first serve" basis subject to certain limitations. See "THE OFFERING--Percentage Limitation and Effect on Tax Attribute" and-Regulatory Limitation".

To the extent that shares of Common Stock remain available after sale to Record Holders pursuant to the shareholder preferential described above, the remaining shares of Common Stock will be sold to members of the public at a price per share price equal to the Offering Price. However, members of the public must purchase a minimum of 500 shares. The Public Offering expires at the Expiration Time. Marathon Bancorp reserves the right to limit the number of shares that may be purchased by any person or entity, including, under certain circumstances, a Record Holder. See "THE OFFERING--Foreign and Certain Other Shareholders", --Percentage Limitation and Effect on Tax Attributes" and "--Regulatory Limitation." Notwithstanding the preference given to Record Holders, shares of Common Stock will be offered to Record Holders and members of the public simultaneously. NO SUBSCRIBER WILL BE PROVIDED WITH INFORMATION REGARDING AMOUNTS PURCHASED BY SUCH SUBSCRIBER PRIOR TO CONSUMMATION OF THE SALE, AND NO PURCHASE MAY BE WITHDRAWN ON THE BASIS OF ANY ALLOCATION OF A LESSER AMOUNT OF SHARES OR OTHERWISE. THE COMPANY MAY CANCEL THE OFFERING IN THE ENTIRETY AT ANY TIME WITHOUT NOTICE.

Method of Subscription by Record Holders

Record Holders may subscribe for shares of Common Stock pursuant to their preference in the Offering by delivering to Marathon Bancorp at the addresses specified below, at or prior to the Expiration Time, the properly completed and executed Subscription Application evidencing the number of shares of Common Stock subscribed for with any signatures guaranteed as required, together with payment in full of the Offering Price for each share subscribed. Payment may be made only by (i) check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to Marathon Bancorp-Stock Subscription Account, or (ii) wire transfer of funds to the account maintained by Marathon Bancorp for the stock subscription account, ABA #122240308,
Attention: Mr. Howard Stanke, Credit to (Subscriber's name, for further credit to Marathon Bancorp-Stock Subscription Account #107127).

The Subscription Application and payment of the Offering Price must be delivered to Marathon Bancorp, Attention: Mr. Howard
Stanke, 11150 West Olympic Boulevard, Los Angeles, California
90064

Mr. Stanke may be reached at Marathon Bancorp, at (310)
996-9100 and the fax number for Marathon Bancorp is (310)
996-9113.

The Offering Price will be deemed to have been received by Marathon Bancorp only upon (i) clearance of any uncertified check, (ii) receipt by Marathon Bancorp of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order, or (iii) receipt of collected funds in the Marathon Bancorp-Stock Subscription Account designated above. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, Record Holders who wish to pay the Offering Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such time and are urged to consider in the alternative payment by means of certified check, bank draft, money order or wire transfer of funds. All funds received in payment of the Offering Price shall be held by the Bank and invested at the direction of Marathon Bancorp in short-term certificates of deposit, short-term obligations of the United States or any state or any agency thereof or money market mutual funds investing in the foregoing instruments. The account in which such funds will be held may not be insured by the FDIC. Any interest earned on such funds will be retained by Marathon Bancorp.

Marathon Bancorp reserves the right to limit the number of shares to be purchased by any Record Holder (see "THE OFFERING--General", --Foreign and Certain Other Shareholders",-Percentage Limitation and Effect on Tax Attributes" and "-Regulatory Limitation"), and will determine whether it intends to do so within 10 business days of the Expiration Time. In the event that Marathon Bancorp limits the number of shares that any Record Holder may purchase Marathon Bancorp will return to the shareholders the appropriate portion of the amount that was remitted with the Subscription Application within 14 days of the Expiration Time. THEREFORE, RECORD HOLDERS WHO PLACE ORDERS PURSUANT TO THEIR SHAREHOLDER PREFERENCE WILL LOSE ACCESS TO THE FUNDS TENDERED FOR THE PERIOD OF TIME FROM THE DATE SUCH FUNDS ARE TENDERED UP TO 14 DAYS AFTER THE EXPIRATION TIME AND MAY NOT ACQUIRE ANY OF THE SHARES FOR WHICH THEY HAVE SUBSCRIBED.

Record Holders who hold shares of Common Stock for the account of others, such as brokers, trustees or depositories for securities, should contact the respective beneficial owners of such shares as soon as possible to ascertain these beneficial owners' intentions and to obtain instructions with respect to their subscribing in the Offering pursuant to the preference given to Record Holders. If a beneficial owner so instructs, the Record Date Holder of that beneficial owners' interest should complete the appropriate Subscription Application and submit it to Marathon Bancorp with the proper payment. In addition, beneficial owners of shares of Common Stock as of the Record Date through such a nominee holder should contact the nominee holder and request the nominee holder to effect transactions in accordance with the beneficial owners' instructions. If a beneficial owner wishes to obtain a separate Subscription Application, such beneficial owner should contact the nominee as soon as possible and request that a separate Subscription Application be issued. Such Subscription Application should be completed by the nominee and returned to Marathon Bancorp with the proper payment. A nominee may request any Subscription Application held by it to be split into such smaller denominations as it wishes, provided that the Subscription Application is received by Marathon Bancorp, properly endorsed, no later than 5:00 p.m., California time, on July 31, 1997.

If Marathon Bancorp has received prior to the Expiration Time full payment as specified above for the total number of shares of Common Stock for which a Rights Holder has subscribed, together with a letter or telegram from a bank or trust company or a member of a recognized securities exchange in the United States stating the name of the subscriber, the number of shares of Common Stock for which a Rights Holder has subscribed and guaranteeing that the Subscription Application will be delivered promptly to Marathon Bancorp, such subscription will be deemed to be received prior to the Expiration Time.

Method of Subscription by those other than Record Holders

Those, other than Record Holders, may subscribe for the shares offered on a nonpreferential basis by completing, signing and delivering or mailing a Subscription Application together with payment in full of the Offering Price to Marathon Bancorp,
Attention: Mr. Howard Stanke, 11150 West Olympic Boulevard, Los Angeles, California 90064.

Subscriptions from the members of the public who are not Record Holders must be for at least 500 shares. Except as described under "THE OFFERING--Method of Subscription-General," Subscription Applications must be received by Marathon Bancorp prior to the Expiration Time. Payment may be made only by (i) check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to Marathon Bancorp-Stock Subscription Account, or (ii) wire transfer of funds to the account maintained by Marathon Bancorp for the stock subscription account, ABA #122240308,
Attention: Mr. Howard Stanke, Credit to (Subscriber's name, for further credit to Marathon Bancorp Stock Subscription Account #107127).

Subscriptions are not binding until accepted by Marathon Bancorp, and Marathon Bancorp reserves the right to reject, in whole or in part, in its sole discretion, any subscription. Marathon Bancorp will decide whether to accept any subscription within 10 business days of the Expiration Time, and for subscriptions which are rejected or partially accepted, Marathon Bancorp will return to the subscriber the amount remitted with respect to rejected subscriptions or the difference between the amount remitted and teh subscription amount for the shares of Common Stock accepted with respect to partially accepted subscriptions, by mail within 14 days of the Expiration Time. THEREFORE, THOSE OTHER THAN RECORD HOLDERS WHO
SUBSCRIBE FOR SHARES OF COMMON STOCK WILL LOSE ACCESS TO THE FUNDS TENDERED FOR THE PERIOD OF TIME FROM THE DATE SUCH FUNDS ARE TENDERED UP TO 14 DAYS AFTER THE EXPIRATION TIME AND MAY NOT ACQUIRE ANY OF THE SHARES FOR WHICH THEY HAVE SUBSCRIBED.

Method of Subscription-General

The Instructions accompanying the Subscription Application should be read carefully and followed in detail.

THE METHOD OF DELIVERY OF SUBSCRIPTION APPLICATIONS AND PAYMENT OF THE OFFERING PRICE WILL BE AT THE ELECTION AND RISK OF THE SUBSCRIBERS. IF SUBSCRIPTION APPLICATIONS AND PAYMENTS ARE SENT BY MAIL, SUBSCRIBERS ARE URGED TO SEND SUCH MATERIALS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO MARATHON BANCORP AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME. BECAUSE UNCERTIFIED CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, SUBSCRIBERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED CHECK, BANK DRAFT, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

All questions concerning the timeliness, validity, form and eligibility of Record Holder will be determined by Marathon Bancorp, whose determination will be final and binding.
Marathon Bancorp, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine. Subscription Applications will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Marathon Bancorp determines, in its sole discretion. Marathon Bancorp will not be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Applications, or incur any liability for failure to give such notification. Marathon Bancorp reserves the right to reject any subscription if such subscription is not in accordance with the terms of the Offering or not in proper form or if the acceptance thereof or the issuance of the Common Stock pursuant thereto could be deemed unlawful.

All questions or requests for assistance concerning stock subscriptions or requests for additional copies of this Prospectus or the Subscription Application should be directed to Mr. Howard Stanke, Executive Vice President and Chief
Financial Officer of the Bank (telephone (310) 996-9100).

Certificates representing shares of Common Stock subscribed for will be mailed as soon as practicable after completion of the Offering.

ONCE THE SUBSCRIPTION APPLICATION HAS BEEN DELIVERED TO THE
COMPANY, SUCH SUBSCRIPTION MAY NOT BE REVOKED BY SUBSCRIBER.

Foreign and Certain Other Shareholders

The Offering will not be made to Record Date Holders who reside in states or countries where the shares of Common Stock with respect to this Offering have not been registered or qualified or where Marathon Bancorp and its officers have not registered as brokers and/or dealers under such state's brokers-dealer laws as of the date of this Prospectus unless an exemption is available from such registration or qualification. It is anticipated that the shares of Common Stock will be registered or qualified only in the states of California, Arizona and Nevada and no other states.

Percentage Limitation and Effect on Tax Attributes

The amount of the net operating loss and certain tax credit carryforwards that a corporation may utilize to offset future taxable income or income tax payable in any taxable year may be limited under Section 382 of the Code if an "ownership change" occurs with respect to such corporation. If such corporation has a net built-in loss on the date it undergoes an ownership change (a "Net Built-In Loss"), any built-in losses it recognizes in any taxable year that includes any day in the five-year period beginning on the date of the ownership change will be subject to limitation under Section 382 until the amount of such recognized built-in losses exceeds the amount of the Net Built-In Loss. As of December 31, 1996, the Company had a net operating loss carryforward of approximately $3.7 million for federal tax purposes and $5.3 million for state tax purposes.
In addition, the Company believes that, if an ownership change were deemed to occur, it may have built-in losses that, if recognized within five years of such ownership change, would be subject to the limitations of Section 382. (Such "net operating loss carryforwards" and "Net Built-In Losses" recognized within five years of an ownership change are collectively referred to herein as "Tax Attributes").

 The determination of whether an "ownership change" has occurred is made by (i) determining, in the case of any 5% shareholder, the increase, if any, in the percentage ownership of such 5% shareholder at the end of any three-year testing period relative to such shareholder's lowest percentage ownership at any time during such testing period, and expressing such increase in terms of percentage points (for example, a shareholder whose percentage ownership increased from 6% to 20% during the testing period will be considered to have had an increase of 14 percentage points), and (ii) aggregating such percentage point increases for all 5% shareholders during the applicable testing period. For purposes of the preceding sentence, any direct or indirect holder, taking certain attributing rules into account, of 5% or more of a corporation's stock is a "5% shareholder," and, for this purpose, all holders of less than 5% collectively are treated as a single 5% shareholder. Such percentage ownership is determined on the basis of the value of such stock. An "ownership change" will occur as of the end of any three-year testing period if the aggregate percentage point increases for all 5% shareholders for such testing period exceeds 50 percentage points.

If the Company, based on record ownership and/or actual knowledge, believes that the issuance of Common Stock to any Record Holder or other prospective purchaser in the Offering would result in such person or entity owning a percentage of shares of Common Stock which could reasonably be expected to have a material adverse effect upon the Company's ability to utilize its Tax Attributes, then the Company will have the right to reduce the number of shares issuable to such person or entity to the extent necessary in the opinion of the Company to avoid such adverse effect. Specifically, the Company will have the right to make such reduction if it believes the issuance of shares of Common Stock could cause any Record Holder or other prospective purchaser to become a "5% shareholder" (as defined in the Code and the Treasury regulations issued thereunder). Such opinion of the Company shall be conclusive and binding.

Regulatory Limitation

The Company will not be required to issue shares of Common Stock pursuant to the Offering at any person who in the Company's sole judgment and discretion, is required to obtain prior clearance, approval or nondisapproval from any state or federal bank regulatory authority to own or control such shares unless, prior to the Expiration Time, evidence of such clearance, approval or nondisapproval has been provided to the Company.

The Change in Bank Control Act of 1978 prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the FRB has been given 60 days' prior written notice of such proposed acquisition and within that time period the FRB has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FRB, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act (such as the Common Stock) would, under the circumstances set forth in the presumption, constitute the acquisition of control.

In addition, any "company" would be required to obtain the approval of the FRB under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding Company) or more of the outstanding Common Stock of, or such lesser number of shares as constitute control over, the Company.

Determination of Offering Price

The Offering Price has been determined by Marathon Bancorp with the assistance of The Findley Group ("TFG"). Marathon Bancorp's primary objectives in establishing the Offering Price were to maximize net proceeds obtainable from the Offering and while providing Record Date Holders with an opportunity to make an additional investment in Marathon Bancorp and, thus, limit the dilution of their proportionate ownership position in Marathon Bancorp.

TFG has been involved in the representation of financial institutions in California and the Western United States since the mid-1950s. Since that time, TFG has been actively involved as a repersentative of either buyers or sellers in mergers, acquisitions and recapitalizations of financial institutions.
In addition to being investment bankers and management consultants to financial institutions, principals of TFG publish The Findley Reports which is an annual financial analysis of all California commercial banking institutions. TFG began its relationship with Marathon Bancorp in July, 1996. From July, 1996 to present, TFG has been paid a total of $10,000, primarily identified with consulting services regarding the recapitalization of Marathon Bancorp. TFG will receive no additional compensation in connection with the Offering and the determination of the Offering Price. TFG assisted the Board in the determination of the Offering Price, providing information on recent offerings by other institutions similar to Marathon Bancorp in California and the Western United States.

Marathon Bancorp has employed the law firm of Gary Steven
Findley & Associates, an affiliate of TFG, as counsel since July, 1996 to assist in preparation of the Offering and other corporate regulatory matters effecting Marathon Bancorp and the Bank. Gary Steven Findley is the principal of the law firm and TFG. The law firm has been paid a total of fees of $43,655 for its services since July 1, 1996. Prior to July 1, 1996, Gary Steven Findley & Associates had no relationship with either Marathon Bancorp or the Bank.

In approving the Offering Price, the Board considered the oral advice of TFG and such additional factors as the alternatives available to Marathon Bancorp for raising capital, the market price of the Common Stock, the business prospects for the Company, including the impact of the economic and real estate conditions in Southern California, the terms of recent offerings by banks and bank holding companies, the consequences of failing to raise capital and the general condition of the securities markets at such time. There are no assurances that the factors considered by the Board in determining the Offering Price with respect to the future exonomic and real estate conditions of Southern California and the Company's projected operating results, financial condition, growth potential and market area growth will not be different.

There can be no assurance, however, that the market price of the Common Stock will not decline during the subscription period to a level equal to or below the Offering Price, or that, following the sale of the shares of Common Stock in this Offering a purchaser in this Offering will be able to sell shares purchased in the Offering at a price equal to or greater than the Offering Price.

Commitments of Certain Directors and Officers

The directors and executive officers of the Company as a group have indicated their intention to purchase, in the aggregate, 31,111 shares of Common Stock or 1.6% of the total number of shares of Common Stock offered hereby. These indications of interest are based upon each director's and officer's evaluation of his or her own financial and other circumstances. Upon their acquisition of such shares in the Offering, the directors and executive officers, as a group, will own beneficially 468,546 shares or approximately 12.3% of the outstanding stock after completion of the Offering, assuming the sale of 2,222,223 shares in the Offering.

                            USE OF PROCEEDS

The net proceeds to Marathon Bancorp from the Offering will depend upon the number of shares purchased by Record Holders, and members of the public. Assuming the Offering results in the sale of 2,222,223 shares, the maximum number of shares to be sold in the Offering, the net proceeds are estimated to be $4.67 million. Marathon Bancorp intends to contribute all of net proceeds to the Bank for the purpose of increasing the Bank's
capital and capital ratios.   The Bank will use the proceeds
contributed to it for general corporate purposes.

Capital Ratios

The following table illustrates the capital ratios of the Company and the Bank as of March 31, 1997 and as adjusted, assuming: (i) a Offering Price of $2.25 per share; and (ii) the remaining net proceeds of the Offering are contributed to the Bank which invests such proceeds in 20% risk-weighted assets such as investment securities.




                                         Actual At March 31,1997
                                        Company          Bank
(Dollars in thousands)                 Percentage    Percentage

Leverage Ratio                               5.2         5.2
 Minimum regulatory requirement (1)          4.0         4.0
 Requirement in the Formal Agreement         N/A         6.0
Risk-based ratios:
   Tier 1 Capital                            7.0         7.0
   Tier 1 Capital minimum requirement (1)    4.0         4.0
   Requirement in the Formal Agreement       N/A         8.5
   Total Capital                             8.3         8.3
   Total Capital minimum requirement (1)     8.0         8.0


 				As Adjusted at March 31, 1997 (2)
	                                    				  Company 	   Bank
(Dollars in thousands)			Percentage	Percentage

Leverage Ratio	                      			    11.4        11.4
 Minimum regulatory requirement (1)	         4.0	        4.0
 Required inthe Formal Agreement       	     N/A    	    N/A
Risk-based ratios:
 Tier 1 Captial				                         16.0        16.0
 Tier 1 Captial minimum requirement (1)	     4.0	        4.0
 Required in the Formal Agreement	           N/A	        8.5
 Total Capital				                          17.3        17.3
 Total Capital minimum requirement (1)	      8.0	        8.0

__________________

(1) Minimum capital ratios for bank holding companies and banks are established by FRB and OCC regulation. See"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS--Funding and Capital" and
"BUSINESS--Effect of Governmental Policies and Recent
Legislation."

(2) Assumes that 2,222,223 share, the maximum number of shares to be sold in the Offering are issued pursuant to the Offering, with net proceeds of approximately $4.67 million.


                COMMON STOCK PRICE RANGE AND DIVIDENDS

The Common Stock is traded in the local over-the-counter market and is neither listed on any exchange nor quoted by NASDAQ.
There is no established trading market for the shares of Common Stock. The following table sets forth information on the high and low sales prices of trades of Common Stock for the periods reported based on information provided by Smith Barney, Orange, California. The principal market maker in the Common Stock is Burford Capital, La Cresenta, California. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission.

                                     High                  Low

        1997
First Quarter                        $3.00                $2.50
Second Quarter (through
June 19, 1997)                       $3.00                $2.25

        1996
First Quarter                        $3.75                $3.13
Second Quarter                       $3.50                $1.75
Third Quarter                        $2.63                $1.63
Fourth Quarter                       $3.00                $1.75

        1995
First Quarter                        $1.88                $1.50
Second Quarter                       $2.25                $1.50
Third Quarter                        $2.75                $2.13
Fourth Quarter                       $4.13                $2.38

On February 28, 1997, Marathon Bancorp had approximately 271 shareholders of record of its Common Stock. The number does not include beneficial owners whose shares are held by brokers, banks and other nominees.

As of March 31, 1997 there were options to acquire 110,983 shares of Common Stock and 340,832 shares of Common Stock that were "restricted stock" as defined in Rule 144. Such 340,832 shares of Common Stock will become eligible for sale pursuant to Rule 144 in May 1998.

Marathon Bancorp has never paid any cash dividends and has not
paid a stock dividend since 1991.   in order to retain all
earnings, if any, to increase the capital of the Company and the Bank. There can be no assurance that Marathon Bancorp will generate earnings in the future which would permit the declaration of dividends. Marathon Bancorp is restricted from paying any cash dividend pursuant to the MOU entered into with the FRBSF, except with the prior approval of the FRBSF. In addition, the source of any cash or stock dividends would likely be dividends from the Bank which are restricted under national banking law. See "BUSINESS--Supervision and Regulation--Restrictions on Transfers of Funds to Marathon Bancorp by the Bank". It is anticipated that for the foreseeable future any earnings which may be generated will be retained for the purpose of increasing the Company's capital and reserves in order to facilitate growth.

                            CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company at March 31, 1997 and the pro forma consolidated capitalization of the Company at such date, as adjusted to give effect to the Offering assuming the issuance of the maximum 2,222,223 shares of Common Stock to be sold in the Offering. There are no assurances that any or all of the 2,222,223 shares of the Common Stock will be sold in the Offering.


(Dollars in thousands,                    March 31, 1997
except per share data)              Actual         As Adjusted (1)

Shareholders' equity:
   Preferred stock, no par value,
    1,000,000 shares authorized;
    no shares issued or outstanding,
    actual or as adjusted
   Common stock, no par stated value,
    9,000,000 shares authorized;
    issued and outstanding 1,589,596
    shares actual, 3,811,819 shares
    as adjusted (2)                  $8,847            $13,517
   Accumulated deficit               (5,335)            (5,335)
   Unrealized gain on securities
    available for sale                    5                  5
Total shareholders' equity           $3,517             $8,187
Book value per share                  $2.21              $2.15
 __________________
(1) Assumes that 2,222,223 shares are issued pursuant to the Offering, with net proceeds of $4,670,000.

(2) Does not include 110,983 shares subject to outstanding stock options at March 31, 1997, of which options to purchase 78,358 shares were exercisable.

			STATISTICAL DISCLOSURE

The following tables and data set forth, for the respective dates indicated, selected statistical information relating to the Company.

The Company's operating results depend primarily on the level of the Bank's net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The Bank's net interest income is determined by the average outstanding balances of loans, investments, deposits and borrowings, and the respective average yields on interest-earning assets and the average costs on interest-bearing liabilities, and the relative amount of loans and investments compared to deposits and borrowings. The Bank's volumes and rates on interest-earning assets and interest-bearing liabilities are affected by market interest rates, competition, the demand for bank financing, the availability of funds, and by management's responses to these factors.

The following tables set forth the Company's daily average balances for each prinicpal category of assets and liabilities and shareholders' equity. The tables also present the amounts and average rates of interest earned and paid on each category of interest-earning assets and interest-bearing liabilities, along with the net interest income and net yield on earning assets for the periods indicated.

In addition, the tables set forht changes in the components of net interest income for the periods indicated. The total change is segmented into the change attributable to vaiations in vvolume and the change attributable to variations in interest rates. The changes in interest due to both rate and volume have been allocated to the changes due to volume and rate in proportion to the relationship of the absolute dollar amounts of the change in both. Interest foregone on loans in nonaccrual status is not included in the tables, while the average balance of loans in nonaccrual status is included.



          	Changes in Net Interest Income

	Year Ended December 31, 1996

(Dollar  amount
in thousands) 	YTD 	Interest 	Average  Change	from prior	year
		          Average 	Income/ 	Yield/ 	     due to change	in:
           	Balance 	Expense 	 Rate 	    Volume	Rate 	Total

	Loans     	$49,670   $4,035    8.1% 	  $(309)  $(468)   $(777)

	Other
  earning
  assets:

  Interest
   bearing
   deposits
   with
   financial
   instit-
   utions       832       47   	5.7%       10     ( 3 )      7

  Investment
   Securities 7,775      476   	6.1% 	   (410)     37     (373)

  Fed funds
   sold   	  11,206   	  623   	5.6%   	  262     (14)  	  248

  Other
   earning
   assets 	  19,813    1,145   	5.8% 	   (138)  	  20     (118)

	Total
  interest
  earning
  assets   	 69,483   $5,180   	7.5%   	($447) 	($448)  	($895)

	Non earning
  assets:

  Cash & due
   from
   banks     	6,247
  Other
   assets 	   3,666

  Allowance
   for loan
   loss       	(602)

          		$78,794

	Interest bearing liabilities:

	   Deposits:

	   Demand  	$6,628    	$62   	0.9%  	($11)   	($1)   	($12)

	   Money
     market
     and
     savings	27,566  	  723   	2.6%   	(82)    (11)    	(93)

	   Time
     certificate
     of
     deposit 	8,463  	  392   	4.6%   	(53)   	  22    	(31)

	   Federal
     funds
     purchased   	0      	0 	    0 	    (5)     	(5)    (10)

	Total interest
  bearing
  liabilities	42,657 	$1,177  	2.8%  	$(151)    	$5   	($146)

	Noninterest-
  bearing
  liabilities
  and share-
  holders equity:

 Non interest
  bearing
  demand     	31,762

	Other
  liabilities    261

	Shareholders'
  equity    	  4,114

           		$78,794



	Net interest income 		  $4,003



	Net interest spread             			4.7%



	Net yield on earning assets 	    		5.8%

Changes in Net Interest Income

Year Ended December 31, 1995

(Dollar amounts in thousands)

              	YTD 	Interest 	Average 	Change 	from prior 	year
           	Average 	Income/ 	Yield/ 	  due 	to change in: 	in:
           	Balance 	Expense 	 Rate 	   Volume  	Rate   	Total

Loans      	$53,237  	$4,812  	9.0%    	($652)  	$340   	($312)

Other earning
 assets:

  Interest-
   bearing
   deposits
   with
   financial
   insti-
   tutions   	  648 	     40  	6.2%      	  29   	  1 	     30

  Investment
   securities14,497   	  848  	5.8%      	  48  	  70   	  118

  Mortgage
   securities
   held for
   sale        	  0     	  0  	0.0%       	(87)  	(86)   	(173)

  Federal
   funds
   sold      	6,505   	  375  	5.8%     	  200  	  54   	  254

    Other
     earning
     assets 	21,650   	1,263  	5.8%     	  190  	  39 	    229

Total interest-
 earning
 assets     	74,887  	$6,075  	8.1%    	 ($462) 	$379    	($83)

Non-earning
 assets:

  Cash and
   due from
   banks     	5,065

  Other
   assets    	6,871

  Allowance
   for loan
   losses     	(711)

           	$86,112

Interest-bearing
 liabilities:

  Deposits:

    Demand  	$7,771    	$73   	0.9%   	$12   	 $1 	    $13

    Money market
     and
     savings	30,669  	  816   	2.7% 	  (52) 	  58 	      6

    Time
     certificates
     of
     deposit 	9,623  	  423   	4.4%  	(194) 	  82    	(112)

  Federal
   funds
   purchased 	  178   	  10   	5.3%   	(16)  	  4 	    (12)

Total interest-
 bearing
 liabilities 48,241 	$1,322   	2.7% 	($250) 	$14  5 	($105)

Non-interest
 bearing
 liabilities
 and Shareholders'
 equity:

  Non-interest
   bearing
   demand
   deposits 	32,229

  Other
   liabilities  398

  Shareholders'
   equity    	5,244

           	$86,112



Net interest income    		$4,753



Net interest spread 			              5.4%



Net yield on earning assets       			6.3%





Investment Securities



	The following table shows the carrying amount of the portfolio of investment securities at the end of each of the past two years:



		     				   Total					                          Estimated
            Amortized	      Gross Unrealized	       Market
     						    Cost     		Gains		      Losses        Value
(Dollars in thousands)
1996

Securities
 available
 for sale:

 US. Treasury
  and agency
  securities 	$1,004        	$3          	$0       	$1,007

 Mortgage-
  backed
  securities     	19         	5           	0           	24

       Total 	$1,023        	$8          	$0       	$1,031



Securities held
 to maturity:

 Federal
  Reserve
  Bank stock   	$120        	$0 	         $0         	$120

 Mortgage-backed
  securities  	5,969         	0        	(266)       	5,703

       Total 	$6,089 	       $0       	$(266)      	$5,823



1995

Securities
 available
 for sale:

 US. Treasury
  and agency
  securities 	$3,002        	$6          	$0       	$3,008

 Mortgage-
  backed
  securities    	300         	0          	(5)         	295

       Total 	$3,302 	       $6 	        $(5)      	$3,303



Securities
 held to
 maturity:

 Federal Reserve
  Bank stock   	$148       	$0           	$0         	$148

 Mortgage-
  backed
  securities  	6,463        	0         	(304)       	6,159

       Total 	$6,611 	      $0        	$(304)      	$6,307





The following table shows the maturities of investment securities at December 31, 1996 and the weighted average yields of those securities.


(Dollars in thousands)  Over 1   Over 5
                        Year     Years
               1 Year  through  through     Over          Average
              or less  5 Years  10 Years  10 Years  Total  Yield

Securities
 available
 for sale:

  U.S. Treasury
   and agency
   securities 	$1,007     	$0      	$0        	$0 	$1,007  	5.7%

  Mortgage-
   backed
   securities      	0     	24       	0         	0     	24  	6.5%

    Total     	$1,007    	$24      	$0        	$0 	$1,031  	5.7%



Securities held
 to maturity:

  Mortgage-
   backed
   securities     	$0 	$5,969      	$0        	$0 	$5,969  	6.3%

  Federal
   Reserve
   Bank
   Stock           	0      	0       	0       	120    	120  	6.0%

          Total   	$0 	$5,969      	$0      	$120 	$6,089  	6.3%











Loan Portfolio

	The following table sets forth the amount of loans outstanding at the end of the past two years:

(Dollars in Thousands) 	             % of          	      % of
               	             1996    Total        1995    Total

Commercial Loans 	        $14,056 	  29.6%    	$15,488   	30.9%

Real Estate Loans:

     Interim Construction    	457    	1.0%          	0    	0.0%

     Income Property      	27,220   	57.4%     	24,987   	49.8%

     Residential 1-4 units 	4,819   	10.2%      	8,517   	17.0%

          Total real
            estate loans  	32,496 	            	33,504

Installment loans 	           895    	1.9%      	1,179    	2.3%

                          	47,447  	100.0%     	50,171  	100.0%

Deferred net loan
 origination costs 	          249                 		64

Allowance for Loan
 Losses 	                  (1,088)             	 	(720)

          Net Loans 	     $46,608           	 	$49,515



	The following table shows the amounts of commercial and real estate construction loans outstanding at the end of the past two years which, based on remaining scheduled repayments of principal, are due in one year or less, more than one year but less than five years, and more than five years. The amounts are classified according to the sensitivity to changes in interest rates.



 Commercial and Construction Loans
                                             December 31,
(Dollars in thousands) 	             1996 	             1995

COMMERCIAL LOANS

Aggregate maturities of
 loan balances due:

     In one year or less:

          Interest rates are
           floating or adjustable 	$10,039           	$13,962

          Interest rates are
           fixed or predetermined       	0 	            1,035

     After one year but
      within five years:

          Interest rates are
           fixed or predetermined   	4,012               	491

     After five years:

          Interest rates are
           fixed or predetermined       	5                 	0

               Total commercial
                loans              	14,056            	15,488

REAL ESTATE CONSTRUCTION LOANS
Aggregate maturities of loan
balances due in one year or less
and interest rates are floating
or adjustable                         	457                 	0

          Total commercial and
           construction loans     	$14,513           	$15,488



Risk Elements - Nonaccrual, Past Due and Restructured Loans



	Nonaccrual loans are those for which the Bank has discontinued accrual of interest because there exists reasonable doubt as to the full and timely collection of either principal or interest or such loans have become contractually past due ninety days with respect to principal or interest. Under certain circumstances, interest accruals are continued on loans past due ninety days which, in management's judgment, are considered to be well secured and fully collectible as to both principal and interest. When a loan is placed in nonaccrual status, all interest previously accrued but uncollected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accrual of interest is resumed only when principal and interest are brought fully current and when, in management's judgment, such loans are estimated to be collectible as to both principal and interest.

	Restructured commercial loans are those for which the Bank has, for reasons related to borrowers' financial difficulties, granted concessions to borrowers (including reductions of either interest or principal) that it would not otherwise consider, whether or not such loans are secured or guaranteed by others.
Loan restructurings involving only a modification of terms are accounted for prospectively from the time of restructuring.
Accordingly, no gain or loss is recorded at the time of such restructurings unless the recorded investment in such loans exceeds the total future cash receipts specified by the new loan terms.



	At December 31, 1996, loans on nonaccrual totaled $568,400, compared with $523,000 at year end 1995. The reduction in interest income associated with nonaccrual loans was approximately $147,100 during 1996, and $79,900 during 1995. At December 31, 1996 and 1995, there were no loans past due ninety days or more and still accruing interest. At December 31, 1996 and 1995, the Bank had classified $68,900 and $60,600, respectively, of its loans as impaired and recorded the full amount as specific reserve in the allowance for loan losses. In addition, the Bank classified $499,500 and $2,354,900, respectively, of its loans as impaired without a specific reserve. The average recorded investment of impaired loans during the year ended December 31, 1996 and 1995 was approximately $2,433,400 and $2,422,900, respectively. Interest income of $73,000 and $60,900, respectively, was recognized on impaired loans during the years ended December 31, 1996 and 1995. There were no restructured loans at December 31, 1996. However, at December 31, 1995, loans with restructured terms totaled $1,253,900. The reduction in interest income associated with restructured loan was approximately $25,000 in 1995. There were no other loans at December 31, 1996, where the known credit problems of a borrower caused the Bank to have serious doubts as to the ability of such borrower to comply with the then present loan repayment terms, and which would result in such loan being included as a nonaccrual, past due or restructured loan at some future date. The Bank has not made loans to borrowers outside the United States. At December 31, 1996, the Company had no loan concentrations exceeding ten percent of total gross loans outstanding.



Summary of Loan Loss Experience

	The allowance for loan losses is established by a provision for loan losses charged against current period income. Losses are charged against the allowance when, in management's judgment, the collectability of a loan's principal is doubtful. The accompanying financial statements require the use of management estimates to calculate the allowance for loan losses. These estimates are inherently uncertain and depend on the outcome of future events. Management's estimates are based upon previous loan loss experience, current economic conditions, volume, growth, and composition of the loan portfolio, the value of collateral and other relative factors. The Bank's lending is concentrated in Los Angeles County and surrounding areas, which have recently experienced adverse economic conditions, including declining real estate values. These factors have adversely affected borrowers' ability to repay loans. Although management believes the level of the allowance as of December 31, 1996 is adequate to absorb losses inherent in the loan portfolio, additional decline in the local economy and increases in interest rates may result in losses that cannot reasonably be predicted at this date. Such losses may also cause unanticipated erosion of the Bank's capital.

	The following table summarizes the changes in the allowance for loan losses arising from loan losses, recoveries on loans previously charged off and provisions for loan losses charged to operating expense.



 Loan Charge-offs and Recoveries
(Dollars in thousands)
                                         1996 	         1995

Balance of allowance for loan losses
 at beginning of year                  		$720          	$796

Loans charged off:

     Commercial                        		(297)         	(437)

     Real estate                          		0          	(233)

     Installment                         		(6)          	(70)

        Total loans charged off        		(303)         	(740)

Recoveries of loans
 previously charged off:

     Commercial 		                         69            	97

     Real estate                          		0             	3

     Installment 		1 	3

        Total loan recoveries            		70           	103

Net loans charged off                  		(233)         	(637)

Provision charged to operating expense 		 601 	          561

Balance of allowance for loan
losses at end of year 	               	$1,088          	$720







           	                             1996 	         1995

Amount of loans outstanding at
 end of the year                     	$47,447       	$50,171

Average amount of loans outstanding  	$49,670       	$53,237

Ratio of net charge-offs to
 average loans outstanding 	            0.47%         	1.20%

Ratio of allowance for loan
 losses at the end of the
 year to average loans outstanding     	2.19%         	1.35%

Ratio of allowance for loan losses
 at the end of the year to loans
 outstanding at the end of the year    	2.29%	         1.44%



	The following table sets forth the Company's allocation of the allowance for loan losses to specific loan categories at the end of the past two years. The allocations are based upon the same factors as considered by management in determining the amount of additional provisions to the allowance for loan losses and the aggregate level of the allowance.


Allowance for Loan Losses
                                         December 31,


                           1996                1995
(Dollars in
thousands)                     Percent of              Percent of
                               Loans in                Loans in
                   Allowance   Each        Allowance   Each
                       for     Category of    for      Category of
                  Loan Losses  Total Loans Loan Losses Total Loans


Commercial loans      	$158        29.6%         147       30.9%

Real  estate loans:

     Interim
      construction       	0         1.0%           0        	0.0%

     Income property   	445        57.3%        	367        49.8%

     Residential 1-4     	0        10.2%          	0        17.0%

Installment loans 	      56        	1.9%          	0        	2.3%

Others                   	0        	0.0%         	39         0.0%

Unallocated            	429          -          	167 	        -

     Total allowance
      for loan losses	$1,088     	100.0% 	      $720      	100.0%

	The allowance for loan losses should not be interpreted as an indication that future charge-offs will occur in these amounts or proportions, or that the allocation indicates future charge-off trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories, since even on the above basis there is an unallocated portion of the allowance and the total allowance is a general reserve applicable to the entire portfolio.

	Although management believes the level of the allowance for loan losses as of December 31, 1996, is adequate to absorb losses inherent in the loan portfolio, currently unanticipated conditions and events, such as additional declines in the local economy and increases in interest rates, may result in losses that cannot reasonably be predicted at this date.

Sources of Funds

	Deposits traditionally have been the primary source of the Bank's funds for use in lending and other investments. The Bank also derives funds from net earnings, receipt of interest and principal on outstanding loans and other sources, including the sale of investment securities. The Bank is a member of the Federal Reserve System and may borrow through that system under certain conditions. However, the Bank's capital status may limit or preclude the Bank from access to borrowings from the Federal
Reserve System through the discount window in the event the Bank is in the "undercapitalized" category or worse under the PCA Provisions as discussed in the section entitled "RISK FACTORS - Noncompliance with Capital Requirements at Year-End 1996 and Risk of Future Noncompliance" herein.

Deposits

	The Bank's deposit products include noninterest-bearing demand deposits, interest-bearing demand deposits, money market and savings accounts, and time certificates of deposit. The majority of the Bank's deposits are obtained from its primary marketing area.

	The distribution of average deposits and the average rates paid thereon is summarized for the periods indicated below:


                              1996               1995
 (Dollars in thousands) Average  Average   Average   Average
                        Balance 	  Rate    Balance     Rate

Demand, non-interest-
 bearing 	             	$31,762          		$32,229

Demand, interest bearing		6,628   	0.90%    	7,771    	0.90%

Money market and savings 27,566 	  2.70%   	30,669    	2.70%

Time certificates of
 deposit:

    Under $100,000 		     5,776   	4.30%    	3,902    	4.30%

    $100,000 or more    		2,687   	4.50%    	5,721    	4.50%

         Total Deposits	$74,419          		$80,292

	The following is a maturity schedule of time certificates of deposit of $100,000 or more at the end of the past two years:



 Time Certificates of Deposit

                                              December 31,
(Dollars in thousands) 	 	                1996 	        1995

Three months or less 	                 	$3,443       	$2,156

Over three months through six months   		2,360        	2,242

Over six months through twelve months  		2,298        	3,693

Over twelve months 	                      	161          	989

        Total  	                       	$8,262       	$9,080





The Bank had no brokered deposits at December 31, 1996 and 1995.



Selected Financial Ratios



	The following table sets forth the ratios of net loss to average assets and to average shareholders' equity, and the ratio of average shareholders' equity to average assets.


                       		            1996 	          1995

Return on average assets 	   	       (1.2)% 	       (1.6)%

Return on average shareholders'
 equity 	                    	      (22.8)% 	      (26.8)%

Average shareholders' equity
 to average assets 		                 5.2%          	6.1%

Shareholders' equity to total
 assets at year end 	                	4.6%          	4.6%






          	Changes in Net Interest Income

Three Months Ended March 31, 1997

(Dollar  amount
 in thousands) 	YTD  Interest 	Average  Change from prior year
              Average Income/ 	Yield/ 	   due to change	in:
             	Balance	Expense 	 Rate   	Volume   Rate  	Total

Loans        	$46,539   	$876   	7.6%   	$(83) 	$(112) 	$(195)

	Other earning
  assets:

   Interest
    bearing
    deposits
	   with
    financial
    instit-
    utions       	988     	14   	5.7%      	7 	   (1)      	6

	  Investment
    Securities 	7,465    	109   	5.9%    	(37)   	10     	(27)

	  Fed funds
    sold       	4,523     	51   	4.5%    	(70)  	(40) 	  (110)

	  Other
    earning
    assets    	12,976    	174   	5.5%   	(100)  	(31)   	(131)

	Total  interest
  earning
  assets 	     59,515  	1,050   	7.2%  	$(183)	$(143)  	$(326)

	Non earning
  assets:

   Cash & due
    from banks 	4,879

   Other assets	4,386

   Allowance
    for loan
    loss      	(1,034)

            		$67,746

	Interest bearing
  liabilities:

	   Deposits:

	   Demand    	$6,216    	$14   	0.9%   	$(1)   	$(2)   	$(3)

	   Money
     market
     and
     savings  	23,735    	153   	2.6%   	(13)    	(7)   	(20)

	   Time
     certificate
     of deposit	8,559     	89   	4.2%    	(6)   	(10)   	(16)

	Total interest
  bearing
  liabilities 	38,510    	256   	2.7%  	$(20)  	$(19 ) 	$(39)

	Noninterest-
  bearing
  liabilities
  and share-
  holders
  equity:

	Non interest
  bearing
  demand      	25,808

	Other
  liabilities    	220

	Shareholders'
  equity       	3,208

            		$67,746



	Net interest income 	      	$794



	Net interest spread 		               	4.5%



	Net yield on earning assets        			5.4%



Changes in Net Interest Income

Three Months Ended March  31, 1996

(Dollar amounts in thousands)

	               YTD 	Interest 	Average 	Change 	from prior 	year

            	Average 	Income/  	Yield/ 	    due to change in:

            	Balance 	Expense 	 Rate   	Volume  	Rate 	   Total

Loans       	$50,664  	$1,071  	8.6%   	$(106) 	$(112)   	$(218)

Other
 earning
 assets:


  Interest-
   bearing
   deposits
   with
   financial
   instit-
   utions       	519       	8  	6.1%      	(5)     	0       	(5)

  Investment
   securities 	9,998     	137 	5.5%     	(180)    	(8)    	(188)

  Federal
   funds
    sold      	9,763     	161 	6.7%       143      	3      	146

    Other
     earning
     assets  	20,280     	306 	6.1%      	(42)    	(5)     	(47)

Total interest-
 earning
 assets      	70,944   	1,377 	7.9%    	$(148) 	$(117)   	$(265)

Non-earning
 assets:

  Cash and due
   from banks 	6,174

  Other
   assets     	4,334

  Allowance
   for loan
   losses      	(719)

            	$80,733

Interest-bearing liabilities:

  Deposits:

    Demand   	$6,709     	$17    	1.0%  	$(4)   	$1    	$(3)

    Money
     market
     and
     savings 	25,712     	174    	2.7%  	(77)    	8    	(69)

    Time
     certificates
     of
     deposit  	9,090     	105    	4.7%  	(12)   	17      	5

  Federal
   funds
   purchased      	0       	0    	0.0%   	(5)   	(5)   	(10)

Total interest-
 bearing
 liabilities 	41,511     	296    	2.9% 	$(98)  	$21   	$(77)

Non-interest
 bearing
 liabilities
 and Shareholders'
 equity:

  Non-interest
   bearing
   demand
   deposits  	34,840

  Other
   liabilities  	309

  Shareholders'
   equity     	4,073

            	$80,733



Net interest income    		$1,081



Net interest spread 			              5.0%



Net yield on earning assets       			6.2%



Investment Securities



	The following table shows the carrying amount of the portfolio of investment securities as of March 31, 1997 and December 31, 1996:



	          					   Total					                       Estimated
 					             Amortized	      Gross Unrealized	  Market
         						    Cost		      Gains	       	Losses   Value
(Dollars in thousands)

March 31, 1997

Securities available
 for sale:

  US. Treasury and
   agency
   securities       	$1,999      	$0          	$(7)   	$1,992

  Mortgage-backed
   securities           	15      	12            	0        	27

          Total     	$2,014     	$12          	$(7)   	$2,019



Securities held to
 maturity:

  Federal Reserve
   Bank stock 	        $120      	$0           	$0      	$120

  Mortgage-backed
   securities 	       5,958       	0 	        (437)    	5,521

          Total     	$6,078      	$0        	$(437)   	$5,641



December 31, 1996

Securities available
 for sale:

  US. Treasury and
   agency
   securities      	$1,004       	$3           	$0    	$1,007

  Mortgage-backed
   securities 	         19        	5            	0        	24

          Total    	$1,023       	$8           	$0    	$1,031



Securities held to
 maturity:

  Federal Reserve
   Bank stock        	$120       	$0           	$0      	$120

  Mortgage-backed
   securities 	      5,969        	0 	        (266)    	5,703

          Total    	$6,089       	$0        	$(266)   	$5,823





The following table shows the maturities of investment securities at March 31, 1997 and the weighted average yields of those securities.

                    Over 1    Over 5
                    Year      Years
            1 Year  through  through   Over            Average
           or less  5 Years  10 Years  10 Years  Total  Yield
(Dollars in
thousands)


Securities
 available
 for sale:

  U.S.
   Treasury
   and
   agency
   securit-
   ies     	$1,992      	$0      	$0        $0  	$1,992  	5.9%

  Mortgage-
   backed
   securit-
   ies          	0      	27       	0        	0      	27  	6.5%

   Total   	$1,992     	$27      	$0       	$0   $2,019  	5.8%



Securities
held
to maturity:

 Mortgage-
  backed
  securit-
  ies          	$0  	$5,958      	$0       	$0   	$5,958 	6.3%

 Federal
  Reserve
  Bank
  Stock         	0       	0 	      0 	     120      	120 	6.0%

   Total 	      $0  	$5,958      	$0     	$120   	$6,078 	6.3%





Loan Portfolio

	The following table sets forth the amount of loans outstanding as of March 31, 1997 and December 31, 1996:



                       	March 31, 1997 	   December 31, 1996

(Dollars in Thousands) Amount      % of   Amount 	      % of
                                   Total                Total

Commercial Loans     	$13,099 	    28.6% 	$14,056      	29.6%

Real Estate Loans:

  Interim Construction   	207      	0.5%     	457       	1.0%

  Income Property     	27,026     	59.0% 	 27,220      	57.4%

  Residential 1-4
   units               	4,645 	    10.2%   	4,819      	10.2%

    Total real
     estate loans 	    31,878 	           	32,496

Installment loans        	802      	1.8%     	895       	1.9%

Total gross loans      45,779 	   100.0%  	47,447 	    100.0%

Deferred net loan
 origination costs 	      242 	              	249

Allowance for Loan
 Losses               	(1,110)          	 	(1,088)

          Net Loans  	$44,911 	          	$46,608



	The following table shows the amounts of commercial and real estate construction loans outstanding at the end of the past two years which, based on remaining scheduled repayments of principal, are due in one year or less, more than one year but less than five years, and more than five years. The amounts are classified according to the sensitivity to changes in interest rates.



 Commercial and Construction Loans
    (Dollars in thousands)
                           March 31, 1997    	December 31, 1996

COMMERCIAL LOANS

Aggregate maturities of
 loan balances due:

     In one year or less:

          Interest rates
           are floating or
           adjustable            	$10,450             	$10,039

          Interest rates are
           fixed or predetermined  	1,151                   	0

     After one year but within
      five years:

          Interest rates are
           fixed or predetermined  	1,498               	4,012

     After five years:

          Interest rates are
           fixed or predetermined 	     0                   	5

               Total commercial
                loans 	            13,099              	14,056

REAL ESTATE CONSTRUCTION LOANS
Aggregate maturities of loan
balances due in one year or
less and interest rates
are floating or adjustable 	          207 	                457

          Total commercial and
           construction loans    	$13,306             	$14,513



Risk Elements - Nonaccrual, Past Due and Restructured Loans


At March 31, 1997 and March 31, 1996, loans on nonaccrual totaled $2,074,700 and $843,000, respectively. The reduction in interest income associated with nonaccrual loans was approximately
$36.800 and $17,700, respectively, for the three month periods ended March 31, 1997 and 1996. At March 31, 1997 and 1996, there were no loans past due ninety days or more and still accruing interest. At March 31, 1997 and 1996, the Bank had classified $1,424,200 and $46,800, respectively, of its loans as impaired and recorded a loss of $173,000 and $46,800, respectively, as specific reserves in the allowance for loan losses. In addition, the Bank classified $52,100 and $2,093,200, respectively, of its loans as impaired without a specific reserve. Since these loans are collateral dependent and the estimated fair value of the collateral exceeds the book value of the related loans, no specific reserves have been recorded on these loans. The average recorded investment of impaired loans during the three months ended March 31, 1997 and 1996 was approximately
$1,462,200 and $1,957,500, respectively. Interest income of $1,300 and $19,200, respectively, was recognized on impaired loans during the three months ended March 31, 1997 and 1996. There were no other loans at March 31, 1997, where the known credit problems of a borrower caused the Bank to have serious doubts as to the ability of such borrower to comply with the then present loan repayment terms, and which would result in such loan being included as a nonaccrual, past due or restructured loan at some future date. The Bank has not made loans to borrowers outside the United States. At March 31, 1997, the Company had no loan concentrations exceeding ten percent of total gross loans outstanding.



Summary of Loan Loss Experience

Although management believes the level of the allowance as of March 31, 1997 is adequate to absorb losses inherent in the loan portfolio, additional decline in the local economy and increases in interest rates may result in losses that cannot reasonable be predicted at this date. Such losses may also cause unanticipated erosion of the Bank's capital.

	The following table summarizes the changes in the allowance for loan losses arising from loan losses, recoveries on loans previously charged off and provisions for loan losses charged to operating expense.



                                               Three months
                                                  Ended
Loan Charge-offs and Recoveries	                March 31,

(Dollars in thousands) 	  	            1997 	             1996

Balance of allowance for loan
 losses at beginning of period     		$1,088              	$720

Loans charged off:

     Commercial 	                      	(77)              	(38)

     Real estate                        		0                 	0

     Installment                      		(68)                	0

        Total loans charged off      		(145) 	             (38)

Recoveries of loans previously
 charged off:

     Commercial 	                       	17                 	6

     Real estate 		                       0                 	0

     Installment 	                     	 	0                  0

          Total loan recoveries        		17 	                6

Net loans charged off                		(128)              	(32)

Provision charged to operating expense 	150                 	0

Balance of allowance for loan losses
 at end of period 	                 	$1,110              	$688



                      	                1997 	             1996

Amount of loans outstanding at
 end of the period                 	$45,779           	$49,723

Average amount of loans outstanding $46,539 	          $50,664

Ratio of annualized net charge-offs
 to average loans outstanding         	1.10%             	0.25%

Ratio of allowance for loan losses
 at the end of the period to average
 loans outstanding                    	2.39%             	1.36%

Ratio of allowance for loan losses
 at the end of the period to loans
 outstanding at the end of the period 	2.42%             	1.38%



	The following table sets forth the Company's allocation of the allowance for loan losses to specific loan categories at the end of the past two years. The allocations are based upon the same factors as considered by management in determining the amount of additional provisions to the allowance for loan losses and the aggregate level of the allowance.



Allowance for Loan Losses   March 31, 1997  	December 31, 1996

(Dollars in         	      	Percent of                Percent of
thousands)                  Loans in                  Loans in
                Allowance     Each       Allowance      Each
                   for      Category to     for       Category of
               Loan Losses  Total Loans  Loan Losses  Total Loans

Commercial loans 	   $374        28.6%         $158       29.6%

Real  estate loans:

  Interim
   construction 	       0        	0.5%            0        1.0%

  Income property    	518        58.9% 	        445       57.3%

  Residential 1-4      	0        10.2%           	0       10.2%

Installment loans     	34        	1.8%          	56        1.9%

Others 	                0        	0.0%           	0        0.0%

Unallocated 	         184 	        -           	429 	       -

  Total allowance
   for loan losses $1,110 	     100.0%      	$1,088      	100.0%

	Although management believes the level of the allowance for loan losses as of March 31, 1997, is adequate to absorb losses inherent in the loan portfolio, currently unanticipated conditions and events, such as additional declines in the local economy and increases in interest rates, may result in losses that cannot reasonably be predicted at this date.


Deposits


The distribution of average deposits and the average rates paid thereon is summarized for the periods indicated below:


                        March 31,1997       December 31,1996
Deposits
(Dollars in
thousands)        Average      Average    Average 	    Average
                  Balance       Rate      Balance      Rate

Demand, non-
 interest-
 bearing        		$25,808               		$31,762

Demand,
 interest
 bearing          		6,216      	0.90%      	6,628      	0.90%

Money market
 and savings 	    	23,735      	2.60%     	27,566      	2.70%

Time certificates
 of deposit:

    Under
     $100,000     		5,842      	4.10%      	5,776      	4.30%

    $100,000
     or more      		2,717      	4.30%      	2,687      	4.50%

Total Deposits 	 	$64,318 	              	$74,419

	The following is a maturity schedule of time certificates of deposit of $100,000 or more at March 31. 1997 and December 31, 1996:



Time Certificates of Deposit
(Dollars in thousands)  	 	March 31, 1997    	December 31, 1996

Three months or less 	         	$2,101              	1,075

Over three months through
 six months                    		1,154                	624

Over six months through
 twelve months 	                  	346              	1,023


        Total                 		$3,601             	$2,722





The Bank had no brokered deposits at March 31, 1997 or December 31,
1996.



Selected Financial Ratios



	The following table sets forth the ratios of net loss to average assets and to average shareholders' equity, and the ratio of average shareholders' equity to average assets.


                       		March 31, 1997 	     December 31, 1996

Return on average assets 	     	(1.7)%       	       (1.2)%

Return on average
 shareholders' equity 		        (9.0)%   	          (22.8)%

Average shareholders'
 equity to average assets 	     	4.7%                	5.2%

Shareholders' equity to
 total assets at period end     	4.4%                	4.6%






                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Years Ended 1996, 1995 and 1994

The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes in trends related to the consolidated financial condition and results of operations of the Company. The discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

Summary

The Company recorded a net loss for the year ended December 31,1996 of $939,100, or $0.75 per common share, as compared to a net loss of $1,402,800 or $1.12 per common share for the year ended December 31, 1995. The losses in 1996 and 1995 are primarily attributable to the provision for loan losses and costs related to real estate acquired through foreclosure.

The provision for loan losses was $601,000 in 1996 and $561,100 in 1995. Net operating costs of holding and disposing other real estate owned was $389,400 in 1996 and $1,350,300 in 1995 as the provision for real estate losses included in such costs decreased to $151,000 from $1,147,500. The costs to acquire and maintain real estate owned and the provision for loan losses in 1996 and 1995 resulted from the continued general economic slow down and declining real estate values in Southern California.

The Company's net interest income declined slightly in 1996 as the interest rate spread declined from 5.4 percent in 1995 to
4.7 percent in 1996. Average earning assets were $69,483,000 in 1996 as compared to $74,887,000 in 1995 or a decrease of 10.8 percent. Average interest-bearing liabilities also declined during this period to $42,657,000 in 1996 from $48,241,000 in 1995 or 11.6 percent.

At December 31, 1996, the Company had total assets of $66,393,000, net loans of $46,608,200 and total deposits of $62,881,000. This compares to total assets of $86,754,600, net loans of $49,515,100 and total deposits of $82,529,900 as of December 31, 1995. The Bank experienced a decrease in demand deposits as one account relationship representing 14 percent of total deposits left the Bank. In addition, money market accounts declined as the insurance proceeds received from property management company customers for damage sustained in the Northridge earthquake in 1994 were withdrawn to make repairs. Proceeds from the maturity of federal funds sold were used to fund these declines.

On September 30, 1995, the Bank entered into a formal agreement with the OCC under which the Bank agreed to submit a three year strategic plan by November 1, 1995. The plan included, among other things, action plans to accomplish the following: a) achieve and maintain the desired capital ratios of a minimum 8.5% for the Tier 1 risk-based capital ratio and a minimum of 6% for the leverage capital ratio; b) attain satisfactory profitability; and c) reduce other real estate owned. The plan was accepted by the OCC on January 30, 1996. At December 31, 1996, the Bank had a Tier 1 risk-based capital ratio of 6.1 percent and a Tier 1 leverage ratio of 4.1 percent.

On December 16, 1996, the Company entered into a formal agreement with the FRBSF under which Marathon Bancorp agreed, among other things, to refrain from paying cash dividends except with the prior approval of the FRBSF, submit an acceptable plan to increase and maintain an adequate capital level, submit annual statements of planned sources and uses of cash, and submit annual progress reports.

As of December 31, 1996, the Bank was categorized as "undercapitalized" under the PCA Provisions. As an "undercapitalized" institution, the Bank may not issue dividends or make other capital distributions, and may not accept brokered or high rate deposits, as defined, due to the level of its risk-based capital. In addition, under the PCA Provisions, the Bank's capital status may preclude the Bank from access to borrowings from the Federal Reserve System through the discount window. However, the Company successfully completed a private placement offering on March 24, 1997 which resulted in $766,872 of new capital for the Bank. On April 3, 1997 the Bank received a letter from the OCC stating that the Bank was "adequately capitalized" under the PCA Provisions. The Bank at March 31, 1997 has a Tier 1 risk-based capital ratio of 7.0% and leverage capital ratio of 5.2%.

Operating Performance

Net Interest Income. Net interest income is the major source of operating income of the Bank. Net interest income represents the difference between interest income and fees from earning assets and interest paid on interest-bearing liabilities. As shown in Table 1, total interest and fee income amounted to $5,180,000 in 1996 compared to $6,075,000 in 1995. Total interest expense was $1,177,000 in 1996 compared to $1,322,000 in 1995. Net interest income decreased to $4,003,000 in 1996 from $4,753,000 in 1995 or 15.8 percent. Nonaccrual loans have been included in loans in Table 1. The reduction in interest income associated with non accrual loans was approximately $174,000 in 1996 and $79,900 in 1995.

Net interest income declined in 1996 as compared to 1995 due to the decrease in interest earning assets and decrease in interest rates. Interest earning assets averaged $69,483,000 in 1996 as compared to $74,887,000 in 1995 or a decrease of 7.2 percent. The yield on average loans declined to 8.1 percent in 1996 as compared to 9.0 percent. The cost of interest-bearing liabilities remained approximately the same.

Table 1 summarizes the Bank's interest rate spreads and net yield on earning assets for 1996 and 1995. The interest rate spread represents the difference between the yield on earning assets and the interest rate paid on interest-bearing liabilities. The net yield on earning assets is the difference between the yield on earning assets and the effective rate paid on all funds--interest-bearing liabilities as well as interest-free sources.

The Bank's interest rate spread was 4.7 percent in 1996 as compared to 5.4% in 1995. The net yield on earning assets was
5.8 percent in 1996, a decrease from 6.3 percent in 1995. The 1996 decrease resulted from a combination of the 7.2 percent decrease in earning assets mentioned above as well as a decrease in the weighted average yield on earning assets from 8.1 percent in 1995 to 7.5 percent in 1996 as the yield on loans decreased.

The Company's net yield on earning assets remains high in comparison with the Company's interest rate spread due to the significant volume of noninterest-bearing demand deposits relative to total funding sources (represented by total deposits and shareholders' equity). While these deposits are noninterest-bearing, they are not without cost. The costs of all third party payments made to support these noninterest-bearing deposits averaged approximately 2.0 percent. Management of the Company believes that they remain the lowest cost source of funds available in the market place.



TABLE 1 - Net Interest Income Analysis

                                    Interest    Weighted      Change From
                                                               Prior Year
                          Average     Income/    Average     Due to Change in:
(Dollars in
thousands)                Balance     Expense  Yield/Cost  Volume  Rate  Total

1996
Loans                    $49,670     $4,035       8.1%    $(309) $(468) $(777)
Other earning
 assets:
 Interst-bearing deposits
 with other financial
 institutions                832	        47       5.7%       10     (3)     7
 Investment
 Securities                7,775        476      6.1%      (410)    37   (373)
 Federal funds
 sold                      11,206       623	     5.6%       262     (14)  248
Total interest
earning assets           $69,483   	 $5,180      7.5%     $(446) $(448) $(894)

Interest-bearing liabilities:
 Demand
 deposits                $ 6,628     $   62       0.9%     $ (11)$  (1) $ (12)
 Money Market
 and savings
 deposits                 27,566	       723       2.6%       (82)  (11)   (93)
 Time Certificate
 of deposit                8,463        392       4.6%        (53)  22    (31)
 Federal funds
 purchased                     0          0       0.0%         (5)  (5)   (10)
Total interest-bearing
liablities                26,826     $4,003       2.8%    $(296) $(453) $(749)


Interest rate spread                              4.7%

Net yield on earning assets                       5.8%

1995
Loans                    $53,237     $4.812       9.0%    $(652)  $ 340 $(312)
Other earning
assets                    21,650      1,263       5.8%      190      39   229
 Interest bearing deposits with other financial
 institution                 648         40       6.2%       29      1     30
 Investment
 securities               14,497	       848 	     5.8%      200      54   254
 Mortgage securities
 held for sale                 0          0       0.0%      (87)    (86)  (173)
 Federal funds
 sold                      6,505       375       5.8%       48      70    118
Total interest-
 earning
 assets                   74,887      6,075       8.1%     (462)    379    (83)
Interest-bearing liabilities:
 Demand
 deposit             s     7,771	        73       0.9%       12       1     13
 Money market and savings
 deposit                  30,669        816       2.7%      (52)    (58)     6
 Time certificates of
 deposit                   9,623        423       4.4%     (194)     82    (112)
 Federal funds
 purchased                  	178	         10	     5.3%      (16)      4     (12)
Total interest-bearing
liabilities              $26,646    	 $4,753      2.7%     $(212)   $234   $ 22

Interest rate spread                              5.4%

Net yield on earning assets                       6.3%



Provision for Loan Losses. Implicit in lending activities is the fact that losses will be experienced and that the amount of such losses will vary from time to time, depending upon the risk characteristics of the portfolio as affected by economic conditions and the financial experience of borrowers.
Management of the Bank has instituted stringent credit policies designed to minimize the level of losses and nonaccrual loans.

These policies require extensive evaluation of new credit requests and continuing review of existing credits in order to identify, monitor and quantify evidence of deterioration of quality or potential loss in a timely manner. Management's reviews are based upon previous loan loss experience, current economic conditions, composition of the loan portfolio, the value of collateral and other relative factors. The Bank's lending is concentrated in Los Angeles County and surrounding areas, which have experienced adverse economic conditions, including declining real estate values. These factors have adversely affected some borrowers' ability to repay loans.

The policy of the Bank is to review each loan over $150,000 in the portfolio to identify and classify problem credits as "substandard", "doubtful" and "loss". Substandard loans have one or more defined weaknesses. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified loss is considered uncollectible and of such little value that the continuance as an asset of the Bank is not warranted. Another category designated "listed" is maintained for loans which do not currently expose the Bank to a sufficient degree of risk to warrant classification as substandard, doubtful or loss but do possess credit deficiencies or potential weaknesses deserving management's close attention.

Excluding loans which have been classified as loss and charged off by the Bank, the Bank's classified loans consisted of $5,897,500 of loans classified as substandard and $44,300 classified as doubtful at December 31, 1996, a decrease in substandard loans of $507,000 or 7.9 percent from 1995. In addition to the classified loans, the Bank was also monitoring $2,276,600 of loans which it had designated as listed at December 31, 1996, a decrease of $1,790,300 or 44.0 percent from 1995. At December 31, 1996, nonaccrual loans totaled $568,400, or 1.2 percent of gross loans, compared with $523,000, or 1.0 percent at December 31, 1995.

With the exception of these classified and listed loans, management is not aware of any loans as of December 31, 1996 where the known credit problems of the borrower would cause it to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being considered nonperforming loans at some future date. Management cannot, however, predict the extent to which the current economic environment may worsen or the full impact of such environment may have on the Bank's loan portfolio. Furthermore, management cannot predict the results of any subsequent examinations of the Bank's loan portfolio by its primary regulators. Accordingly, there can be no assurance that other loans will not become ninety days or more past due, be placed on nonaccrual or become classified loans, or other real estate owned in the future.

The allowance for loan losses, which provides a financial buffer for the risk of losses inherent in the lending process, is increased by the provision for loan losses charged against income, decreased by the amount of loans charged off and increased by recoveries. There is no precise method of predicting specific losses which ultimately may be charged off or the conclusion that a loan may become uncollectible, in whole or in part, is a matter of judgment. Similarly, the adequacy of the allowance and accompanying provision for loan losses can be determined only on a judgmental basis after full review, including consideration of economic conditions and their effects on specific borrowers, borrowers' financial data, and evaluation of underlying collateral for secured lending.

The allowance for loan losses is based on an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for potential losses. Management's estimates are abased on previous and expected loan loss experience, current and projected economic conditions, the composition of the loan portfolio, the value of collateral and other relevant factors. The allowance for loan losses was $1,088,200 and $720,000, at December 31, 1996 or 2.3 percent and 1.4 percent, respectively of the gross outstanding loans. At December 31, 1996, the allowance was 0.5 times nonperforming loans (past due and nonaccruals) and 0.1 times classifieid assets (substandard and doubtful loans and other real estate owned).

Based upon management's assessment of the overall quality of the loan portfolio, the balance in the allowance for loan losses and the external economic conditions, the Bank made a $601,000 provision for loan losses during 1996. Loans totaling $303,000 were charged off during the period, and $70,100 was recovered.

Loans charged off amounted to $303,000 in 1996 and $740,000 in 1995, while recoveries totaled $70,100 and $102,500, respectively. As a percent of average gross loans outstanding during the year, loans charged off net of recoveries were 0.5 percent in 1996 and 1.2 percent in 1995 and 1994. The decrease in loans charged off during 1996, compared to 1995 and 1994, was the result of improvement of the overall quality of the loan portfolio and revised credit policies.

On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." This statement prescribes that a loan is impaired when it is probable that a creditor will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. It also provides guidance concerning the measurement of impairment on such loans and the recording of the related reserves. The adoption of this statement did not have a material effect on the results of operations or the financial position of the Bank.

At December 31, 1996 and 1995, the Bank had classified $68,900 and $60,600, respectively, of its loans as impaired and recorded the full amount as specific reserve in the allowance for loan losses. In addition, the Bank classified $499,500 and $2,354,900, respectively, of its loans as impaired without a specific reserve. Since these loans are collateral dependent and the estimated fair value of the collateral exceeds the book value of the related loans, no specific loss reserve was recorded on these loans in accordance with SFAS No. 114. The average recorded investment of impaired loans during the years ended December 31, 1996 and 1995 was approximately $2,433,400 and $2,422,900, respectively. Interest income of $73,000 and $60,900, respectively, was recognized on impaired loans during the years ended December 31, 1996 and 1995.

OREO consisting of properties received in settlement of loans totaled $3,085,300 at December 31,1996, an increase of $430,900 or 16.2 percent from 1995. The provision for real estate losses was $151,000 in 1996 and $1,147,500 in 1995.

Because of the current economic environment, it is possible that nonaccrual loans and OREO could increase in 1997. Although management believes that the allowance for possible loan losses is adequate and OREO is carried at fair value less estimated selling costs, there can be no reasonable assurance that increases in the allowance for loan losses or additional write-downs of OREO will not be required as a result of the deterioration in the local economy or increases in interest rates.

Other Operating Income.  Other operating income was $219,700 in
1996 compared to $259,300 in 1995. The decline in service charge income reflects the corresponding decline in demand deposits.

Other Operating Expenses.  Other operating expenses totaled
$4,561,300 in 1996, a decrease of 22.1 percent from $5,853,500 in 1995. The net operating cost of OREO (which included the write down of properties to fair market value) was $389,400 in 1996 as compared to $1,350,300 in 1995. Legal expenses related to OREO was $1,898 for the three months ended March 31, 1997, $9,145 and $26,438 for the years ended 1996 and 1995, respectively.

Total other operating expenses were 5.8 percent and 6.8 percent of average total assets in 1996 and 1995, respectively. The decrease in this ratio in 1996 is attributable to the decrease in the cost of holding and disposing of other real estate owned.
In 1994, the Bank was forced to vacate its premises due to severe earthquake damage and moved into another nearby location. The bank relocated back to its headquarters in November 1996. Occupancy expense increased $178,800 or 50.8 percent in 1996 since the monthly rent increased to $46,500 per month as compared to $17,300 at its temporary location.

Salary and employee benefits decreased $413,500 or 22.4 percent due to a lower level of staffing, primarily at the officer level. Professional services including all legal costs incurred by the Bank decreased $172,400 or 23.7 percent primarily due to a decrease in legal expenses as the Bank settled two legal matters in early 1996. Litigation expenses includes a reserve for potential losses related to the former mortgage banking division.

Income Taxes. The company had no income tax expense or benefit in 1996 and 1995, except for minimum state taxes (see Note 7 to the consolidated financial statements).

Deferred income taxes are computed using the liability method based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Financial Condition

Total consolidated assets decreased $20,361,600 or 23.5 percent to $66,393,000 at December 31, 1996 from $86,754,600 at December
31, 1995. The Bank experienced a decrease in demand deposits as one account relationship representing 14 percent of total deposits left the Bank. In addition, the Bank experienced a decline in money market deposits as insurance proceeds received by property management company customers for damage sustained in the Northridge earthquake were withdrawn to make repairs.

Loans. Net loans as a percentage of total assets were 70.2 percent as of December 31, 1996, as compared to 57.1 percent in 1995. The loan to deposit ratio was 74.1 percent at December 31, 1996 as compared to 60.0 percent in 1995. The following table sets forth the amount of loans in each category, the percentage of total loans outstanding for each category and the adjustments for deferred loan origination costs and the allowance for loan losses as of the dates indicated:



TABLE 2


                                    December 31,
                           1996                       1995
                   Amount    Percentage   Amount    Percentage

Commercial
 loans         $14,056,000      30%    $15,488,100       31%
Real estate
 loans:
Interim
 construction      457,000       1%              0        0%
Income property 27,219,700      57%     24,987,000       50%
Residential 1-4
 units           4,819,400      10%      8,517,000       17%
Total real
 estate loans   32,496,100      68%     33,504,000       67%
Installment
 loans             895,100       2%      1,178,900        2%
Total loans     47,447,200     100%     50,170,900      100%
Deferred net
 loan origination
 costs             249,200                  64,300
Allowance for
 loan losses    (1,088,200)               (720,100)
Net loans      $46,608,200             $49,515,100

Allowance for Loan Losses. The following table provides a three-year summary of activity in the allowance for loan losses by loan type:

TABLE 3   --   Allowance for Loan Losses

                         1996            1995         1994

Balance, January 1   $720,100        $796,500   $1,500,000
Loans charged off:
  Commercial loans   (297,300)       (437,000)    (829,400)
  Real estate loans         0        (233,300)     (65,300)
  Installment loans    (5,700)        (69,700)     (71,300)
Total loans
 charged off         (303,000)       (740,000)    (966,000)
Recoveries of
 previously
 charged-off loans:
Commercial loans       69,100          96,800      261,500
Real estate loans           0           2,600            0
Installment loans       1,000           3,100        1,000
Total recoveries       70,100         102,500      262,500
Net charge-offs      (232,900)       (637,500)    (703,500)
Provision for
 loan losses          601,000         561,100            0
Balance,
 December 31       $1,088,200        $720,100     $796,500

Ratio of allowance
 for loans losses
 to loans                 2.3%            1.4%         1.4%

Funding and Capital

Deposits. Total deposits averaged $74,419,000 in 1996 as compared to $80,292,000 in 1995 or a decline of 7.3 percent. Average noninterest bearing demand deposits were $31,763,000 in 1996 as compared to $32,229,000 in 1995. Average interest-bearing deposits declined $5,583,000 or 11.6 percent as the insurance proceeds received by property management company customers for damage sustained in the Northridge earthquake were continue to be withdrawn to make repairs.

Capital. Marathon Bancorp and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Marathon Bancorp and the Bank must meet specific capital guidelines that involve quantitative measures of Marathon Bancorp and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Marathon Bancorp's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain a minimum Tier 1 risk-based capital ratio, total capital risk-based capital ratio, and leverage capital ratio.

On September 30, 1995, the Bank entered into a formal agreement with the OCC under which the Bank agreed to submit a three year strategic plan by November 1, 1995. The plan included, among other things, action plans to accomplish the following: a) achieve and maintain the desired capital ratios of a minimum 8.5% for the Tier 1 risk-based capital ratio and a minimum of 6% for the leverage capital ratio; b) attain satisfactory profitability; and c) reduce other real estate owned. The plan was accepted by the OCC on January 30, 1996. At December 31, 1996, the Bank had a Tier 1 risk-based capital ratio of 6.1 percent and a Tier 1 leverage ratio of 4.1 percent.
Subsequently the Company completed a private placement offering on March 24, 1997 which resulted in $766,872 of new capital for the Bank. On April 3, 1997 the Bank received a letter from the OCC stating that the Bank was "adequately capitalized" under the PCA Provisions. The Bank at March 31, 1997 has a Tier 1 risk-based capital ratio of 7.0%, Total risk-based capital ratio of 8.3% and leverage capital ratio of 5.0%.

The following table summarizes the capital ratios achieved by the Bank as of March 31, 1997 and the minimum levels required by FDIC regulations and the formal agreement with the OCC.

                   Actual Bank        To be
                    Capital at      Categorized       OCC
                     March 31,     as Adequately     Formal
                       1997         Capitalized    Agreement

Total risk-based        8.3%            8.0%           N/A
Tier 1 risk-based       7.0%            4.0%           8.5%
Tier l leverage         5.0%            4.0%           6.0%

Liquidity and Interest Rate Sensitivity

The primary function of asset liability management is to insure adequate liquidity and to maintain an appropriate balance between rate sensitive assets and rate sensitive liabilities. Liquidity management involves matching sources and uses of the Company's funds in order to effectively meet the cash flow needs of our customers as well as the cash flow requirements of the Company itself. Interest rate sensitivity management seeks to stabilize net interest income during periods of changing interest rates.

Liquidity. In order to serve the Bank's customers effectively, funds must be available to meet their credit needs as well as their withdrawals of deposited funds. Liquidity from assets is provided by the receipt of loan payments and by the maturity of other earning assets as further described below. Liquidity from liabilities is attained primarily by obtaining new deposits.

Liquid assets are defined to include federal funds sold, interest-bearing deposits with other financial institutions, unpledged investment securities and cash and due from banks.
The Bank's liquidity ratio (the sum of liquid assets divided by total deposits) was 22.7 percent at December 31, 1996 and 38.6 percent at December 31, 1995. The decrease in this ratio is a result of liquid assets, primarily federal funds sold, decreasing at a faster rate, 55.1 percent, than total deposits which decreased 23.8 percent. Federal funds sold were unusually high at December 31, 1995 as management elected not to reinvest the proceeds of matured securities given the uncertainty of interest rates at that time. Reference is made to the Consolidated Statement of Cash Flow appearing elsewhere in this prospectus.
In 1994, the net proceeds from the sale of mortgage loans were invested in securities. The decrease in loans and the proceeds from the sale of OREO in 1994 and 1995 were offset by a net decrease in deposits. The decline in deposits in 1996 was primarily due to one demand deposit account relationship with a $11,500,000 balance at December 31, 1995 that left the Bank.
The loan to deposit ratio was 75.5 percent and 60.9 percent at December 31, 1996 and 1995, respectively. On the liability side, the Bank's liquidity position is enhanced by sizable core deposits.
As stable core deposits (which are defined as all deposits except time certificates of deposit and money market accounts that represent insurance proceeds received by property management company customers for damage sustained in the Northridge earthquake) are generated, the need for other sources of liquidity diminishes. This derives from the fact that the Bank's primary liquidity requirement generally arises from the need to meet maturities of short term time certificates of deposit.

Core deposits continued to be a significant funding source representing, on average, 84.6 percent of total deposits during 1996 and 83.3 percent in 1995. In addition, the Company's time deposits were primarily from its local customer base and without significant concentrations. While demand deposits are noninterest-bearing, the account relationships are not without cost as the Bank provides messenger and courier, accounting and data processing services in connection with the relationships.

Interest Rate Sensitivity Management. Similar to liquidity management, interest rate sensitivity management focuses on the maturities of earning assets and funding sources. In addition, interest rate sensitivity management takes into consideration those assets and liabilities whose interest rates are subject to change prior to maturity. Net interest income can be vulnerable to fluctuations arising from a change in the general level of interest rates to the extent that the average yield on earning assets responds differently to such a change than does the average cost of funds. In an effort to maintain consistent earnings performance, the Bank manages the repricing characteristics of its assets and liabilities to stabilize net interest income. The Bank measures interest rate sensitivity by distributing the rate maturities of assets and supporting funding liabilities into interest sensitivity periods, summarizing interest rate risk in terms of the resulting interest sensitivity gaps. A positive gap indicates that more interest sensitive assets than interest sensitive liabilities will be repriced during a specified period, while a negative gap indicates the opposite condition.

Balance sheet items are categorized according to contractual maturity or repricing dates, as appropriate. Reference rate indexed loans, federal funds sold and money market deposits constitute the bulk of the floating rate category. Determining the interest rate sensitivity of noncontractual items is arrived at in a more qualitative manner. Demand deposits are considered to be a mix of short and long term funds, based upon historical behavior. Savings deposits are viewed as susceptible to competitive factors brought on by deregulation and, therefore, classified as intermediate funds.

It is the Bank's policy to maintain an adequate balance of rate sensitive assets as compared to rate sensitive liabilities.
Rate sensitive assets were 96 percent of rate sensitive liabilities at December 31, 1996 as compared to 100 percent at the end of 1995. In the one year or less category, rate sensitive assets were 114 percent of rate sensitive liabilities at the end of 1996 as compared to 114 percent in 1995. The gap position is but one of several variables that affect net interest income. Consequently, these amounts are used with care in forecasting the impact of short term changes in interest rates on net interest income. In addition, the gap calculation is a static indicator and is not a net interest income predictor in a dynamic business environment.

TABLE 4 - Analysis of Rate Sensitive Assets & Liabilities by Time Period

(Dollars in       90 days    3-12     1-5   Over 5
millions)         or less   months   years   years    Total

December 31, 1996
Investments,
 including
 federal funds
 sold               $ 2.9   $  l.6  $  6.0 $   0.1    $10.6
Loans                33.7      3.8     5.2     4.4     47.1
Rate sensitive
 assets              36.6      5.4    11.2     4.5     57.7
Time deposits         3.4      4.6     0.2     0.0      8.2
Other deposits       27.6      1.2     0.0    23.0     51.8
Rate sensitive
 liabilities         31.0      5.8     0.2    23.0     60.0
Rate sensitive GAP  $ 5.6    $(0.4)  $11.0  $(18.5)  $ (2.3)
Cumulative GAP      $ 5.6    $ 5.2   $16.2 $  (2.3)      --
Cumulative ratio of
sensitive assets to
 liabilities          1.2      1.1     1.4     1.0      1.0

December 31, 1995
Investments,
 including
 federal
 funds sold         $16.6    $ 1.7 $   l.9   $ 4.6    $24.8
Loans                39.8      1.0     3.6     5.3     49.7
Rate sensitive
 assets              56.4      2.7     5.5     9.9     74.5
Time deposits         2.2      5.9     1.0     0.0      9.1
Other deposits       44.1      0.0     1.4    19.6     65.1
Rate sensitive
 liabilities         46.3      5.9     2.4    19.6     74.2
Rate sensitive GAP  $10.1    $(3.2) $  3.1   $(9.7)  $  0.3
Cumulative GAP      $10.1    $ 6.9   $10.0   $ 0.3       --
Cumulative ratio of
sensitive assets to
 liabilities          1.2      1.1     1.2     1.0      1.0

Commitments and Contingent Liabilities

The Company and the Bank are subject to various pending or threatened legal actions which arise in the normal course of business. Based upon present knowledge, management is of the opinion that the disposition of all suits will not have a material effect on the Company's consolidated financial statements.

During 1993 and 1994, the Bank operated a wholesale mortgage banking division which acquired approximately $44 million of residential loans. The loans were then sold to various investors with standard recourse language in the event of fraud. During 1996, three investors requested the Bank to repurchase ten of the loans due to alleged documentation deficiencies, the alleged failure of the Bank to secure mortgage insurance or disagreements over appraisal values. All of the loans are secured by residential real estate. The Bank has reviewed the documentation relative to these loans and, after consultation with legal counsel, believes that it has appropriate defenses. At December 31, 1996, the Bank has established a reserve for potential losses that may result from this operation.

The Bank has a noncapitalized lease commitment covering its banking premises. Minimum rental commitments under this and all other operating leases that have initial or remaining noncancelable teens in excess of one year as of December 31, 1996 are as follows:

TABLE 5

            Year                    Amount

           1997                  $   399,500
           1998                      594,100
           1999                      594,100
           2000                      594,100
           2001                      594,100
           2002                      396,100
                                  $3,172,000

Rent expense was $265,400, $194,400 and $387,300 for the years ended December 31, 1996, 1995 and 1994, respectively. Sublease rental income was $9,500 in 1996 and $34,700 in 1994.

Commitments and contingent liabilities include, among other items, off balance sheet commitments to extend credit, standby letters of credit and other letters of credit. The Company utilizes the same credit policies in making off balance sheet commitments as it does in other lending activities. Commitments to extend credit are legally binding agreements and have fixed expiration dates. The Company minimizes its exposure to credit risk under these commitments by requiring that customers meet certain conditions prior to disbursing funds. The credit and interest rate risk elements of these financial instruments exceed the amounts recognized in the consolidated financial statements, but is represented by their contractual or notional amounts. At December 31, 1996 and 1995, undrawn commitments to extend credit to Bank customers amounted to $8.6 million and $10.1 million, respectively.


Quarter Ended March 31, 1997

Summary

	The Company recorded a net loss for the three-month period ended March 31, 1997 of $290,200, or $0.23 per share compared to a net loss of $21,500, or $0.02 per common share, for the same period in 1996. The primary reasons for the decrease in earnings were the fact that net interest income for the three-month period ended March 31, 1997 decreased by $286,800 from the same period in 1996 (see "Net Interest Income") and the Bank made a $150,000 loan loss provision for the three-month period ended March 31, 1997 as compared to no provision for the same period in 1996 (see "Provision for Loan Losses") while other operating expenses declined by $167,500.



	As summarized in Table 1 and discussed more fully below, the Bank's operations for the first three months of 1997 resulted in a 26.5 percent decrease in net interest income, a 100.0 percent increase in the provision for loan losses, a 1.5 percent increase in other operating income, and a 14.3 percent decrease in other operating expenses.

Table  1

Summary of Operating
 Performance      	 Three-month Period         Increase/
                      Ended March 31, 		       (decrease)
(Dollars in
thousands)           	1997      	1996      	Amount   	Percent


Net interest income  	$794 	   $1,081 	      $(287)   	(26.5)%

Provision for
 loan losses 	         150         	0         	150       	N/A

Other operating income 	68        	67           	1 	      1.5%

Other operating
 expenses 	          1,002     	1,169        	(167)    	(14.3)%

Net loss            	$(290)     	$(21)      	$(269) 	(1,274.4)%





	At March, 31, 1997, the Company had total assets of $80,344,200, total net loans of $44,911,200 and total deposits of $76,141,500. This compares to total assets of $66,393,000, total net loans of $46,608,200 and total deposits of $62,881,000 at December 31, 1996. Total deposits and total assets were unusually high at March 31, 1997 due to a $7,900,000 deposit which the Bank had for only that day.



	At March 31, 1997, the Company and the Bank had a Tier 1 risk based capital ratio of 7.0 percent, and a Tier 1 capital leverage ratio of 5.2 percent. Failure on the part of the Bank to meet all of the terms of the formal agreement may subject the Bank to significant regulatory sanctions, including restrictions as to the source of deposits and the appointment of a conservator or receiver.





Operating Performance



Net Interest Income: Net interest income (the amount by which interest generated from earning assets exceeds interest expense on interest-bearing liabilities) is the most significant component of the Company's earnings. The Company's diverse portfolio of earning assets is comprised of its core business of loan underwriting, augmented by liquid overnight federal funds sold, short term interest-bearing deposits with other financial institutions and investment securities. These earning assets are financed through a combination of interest-bearing and noninterest-bearing sources of funds.



	Operating results in the three-month period of 1997 were impacted by a 26.5 percent decrease in net interest income from the same period of 1996, to $1,050,500. The reasons for this decline were decreases in the rate of interest earned on loans, the increase in the level of nonaccrual loans and a decrease in the volume of earning assets, partially offset by a decrease in the rate of interest paid on interest-bearing liabilities and amount of interest bearing liabilities. The average rate of interest earned on loans was 7.6 percent in 1997 as compared to
8.6 percent in 1996, as nonaccrual loans increased to $2,074,700 at March 31, 1997 from $843,000 at March 31, 1996. In addition, average loans outstanding declined $4,125,000 or 8.1 percent between the three months ended March 31, 1996 and the three months ended March 31, 1997 while average interest-bearing liabilities decreased $3,001,000 or 7.2 percent. The amounts of these increases and reductions may be seen in Table 2.



	The Bank analyzes its performance using the concepts of interest rate spread and net yield on earning assets. The interest rate spread represents the difference between the yield on earning assets and the interest rate paid on interest-bearing liabilities. The net yield on earning assets is the difference between the yield on earning assets and the effective rate paid on all funds -- interest-bearing liabilities as well as interest-free sources.



	The Company's interest rate spread for the three-month period ended March 31, 1997 was 4.5 percent compared to 5.0 percent in 1996. The 1997 decrease was due to a decrease in the yield on all earning assets. A decrease in the prime rate in early 1996 contributed to the decrease in the rates paid on interest-bearing liabilities. The net yield on earning assets was 5.4 percent in the three-month period of 1997 and 6.2 percent during the same period in 1996.



	The Bank's net yield on earning assets remains high in comparison with the Company's interest rate spread due to the significant volume of noninterest-bearing demand deposits relative to total funding sources (represented by total deposits and shareholders' equity). While these deposits are noninterest- bearing, they are not without cost. However, the Bank believes that they remain the lowest cost source of funds available in the marketplace (see "Liquidity and Interest Rate Sensitivity Management").



Table 2

Net Interest
 Income Analysis        	Interest	Weighted	 Change from prior year
(Dollars in      Average  Income/  Average     due to change in:
thousands)       Balance  Expense Yield/Cost  Volume  Rate  Total

Three months
 ended March 31,
 1997

  Loans         	$46,539    	$876    	7.6%   	$(83) 	$(112) 	$(195)

  Other
   earning
   assets        	12,976     	175    	5.5    	(100)   	(31)  	(131)

  Interest-
   earning
   assets        	59,515   	1,051    	7.2    	(183)  	(143)  	(326)

  Interest-
   bearing
   liabilities   	38,510     	257    	2.7     	(20)   	(19)   	(39)

                	$21,005    	$794    	4.5%  	$(163) 	$(124) 	$(287)

    Net yield on earning assets  	 	 	5.4%

Three months
 ended March 31,
 1996

    Loans 	      $50,664  	$1,071    	8.6%  	$(106) 	$(112) 	$(218)

    Other
     earning
     assets      	20,280     	306    	6.1     	(42)    	(5)   	(47)

    Interest-
     earning
     assets      	70,944   	1,377    	7.9    	(148)  	(117)  	(265)

    Interest-
     bearing
     liabilities 	41,511     	296    	2.9    	(103) 	   26    	(77)

                	$29,433  	$1,081    	5.0%   	$(45) 	$(143) 	$(188)

    Net yield on earning assets 	 	  	6.2%





Other Operating Income : Other operating income increased 1.5 percent in the three-month period ended March 31, 1997 to $67,700 from $67,100 in the three-month period ended March 31, 1996.

Provision for Loan Losses:   Implicit in lending activities is
the fact that losses will be experienced and that the amount of such losses will vary from time to time, depending upon the risk characteristics of the portfolio as affected by economic conditions and the financial experience of borrowers.

	Excluding loans which have been classified loss and charged off by the Bank, the Bank's classified loans consisted of $5,883,500 of loans classified as substandard at March 31, 1997 as compared to $5,897,500 of substandard and $44,300 of loans classified as doubtful at December 31, 1996. In addition to the classified loans, the Bank was also monitoring $2,504,000 of loans which it had designated as listed at March 31, 1997 as compared to $2,276,600 at December 31, 1996.



	With the exception of these classified and listed loans, management is not aware of any other loans as of March 31, 1997 where the known credit problems of the borrower would cause it to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being considered nonperforming loans at some future date. However, management subsequent to March 31, 1997 has become aware of one loan with a balance in the amount of $559,000 where management has serious doubt about the ability of the borrower to comply with the terms of such loan. Management cannot, however, predict the extent to which the current economic environment may persist or worsen or the full impact such environment may have on the Bank's loan portfolio. Furthermore, management cannot predict the results of any subsequent examinations of the Bank's loan portfolio by its primary regulators. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual or become restructured loans, in-substance foreclosures or other real estate owned in the future.



The allowance for loan losses, which provides a financial buffer for the risk of losses inherent in the lending process, is increased by the provision for loan losses charged against income, decreased by the amount of loans charged off and increased by recoveries. There is no precise method of predicting specific losses which ultimately may be charged off and the conclusion that a loan may become uncollectible, in whole or in part, is a matter of judgment. Similarly, the adequacy of the allowance and accompanying provision for loan losses can be determined only on a judgmental basis after full review, including consideration of economic conditions and their effects on specific borrowers, borrowers' financial data, and evaluation of underlying collateral for secured lending.



Based upon management's assessment of the overall quality of the loan portfolio, and of external economic conditions, the Bank made a $150,000 provision for loan losses in the first three months of 1997. Loans totaling $145,400 were charged off during the period, and $17,300 was recovered. Loans charged off amounted to $38,100 in the three-month period ended March 31, 1996, while recoveries totaled $6,100. The March 31, 1997 allowance for loan losses was $1,110,100, or 2.4 percent of gross loans outstanding, compared to 2.3 percent at December 31, 1996. As noted below, the level of nonaccural loans increased during the first quarter of 1997, and the loans representing such increase have been classified as substandard and taken into consideration in determining the adequacy of the allowance for loan losses at both December 31, 1996 and March 31, 1997.

The allowance for loan losses reflects management's perception of the lending environment in which it operates. Although management believes that the allowance for possible loan losses is adequate, there can be no reasonable assurance that further deterioration will not occur. As a result, future provisions will be subject to continuing evaluation of inherent risk in the loan portfolio.

	At March 31, 1997 and 1996, the Bank had classified $1,424,200 and $46,800, respectively, of its loans as impaired and recorded a loss of $173,000 and $46,800, respectively, as a specific reserve. At March 31, 1997 and 1996, the Bank classified
$52,100 and $2,093,200, respectively, of its loans as impaired without a specific reserve. Since these loans are collateral dependent and the estimated fair value of the collateral exceeds the book value of the related loans, no specific loss reserve was recorded on these loans in accordance with SFAS No. 114.
The average recorded investment of impaired loans during the three months ended March 31, 1997 and 1996 was approximately
$1,462,200 and $1,957,500, respectively. Interest income of $1,300 and $19,200, respectively, was recognized on impaired loans during the three months ended March 31, 1997 and 1996.

	At March 31, 1997, nonaccrual loans totaled $2,074,700, or 4.5 percent of gross loans, compared with $568,400, or 1.2 percent at December 31, 1996. Other real estate owned (OREO), consisting of properties received in settlement of loans totaled $2,840,700 at March 31, 1997, an increase of $244,600 or 7.9%
from December 31, 1996. The increase in nonaccrual loans during the first quarter of 1997 was primarily due to the placing of two loans totaling $1,284,600 on nonaccrual status. The first loan with a balance of $686,100 is fully collateralized and is classified as substandard. The second loan with a balance of $598,500 is collateralized at approximately 58% and is also classified as substandard. The Company has adequately reserved for loans in accordance with SFAS No. 114.

Summary of Nonaccrual Loans

                                   March 31, 1997        December 31, 1997

Commercial loans                       $  825,580             $ 77,033
Mortgage loans                         $1,249,153             $499,500
Credit card                                     0                    0
Overdrafts                                      0                    0
Installment                                     0                    0
Construction                                    0                    0


Because of the current economic environment, it is possible that nonaccrual loans and OREO could increase in 1997. Although management believes that the allowance for possible loan losses is adequate and OREO is carried at fair value less estimated selling costs, there can be no reasonable assurance that increases in the allowance for loan losses or additional write-downs of OREO will not be required as a result of the deterioration in the local economy or increases in interest rates.


Other Operating Expenses: Other operating expenses totaled $1,001,900 for the three-month period of 1997, a decrease of $167,500 or 14.3 percent from $1,169,400 for the three month period of 1996. Occupancy expense increased due to the Bank's relocation to its original location in November 1996 which had been vacated due to earthquake damage. The monthly rent has increased from $17,400 per month to $46,300 per month.
In other categories of expenses, significant progress has been made to reduce operating expenses through attrition and expense control. Total other operating expenses were 5.9 percent and
5.8 percent of average total assets at March 31, 1997 and 1996, respectively.



Income Taxes: Deferred income taxes are computed using the liability method based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods

	The Company had no income tax expense or benefit for the three months ended March 31, 1997 or 1996. For federal income tax purposes, the Company has a net operating loss carryforward of approximately $3,727,000 which expire in 20080 - 2011. For state income tax purposes, the Company has incurred a net operating loss of approximately $5,252,000 which expire in 1997
- 2001 to offset future taxes payable, adjusted for the fifty percent reduction, as required by state tax law.



Financial Condition



As set forth in Table 3, the Company recorded average total assets for the three-month period ended March 31, 1997 of $67.7 million, a 14.1 percent decrease from 1996 annual average total assets of $78.8 million. The Bank's average fed funds sold decreased by $6.7 million or 59.6 percent in the three-month period ended March 31, 1997 due to a similar decline in average deposits noted below. In addition, the Bank's average loans decreased 6.4 percent in the three-month period ended March 31, 1997 primarily due to reductions in the commercial segment of the loan portfolio. This reduction reflects the current level of loan demand.



	Average total deposits of $64.3 million for the three-month period ended March 31, 1997 declined 13.6 percent from average total deposits of $74.4 for the year ended December 31, 1996. Non-interest-bearing deposits representing 40.1 percent of average total deposits for the three- month period ended March
31, 1997, totaled $25.8 million, down from $31.8 million, or
42.7 percent for year ended December 31, 1996. This decline is due to one relationship representing approximately 10 percent of average demand deposits which left the Bank in late 1996.

	 Table 3

            	Three-months ended    	Year ended
               March 31, 1997    December 31, 1996    	  Change
Balance Sheet  Average   % of    Average     % of      from 1996
Analysis       Balance   Total   Balance     Total  Amount    	%
Dollars in
millions)

	Loans        	 $46.5    	78.2% 	 $49.7 	    71.5% 	$(3.2)	(6.4)%

	Other interest-
  earning
  assets        	13.0    	21.8%   	19.8     	28.5%  	(6.8)	(34.3)%

	Total
  earning
  assets        	59.5   	100.0%   	69.5    	100.0% 	(10.0)	(14.4)%

	Total
  assets      	 $67.7 		          $78.8        	 	 $(11.1) (14.1)%

	Deposits:

  Interest
   bearing
   demand      	 $6.2     	9.6%  	 $6.6     	8.9% 	 $(0.4)	(6.1)%

  Money
   market
   and
   savings      	23.7    	36.9%   	27.6    	37.1%   	(3.9)	(14.1)%

  Time
  certificates
  of deposit     	8.6    	13.4%    	8.4    	11.3%    	0.2   	2.4%

Total interest-
 bearing
 deposits 	      38.5    	59.9%   	42.6    	57.3%   	(4.1) 	(9.6)%

 Non-interest-
  bearing demand
  deposits      	25.8    	40.1%   	31.8    	42.7%   	(6.0) 	(18.9)%

Total deposits  $64.  3 	100.0% 	 $74.4   	100.0% 	 $(10.1)	(13.6)%

	Total earning
  assets as a
  percent of
  total deposits 		       92.5%           		93.4%







Liquidity and Interest Rate-Sensitivity Management



Liquidity: Management monitors its liquidity position continuously in relation to trends of loans and deposits, and relates the data to short and long term expectations. In order to serve the Bank's customers effectively, funds must be available to meet their credit needs as well as their withdrawals of deposited funds. Liquidity from assets is provided by the receipt of loan payments and by the maturity of other earning assets as further described below. Liquidity from liabilities is attained primarily by obtaining new deposits.

	Liquid assets are defined to include federal funds sold, interest-bearing deposits with other financial institutions, unpledged investment securities and cash and due from banks.
The Company's liquidity ratio (the sum of liquid assets divided by total deposits) was 39.7 percent at March 31, 1997 and 22.7 percent at December 31, 1996. Fed funds sold were unuseally high at March 31, 1997 due to a $7,900,000 deposit which the Bank had for one day. The average maturity of the Bank's investment securities portfolio is 1.8 years at March 31, 1997 versus 1.9 years at December 31, 1996. The loan to deposit ratio was 60.1 percent and 75.5 percent at March 31, 1997 and December 31, 1996, respectively.



	On the liability side, the Bank's liquidity position is enhanced by sizable core deposits. As stable core deposits (which include all deposits except time certificates of deposit and money market accounts that represent insurance proceeds received by property management company customers for damage sustained in the Northridge earthquake) are generated, the need for other sources of liquidity diminishes. This derives from the fact that the Bank's primary liquidity requirement generally arises from the need to meet maturities of time certificates of deposit. Absent extraordinary conditions, the bulk of stable core deposits do not require significant amounts of liquidity to meet the net short or intermediate term withdrawal demands of customers.



	Marathon has emphasized core deposit growth which represents, on average, 82.0 percent of total average deposits during the three-month period ended March 31, 1997 and 84.6 percent during all of 1996. In addition, the Company's time deposits were primarily from its local customer base, which is highly diversified and without significant concentrations.



	While the demand deposits are noninterest-bearing, the account relationships are not without cost as the Bank provides messenger, courier, accounting and data processing services in connection with the relationships.



Interest Rate-Sensitivity Management: Interest rate sensitivity management focuses, as does liquidity management, on the maturities of earning assets and funding sources. In addition, interest rate sensitivity management takes into consideration those assets and liabilities whose interest rates are subject to change prior to maturity. Net interest income can be vulnerable to fluctuations arising from a change in the general level of interest rates to the extent that the average yield on earning assets responds differently to such a change than does the average cost of funds. In an effort to maintain consistent earnings performance, the Bank manages the repricing characteristics of its assets and liabilities to control net interest sensitivity.



	The Company measures interest rate sensitivity by distributing the rate maturities of assets and supporting funding liabilities into interest sensitivity periods, summarizing interest rate risk in terms of the resulting interest sensitivity gaps. A positive gap indicates that more interest sensitive assets than interest sensitive liabilities will be repriced during a specified period, while a negative gap indicates the opposite condition.



	It is the Bank's policy to maintain an adequate balance of rate sensitive assets as compared to rate sensitive liabilities.
Rate sensitive assets were 117 percent of rate sensitive liabilities at March 31, 1997 as compared to 96 percent at the end of 1996. In the one year or less category, rate sensitive assets were 111 percent of rate sensitive liabilities at March
31, 1997 and 114 percent at December 31, 1996. The gap position is but one of several variables that affect net interest income.
 Consequently, these amounts are used with care in forecasting the impact of short term changes in interest rates on net interest income. In addition, the gap calculation is a static indicator and is not a net interest income predictor in a dynamic business environment.

Table 4

Analysis of Rate Sensitive
Assets & Liabilities
by Time Peroid                    Rate sensitive or maturing in

                           90 days  3 - 12   1 - 5  Over 5

(Dollars in millions)	     or less  months   years  years   Total



March 31, 1997

Investments                	$20.2   	$1.3    	$6.1  	$0.0  	$27.6

Loans                       	23.7   	10.7     	5.2   	4.3   	43.9

  Rate sensitive assets     	43.9   	12.0    	11.3   	4.3   	71.5

Time deposits                	4.6    	4.4     	0.0   	0.0   	$9.0

Other deposits              	34.0    	7.6    	10.6    0.0 	 	52.2

  Rate sensitive liabilities	38.6   	12.0    	10.6   	0.0 	  61.2

Rate sensitive GAP          	$5.3   	$0.0    	$0.7  	$4.3  	$10.3

Cumulative GAP              	$5.3   	$5.3    	$6.0 	$10.3    	--

Cumulative ratio of sensitive

  assets to liabilities      	1.1    	1.1     	1.1   	N/A 	   1.2


December 31, 1996

Investments 	                $2.9 	  $1.6    	$6.0  	$0.1  	$10.6

Loans 	                      33.7    	3.8     	5.2   	4.4   	47.1

    Rate sensitive assets   	36.6    	5.4 	   11.2   	4.5   	57.7

Time deposits                	3.4    	4.6 	    0.2 	  0.0    	8.2

Other deposits              	27.6    	1.2     	0.0  	23.0   	51.8

    Rate sensitive
     liabilities 	           31.0    	5.8     	0.2  	23.0   	60.0

Rate sensitive GAP 	         $5.6  	$(0.4)  	$11.0	$(18.5) 	$(2.3)

Cumulative GAP 	             $5.6   	$5.2   	$16.2 	$(2.3)    	--

Cumulative ratio of
 sensitive assets to
 liabilities                 	1.2    	1.1     	1.4    1.0    	1.0




Capital Resources And Dividends

	At March 31, 1997, the Bank had a Tier 1 risk based capital ratio of 7.0 percent, and a Tier 1 capital leverage ratio of 5.2 percent. Failure on the part of the Bank to meet the terms of the formal agreement may subject the Bank to significant regulatory sanctions, including restrictions as to the source of deposits and the appointment of a conservator or a receiver.




	The following table summarizes the actual capital ratios of the Company and the Bank (the capital ratios of the Company approximate those of the Bank) as of March 31, 1997, the minimum levels required under the regulatory framework for prompt corrective action and the capital ratios required by the formal agreement with the OCC.

		 	                             	  To Be
                                Categorized
                   Actual Bank      as          OCC
                    Capital at  Adequately     Formal
                     3/31/97    Capitalized   Agreement

Total risk-based   	     8.3% 	      8.0% 	      N/A

Tier 1 risk-based  	     7.0% 	      4.0% 	      8.5%

Tier 1 leverage  	       5.2% 	      4.0% 	      6.0%




                               BUSINESS

Marathon Bancorp

Marathon Bancorp is a bank holding company incorporated in California on October 12, 1982 and registered under the Bank
Holding Company Act of 1956, as amended. Marathon Bancorp conducts operations through its subsidiary, Marathon
National Bank, a national banking association. Marathon Bancorp has one inactive subsidiary, Marathon Bancorp Mortgage Corporation. The Company's executive offices are located at 11150 West Olympic
Boulevard, Los Angeles, California.

The Bank

The Bank was organized in 1982 and commenced operations as a national bank in 1983. The Bank's deposit accounts are insured by the FDIC to the extent permitted by law.

The Bank provides general commercial banking services to individuals, businesses and professional firms located in its general service area of the counties of Los Angeles and Orange. These services include personal and business checking, interest-bearing money market and savings accounts (including interest-bearing negotiable order of withdrawal accounts) and both time certificates of deposit and open account time deposits. The Bank also offers night depository and bank-by-mail services, as well as traveler's checks (issued by an independent entity) and cashier's checks. The Bank acts as an authorized depository for deposits of the U.S. Bankruptcy Court for the Southern, Central and Northern districts of California. The Bank also acts as a merchant depository for cardholder drafts under both VISA and MasterCard. In addition, the Bank provides note and collection services and direct deposit of social security and other government checks. In 1995, the Bank also began offering U.S. government securities as investment products to customers.

The Bank engages in a full complement of lending activities, including revolving lines of credit, working capital and accounts receivable financing, short term real estate construction financing, mortgage loans, home equity lines of credit and consumer installment loans, with particular emphasis on short and medium term obligations. In addition, in 1995, the Bank began offering overdraft lines of credit to businesses and individuals as well as loans to homeowners associations. The Bank's commercial lending activities are directed principally toward businesses whose demand for funds falls within the Bank's lending limit, such as small to medium sized retail and wholesale outlets, light manufacturing concerns and professional firms. The Bank's consumer lending activities include loans for automobiles, recreational vehicles, home improvements and other personal needs. The Bank issues VISA credit cards primarily to those customers with other borrowing and deposit relationships with the Bank.

Principal Market Area

The Company concentrates on marketing to and serving the needs of individuals and businesses in Los Angeles County and Orange County, California. The general economy in Southern California, and particularly the real estate market, is suffering from the effects of a prolonged recession that has negatively impacted the ability of certain borrowers of the Company to perform under the original terms of their obligations to the Company.

Competition

The Company faces substantial competition for deposits and loans throughout its market area. The primary factors in competing for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. Competition for deposits comes primarily from other commercial banks, savings institutions, credit unions, thrift and loans, insurance companies, money market and mutual funds and other institutions which offer loan and investment products. The primary factors in competing for loans are interest rates, lending limits, loan origination fees, the quality and range of lending services and personalized services. Competition for loans comes primarily from other commercial banks, savings institutions, thrift and loans, mortgage companies, credit unions and other financial intermediaries. The Company faces competition for deposits and loans throughout its market areas not only from local institutions, but also from out-of-state financial intermediaries which have opened loan production offices or which solicit deposits in the Company's market areas. Many of the financial intermediaries operating in the Company's market areas offer certain services, such as trust and international banking services, which the Company does not offer directly. Additionally, banks with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the needs of larger customers. The Bank's market share of total deposits in Los Angeles County and Orange County is insignificant.

Employees

At December 31, 1996, the Company had 33 full-time equivalent employees. Management believes that its relations with its employees are satisfactory.

Properties

The Company's executive offices currently are located at 11150 West Olympic Boulevard, Los Angeles, California. The Company leases approximately 21,000 square feet of office space for a remaining term of approximately six years. Management believes that its existing facilities are adequate for its present purposes.

Legal Proceedings

There are no material legal proceedings pending other than ordinary routine litigation incidental to the business of the Company to which the Company or its subsidiaries is a party or of which any of their property is a subject, except as described below.

Countrywide Home Loans vs. Marathon National Bank, Los Angeles Superior Court, case number GC 018232. On December 16, 1996, the Plaintiffs filed suit against the Bank for breach of contract in connection with the Bank's failure to repurchase three non-conforming mortgage loans which the Bank had originated and sold to Plaintiff. The Plaintiff is seeking damages of at least $760,555 plus interest, attorneys fees and costs. The Bank is trying to settle the matter, but no settlement has been reached. Management of the Bank contends that the amount of damages suffered by Plaintiff to be significantly less that the amount of damages sought. However, there can be no assurance that an adverse result or settlement with respect to the lawsuit would not have a material adverse effect on the Company. At December 31, 1996, the Bank established a reserve for potential losses that may result from this operation.

While other investors have purchased loans from the Bank's former wholesale mortgage banking division and claims with respect to such purchases have been made against the Bank totaling approximately $1,615,000, none of these claims to management's knowledge have resulted in either a legal or a pending legal proceeding, except for one claim which was settled through arbitation in August 1996 where the Bank agreed to repurchase the loan which resulted in a loss to the Bank of approximately $68,000. In addition, another of the claims resulted in a settlement in the amount of $108,000 that was paid in July 1996. There is no assurance that such claims or any future claims, if any, will not result in litigation which may have a material adverse effect on the Company.

Effect of Governmental Policies and Recent Legislation

Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by the Company on its deposits and its other borrowings and the interest rate received by the Company on loans extended to its customers and securities held in the Company's portfolio comprise the major portion of the Company's earnings. These rates are highly sensitive to many factors that are beyond the control of the Company. Accordingly, the earnings and growth of the Company are subject to the influence of local, domestic and foreign economic conditions, including recession, unemployment and inflation.

The commercial banking business is not only affected by general economic conditions, but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory agencies. The likelihood of any major changes and the impact such changes might have on the Company are impossible to predict. Certain of the potentially significant changes which have been enacted recently by Congress or various regulatory or professional agencies are discussed below.

The Economic Growth and Regulatory Paperwork Reduction Act (the "1996 Act") as part of the Omnibus Appropriations Bill was enacted on September 30, 1996 and includes many banking related provisions. The most important banking provision is the recapitalization of the Savings Association Insurance Fund ("SAIF"). The 1996 Act provides for a one time assessment of approximately 65 basis points per $100 of deposits of SAIF insured deposits including Oakar deposits payable on November 30, 1996. For the years 1997 through 1999 the banking industry will assist in the payment of interest on FICO bonds that were issued to help pay for the clean up of the savings and loan industry. Banks will pay approximately 1.3 cents per $100 of deposits for this special assessment, and after the year 2000, banks will pay approximately 2.4 cents per $100 of deposits until the FICO bonds mature in 2017. There is a three year moratorium on conversions of SAIF deposits to Bank Insurance Fund ("BIF") deposits. The 1996 Act also has certain regulatory relief provisions for the banking industry. Lender liability under the Superfund is eliminated for lenders who foreclose on property that is contaminated provided that the lenders were not involved with the management of the entity that contributed to the contamination. There is a five year sunset provision for the elimination of civil liability under the Truth in Savings Act. The FRB and Department of Housing and Urban Development are to develop a single format for Real Estate Settlement Procedures Act and Truth in Lending Act ("TILA") disclosures. TILA disclosures for adjustable mortgage loans are to be simplified. Significant revisions are made to the Fair Credit Reporting Act ("FCRA") including requiring that entities which provide information to credit bureaus conduct an investigation if a consumer claims the information to be in error. Regulatory agencies may not examine for FCRA compliance unless there is a consumer complaint investigation that reveals a violation or where the agency otherwise finds a violation. In the area of the Equal Credit Opportunity Act, banks that self-test for compliance with fair lending laws will be protected from the results of the test provided that appropriate corrective action is taken when violations are found.

On September 28, 1995, Governor Pete Wilson signed Assembly Bill 1482 (known as the Caldera, Weggeland, and Killea California Interstate Banking and Branching Act of 1995 and referred to herein as the "CIBBA") which allows for early interstate branching in California. Under the federally enacted Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), discussed in more detail below, individual states could "opt-out" of the federal law that would allow banks on an interstate basis to engage in interstate branching by merging out-of-state banks with host state banks after June 1, 1997. In addition under IBBEA, individual states could also "opt-in" and allow out-of-state banks to merge with host state banks prior to June 1, 1997. The host state is allowed under IBBEA to impose certain nondiscriminatory conditions on the resulting depository institution until June 1, 1997. California in enacting CIBBA authorizes out-of-state banks to enter California by the acquisition of or merger with a California bank that has been in existence for at least five years.

Section 3824 of the California Financial Code ("Section 3824") as added by CIBBA provides for the election of California to "opt-in" under IBBEA allowing interstate bank merger transactions prior to July 1, 1997 of an out-of-state bank with a California bank that has been in existence for at least five years. The early "opt in" has the reciprocal effect of allowing California banks to merge with out-of-state banks where the states of such out-of-state banks have also "opted in" under IBBEA. The five year age limitation is not required when the California bank is in danger of failing or in certain other emergency situations.

Under IBBEA, California may also allow interstate branching through the acquisition of a branch in California without the acquisition of an entire California bank. Section 3824 provides an express prohibition against interstate branching through the acquisition of a branch in California without the acquisition of the entire California bank. IBBEA also has a provision allowing states to "opt-in" with respect to permitting interstate branching through the establishment of de novo or new branches by out-of-state banks. Section 3824 provides that California expressly prohibits interstate branching through the establishment of de novo branches of out-of-state banks in California, or in other words, California did not "opt-in" this aspect of IBBEA. CIBBA also amends the California Financial Code to include agency provisions to allow California banks to establish affiliated insured depository institution agencies out of state as allowed under IBBEA.

Other provisions of CIBBA amend the intrastate branching laws, govern the use of shared ATM's, and amend intrastate branch acquisition and bank merger laws. Another banking bill enacted in California in 1995 was Senate Bill 855 (known as the State Bank Parity Act and is referred to herein as the "SBPA"). SBPA went into effect on January 1, 1996, and its purpose is to allow a California state bank to be on a level playing field with a national bank by the elimination of certain disparities and allowing the California Superintendent of Banks ("Superintendent") authority to implement certain changes in California banking law which are parallel to changes in national banking law such as closer conformance of California's version of Regulation O to the FRB's version of Regulation O and certain other changes including allowing the repurchase of stock with the prior written consent of the Superintendent.

On September 29, 1994, IBBEA was enacted which has eliminated many of the current restrictions to interstate banking and branching. The IBBEA permits full nationwide interstate banking to adequately capitalized and adequately managed bank holding companies beginning September 29, 1995 without regard to whether such transaction is expressly prohibited under the laws of any state. The IBBEA's branching provisions permit full nationwide interstate bank merger transactions to adequately capitalized and adequately managed banks beginning June 1, 1997. However, states retain the right to completely "opt out" of interstate bank mergers and to continue to require that out-of-state banks comply with the states' rules governing entry.

The states that opt out must enact a law after September 29, 1994 and before June 1, 1997 that (i) applies equally to all out-of-state banks and (ii) expressly prohibits merger transactions with out-of-state banks. States which opt out of allowing interstate bank merger transactions will preclude the mergers of banks in the opting out state with banks located in other states. In addition, banks located in states that opt out are not permitted to have interstate branches. States can also "opt in" which means states can permit interstate branching earlier than June 1, 1997.

The laws governing interstate banking and interstate bank mergers provide that transactions, which result in the bank holding company or bank controlling or holding in excess of ten percent of the total deposits nationwide or thirty percent of the total deposits statewide, will not be permitted except under certain specified conditions. However, any state may waive the thirty percent provision for such state. In addition, a state may impose a cap of less than thirty percent of the total amount of deposits held by a bank holding company or bank provided such cap is not discriminatory to out-of-state bank holding companies or banks.

On September 23, 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "1994 Act") was enacted which covers a wide range of topics including small business and commercial real estate loan securitization, money laundering, flood insurance, consumer home equity loan disclosure and protection as well as the funding of community development projects and regulatory relief.

The major items of regulatory relief contained in the 1994 Act include an examination schedule that has been eased for the top rated banks and will be every 18 months for CAMEL 1 banks with less than $250 million in total assets and CAMEL 2 banks with less than $100 million in total assets (the $100 million amount was amended to $250 million by the 1996 Act discussed above). The 1994 Act amends Federal Deposit Insurance Corporation Improvement Act of 1991 with respect to the Section 124, the mandate to the federal banking agencies to issue safety and soundness regulations, including regulations concerning executive compensation allowing the federal banking regulatory agencies to issue guidelines instead of regulations.

Further regulatory relief is provided in the 1994 Act, as each of the federal regulatory banking agencies including the National Credit Union Administration Board is required to establish an internal regulatory appeals process for insured depository institutions within 6 months. In addition, the Department of Justice 30 day waiting period for mergers and acquisitions is reduced by the 1994 Act to 15 days for certain acquisitions and mergers.

In the area of currency transaction reports, the 1994 Act requires the Secretary of the Treasury to allow financial institutions to file such reports electronically. The 1994 Act also requires the Secretary of the Treasury to publish written rulings concerning the Bank Secrecy Act, and staff commentary on Bank Secrecy Act regulations must also be published on an annual basis.

On December 17, 1993, the President signed into law the Resolution Trust Corporation Completion Act to provide additional funding for failed savings associations under the jurisdiction of the Resolution Trust Corporation. In addition to providing such funding, the legislation, among other things, makes it more difficult for the federal banking agencies to obtain prejudgment injunctive relief against depository institutions and parties affiliated with such institutions, extends the moratorium on depository institutions converting from Savings Association Insurance Fund insurance to Bank Insurance Fund insurance or vice versa, and prohibits the FDIC from using any deposit insurance funds to benefit the shareholders of a failed or failing depository institution.

The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act"), which was signed into law on August 10, 1993, contains numerous tax and other provisions which may affect financial institutions and their businesses. The Budget Act contains a provision that establishes a priority for depositors, or the FDIC as subrogee thereof, in the event of a liquidation or other resolution of an insured depository institution for which a receiver is appointed after August 10, 1993. In addition, under the existing cross-guarantee provisions of federal banking law, the FDIC has the power to estimate the cost of the failure of an insured depository institution and assess a charge against any financial institution affiliated with the failed institution.

On December 19, 1991, the FDIC Improvement Act of 1991 (the "1991 Act") was signed into law. The 1991 Act provides for the recapitalization and funding of the Bank Insurance Fund of the FDIC. In addition, the 1991 Act includes many changes to banking law. Supervisory reforms provided under the 1991 Act include annual on-site full scope examinations of most insured institutions, additional audit and audit report requirements imposed on most insured institutions and a new annual report requirement for most insured institutions. Accounting reforms, including the prescription of accounting principles no less stringent than generally accepted accounting principles, and prescription of standards for the disclosure of off-balance sheet items, market value information and capital adequacy, are also provided for in the 1991 Act. In addition, the 1991 Act provides for a new rating system for insured institutions based on capital adequacy. Institutions will be categorized as critically undercapitalized, significantly undercapitalized, undercapitalized, adequately capitalized and well capitalized.

The federal banking regulators have adopted definitions of how institutions will be ranked for prompt corrective action purposes. These definitions are as follows: (i) a well capitalized institution is one that has a leverage ratio of 5%, a Tier 1 risk-based capital ratio of 6%, a total risk-based capital ratio of 10% and is not subject to any written order or final directive by the federal banking regulators to meet and maintain a specific capital level; (ii) an adequately capitalized institution is one that meets the minimum required capital adequacy levels but not that of a well capitalized institution; (iii) an undercapitalized institution is one that fails to meet any one of the minimum required capital adequacy levels but not as undercapitalized as a significantly undercapitalized institution; (iv) a significantly undercapitalized institution is one that has a total risk-based capital ratio of less than 6% and/or a leverage ratio of less than 3%; and (v) a critically undercapitalized institution is one with a leverage ratio of less than 2%.

The banking regulators will have broad powers to regulate undercapitalized institutions. Undercapitalized institutions must file capital restoration plans and are automatically subject to restrictions on dividends, management fees and asset growth. In addition, the institution is prohibited from opening new branches, making acquisitions or engaging in new lines of business without the approval of its appropriate banking regulator.

Holding companies with undercapitalized institutions will be prohibited from capital distributions without the prior approval of the FRB. Definite drop dead dates are mandated under the 1991 Act for when critically undercapitalized insured institutions must go under receivership or conservatorship.

The 1991 Act also requires the regulators to issue regulations in many areas of banking including prescribing safety and soundness standards as to internal controls, asset quality, earnings, stock valuation and executive compensation. Least cost resolution is mandated by the 1991 Act which will require the FDIC to use the least cost method case resolution. Beginning in 1995, the FDIC generally will not be permitted to cover uninsured depositors or creditors unless the President, Secretary of Treasury and the FDIC jointly determine that such is necessary to avoid systemic risk.

The 1991 Act also contains miscellaneous provisions including additional regulation of foreign banks, notification of branch closures, reduced assessments for lifeline account products, FDIC affordable housing program, Truth in Savings disclosure provisions, limitations on brokered deposits, restrictions on state bank nonbanking activities, risk-based assessments and deposit insurance limitations for certain accounts. The FDIC also adopted a risk-based assessment system for purposes of determining the insurance premium to be paid by a bank for FDIC deposit insurance. In addition, the 1991 Act requires that federal banking regulators take into account risks other than credit risks with respect to capital standards. On September 1, 1995, the federal banking regulators (other than the Office of Thrift Supervision ("OTS")) issued a final rule to take into account interest rate risk in calculating risk-based capital.
On June 26, 1996, a joint agency policy statement was issued by all of the federal banking regulators except the OTS to provide guidance on sound practices for managing interest rate risk.
The agencies did not in the policy statement elect to implement a standardized measure and quantitative capital charge, though the matter was left open for future implementation. Rather the policy statement provided standards for the banking agencies to evaluate the adequacy and effectiveness of a bank's interest rate risk management and guidance to bankers for managing interest rate risk. Specifically, effective interest rate risk management requires that there be (i) effective board and senior management oversight of the bank's interest rate risk activities, (ii) appropriate policies and practices in place to control and limit risks, (iii) accurate and timely identification and measurement of interest rate risk, (iv) an adequate system for monitoring and reporting risk exposures and
(v) appropriate internal controls for effective interest rate risk management.

It is likely that other bills affecting the business of banks may be introduced in the future by the United States Congress or California legislature.

Supervision and Regulation

Bank holding companies and national banks are extensively regulated under both federal and state law.

Marathon Bancorp

Marathon Bancorp, as a registered bank holding company, is subject to regulation under the BHC Act. Marathon Bancorp is required to file with the FRB quarterly and annual reports and such additional information as the FRB may require pursuant to the BHC Act. The FRB may conduct examinations of Marathon Bancorp and the Bank.

The FRB may require that Marathon Bancorp terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the FRB believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The FRB also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, Marathon Bancorp must file written notice and obtain approval from the FRB prior to purchasing or redeeming its equity securities.

Under the BHC Act and regulations adopted by the FRB, a bank holding company and its nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, the Company is required by the FRB to maintain certain levels of capital.

Marathon Bancorp is required to obtain the prior approval of the FRB for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the FRB is also required for the merger or consolidation of Marathon Bancorp and another bank holding company.

Marathon Bancorp is prohibited by the BHC Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, Marathon Bancorp may, subject to the prior approval of the FRB, engage in any, or acquire shares of companies engaged in, activities that are deemed by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the FRB is required to consider whether the performance of such activities by Marathon Bancorp or an affiliate can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The FRB is also empowered to differentiate between activities commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern and is generally prohibited from approving an application by a bank holding company to acquire voting shares of any commercial bank in another state unless such acquisition is specifically authorized by the laws of such other state.

Under FRB regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the FRB's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB's regulations or both.

Marathon Bancorp is also a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, Marathon Bancorp and its subsidiaries are subject to examination by, and may be required to file reports with, the California State Banking Department.

Finally, Marathon Bancorp is subject to the periodic reporting requirements of the Exchange Act, including but not limited to, filing annual, quarterly and other current reports with the Commission.

The Bank

The Bank, as a national banking association, is subject to primary supervision, periodic examination and regulation by the OCC.

The deposits of the Bank are insured by the FDIC, up to the applicable limits. For this protection, the Bank, as is the case with all insured banks, pays a semi-annual statutory assessment and is subject to the rules and regulations of the FDIC. The amount of the assessment depends on the condition of the Bank.

Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Bank. State and federal statutes and regulations affect many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends and locations of branch offices. Further, the Bank is required to maintain certain levels of capital.

Restrictions on Transfers of Funds to Marathon Bancorp by the Bank

Marathon Bancorp is a legal entity separate and distinct from the Bank. There are statutory and regulatory limitations on the amount of dividends which may be paid to Marathon Bancorp by the Bank. Marathon Bancorp as the sole shareholder of the Bank is entitled to dividends when and as declared by the Bank's Board out of funds legally available therefor. The Bank's ability to pay dividends is governed by the national banking laws and under certain circumstances is subject to the approval of the OCC. Pursuant to 12 U.S.C. Section 56, no national bank may pay dividends from its capital; all dividends must be paid out of net profits then on hand, after deducting for expenses, including losses and bad debts. The payment of dividends out of net profits of a national bank is further limited by 12 U.S.C.
Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus fund equals the amount of common capital, or if the surplus fund does not equal the amount of common capital, until at least one-tenth of the Bank's net profits for the relevant statutory period are transferred to the surplus fund each time dividends are declared.

Pursuant to 12 U.S.C. Section 60(b), the approval of the OCC is required if the total of all dividends declared by a bank in any calendar year will exceed the total of its net profits of that year combined with its retained net profits of the two preceding years, less any required transfers to surplus or to a fund for the retirement of any preferred stock which may be outstanding. Moreover, pursuant to 12 U.S.C. Section 1818(b), the Comptroller may prohibit the payment of dividends which would constitute an unsafe and unsound banking practice. At December 31, 1996 the Bank had no amount that was available for dividends.

The OCC also has authority to prohibit the Bank from engaging in what, in the OCC's opinion, constitutes an unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the OCC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FRB has established guidelines with respect to the maintenance of appropriate levels of capital by bank holding companies under its jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the PCA Provisions could limit the amount of dividends which the Bank or Marathon Bancorp may pay.

At present, substantially all of Marathon Bancorp's revenues, including funds available for the payment of dividends and other operating expenses, is, and will continue to be, primarily dividends paid by the Bank. However, as a result of losses experienced, the Bank is prohibited by national banking law from paying a cash dividend in any amount to Marathon Bancorp without first obtaining the prior approval of the OCC.

The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, Marathon Bancorp or other affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of Marathon Bancorp or other affiliates. Such restrictions prevent Marathon Bancorp and such other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in Marathon Bancorp or to or in any other affiliate is limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). Additional restrictions on transactions with affiliates may be imposed on the Bank under the PCA Provisions.

Existing and Potential Enforcement Actions

Commercial banking organizations, such as the Bank, and their institution-affiliated parties, which include Marathon Bancorp, may be subject to potential enforcement actions by the FRB, the OCC for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the PCA Provisions. Additionally, a holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company.

Following a supervisory examination of the Bank dated July 5, 1995, the Bank entered into a Formal Agreement with the OCC.
The Formal Agreement requires the Bank to develop on an annual basis a strategic plan covering a period of three years. The strategic plan is required to include among other things (i) the achievement and maintenance by the Bank of a Tier 1 risk-based capital ratio of at least 8.5% and a leverage capital ratio of at least 6%, (ii) attainment of satisfactory profitability, and
(iii) reduction of OREO assets based on an individual parcel cost/benefit analysis that identifies the breakeven price and a marketing program designed to achieve each parcel's timely sale.

On December 16, 1996, Marathon Bancorp entered into the MOU with the FRBSF under which Marathon Bancorp agreed, among other things, to (i) refrain from paying cash dividends, except with the prior approval of the FRBSF, (ii) submit to the FRBSF an acceptable plan to increase and maintain an adequate capital position for the Bank, (iii) not incur any debt without the prior approval of the FRBSF, (iv) not repurchase its stock without the prior approval of the FRBSF, (v) comply with Section 32 of the Federal Deposit Insurance Act which requires Marathon Bancorp to notify the FRB prior to the addition of any director or senior executive officer and prohibits Marathon Bancorp from adding any such person if the FRB issues a notice of disapproval of such addition, (vi) employ a permanent full-time president and chief executive officer at Marathon Bancorp and the Bank with demonstrated experience in lending and the management and operations of a bank and (vii) submit progress reports detailing the form and manner of all actions taken to comply with the MOU. The MOU supersedes an earlier memorandum of understanding dated September 24, 1992 and a supervisory letter dated November 30, 1995. See "BUSINESS--Supervision and Regulation--Existing and Potential Enforcement Actions."

While the Bank is currently not in compliance with the
terms of the Formal Agreement with respect to meeting the
capital ratios required in the Formal Agreement, management believes that upon the sale of all of the 2,222,223 shares of Common Stock in this Offering, the Bank will have capital ratios in excess of those required in the Formal Agreement and the Bank will be in substantial compliance with the terms of the Formal Agreement and the MOU that are required to be met as of the date
of this Prospectus.   However, compliance is determined by the OCC
with respect to the Formal Agreement and the FRBSF with respect to the MOU. In the event a determination is made that the Bank is not in compliance with any of the terms of the Formal Agreement or Marathon Bancorp is not in compliance with any of the terms of the MOU, the OCC and FRBSF, respectively would have available various enforcement measures available, including the imposition of a conservator or receiver (which would likely result in a substantial diminution or a total loss of the shareholders' investment in the Company), the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits, the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the PCA Provisions.

                              MANAGEMENT

Directors

The following is a summary of certain information, as of March
1, 1997 regarding the persons who serve as directors of Marathon
Bancorp.


                          Year First
Name and Title            Appointed  Principal Occupation
Other than Director  Age  Director   During Past Five Years

Nikolas Patsaouras
 Chairman             53     1982    President of Patsaouras
                                     & Associates (consulting
                                     engineers).

Robert J. Abernethy   57     1983    President, American
                                     Standard Development Co.

Craig D. Collette     54     1997    President and Chief
                                     Executive Officer of
                                     Marathon Bancorp and
                                     the Bank.  Former President
                                     and Chief Operating Officer
                                     of TransWorld Bank from
                                     June 1996 to January 1997,
                                     and former President and
                                     Chief Executive Officer of
                                     Landmark Bank from January
                                     1979 to April 1996.

Frank W. Jobe, M.D.   71     1985    Orthopedic Surgeon

C. Thomas Mallos
 Chief Financial
 Officer              60     1982    President, C. Thomas
                                     Mallos, Accountancy Corp.

Robert L. Oltman      59     1982    President, Oltman
                                     Management Company.
                                     General Partner of Space
                                     Bank, Ltd. (self storage
                                     and management company).

Ann Pappas            68     1982    Restauranteur.

Executive Officers

The following table provides certain information as of June 1, 1997 (except as otherwise disclosed) regarding the persons, other than Messrs. Collette and Mallos, who are currently serving as executive officers of Marathon Bancorp and/or the Bank.



Name                 Age         Principal Occupation
                                 During Past Five Years

Timothy J. Herles     55         Executive Vice President
                                 /Senior Credit Officer of
                                 the Bank since 1992.
                                 Formerly Chief Administrative
                                 Officer of the Bank from 1989
                                 to 1992.

Adrienne Caldwell     54         Senior Vice President/Chief
                                 Operating Officer and Chief
                                 Administrative Officer of the
                                 Bank since 1992. Formerly
                                 Cashier of the Bank from 1988
                                 to 1992.

Daniel Erickson(1)    51         Senior Vice President/Chief
                                 Financial Officer of the Bank
                                 since 1993.  Formerly Senior
                                 Vice President/Chief Financial
                                 Officer of Commercial Center
                                 Bank.

Edward Myska          51         Senior Vice President/Business
                                 Development of the Bank since
                                 1988.  Formerly, Vice President
                                 /Administration of Brentwood
                                 Bank of California.


Howard Stanke		       48         Executive Vice President/Chief
                            				 Financial Officer of the Bank
                            				 effective June 2, 1997.  Mr.
                            				 Stanke was with TransWorld Bancorp
                                 and TransWorld Bank from 1978 to
                                 June 1997, most recently as
                                 Executive Vice President/Chief
                                 Financial Officer.
_____________________________
(1) Mr. Erickson resigned effective June 6, 1997.


Executive Compensation

                Summary Compensation Table

                                       Long Term Compensation
  Annual Compensation              Awards      Payouts
   (a)    (b)  (c)   (d)   (e)    (f)    (g)   (h)     (i)
                          Other   Rest-                All
                          Annual  ricted               Other
Name and                  Compen- Stock  Opt-  LTIP    Compen-
Principal    Salary Bonus sation  Awards ions/ Payouts sation
Position Year  $     ($)  ($)(1)   ($)   SARs   ($)    (1)($)

John
 Maloney
 (2)
 President
 and Chief
 Executive
 Officer of
 Marathon
 Bancorp
 and the
 Bank  1996  $141,900 $0  $5,750   $0   50,000   $0      $0
       1995  $150,000 $0  $6,000    0        0    0      $0
       1994 $29,090(3)$0    $629    0        0    0      $0

Timothy
 J. Herles
 Executive
 Vice
 President
 and Chief
 Credit
 Officer of
 the
 Bank  1996 $100,000   $0 $8,400    0        0     0     $0
       1995 $100,000   $0 $8,400    0        0     0     $0
       1994 $111,037   $0 $8,400    0        0     0     $0

(1)   These amounts represent the business expense compensation.

(2)   Mr. Maloney passed away in November 1996.

(3) Mr. Maloney was President of the Company and the Bank and Chief Executive officer of the Bank from October 1994 until the time of his death.

               Option/SAR Grants Table

              Option/SAR Grants in Last Fiscal Year

                        Individual Grants

   (a)        (b)           (c)          (d)          (e)

           Number of    % of Total
           Securities   Options/SARS
           Underlying   Granted to     Exercise or
           Options/SARS Employees in   Base Price   Expiration
Name       Granted (#)  Fiscal Year    ($/Share)    Date

John
 Maloney      50,000         20%         $1.75       11/1998


(1) The stock options are incentive stock options as provided in Section 422 of the Internal Revenue Code. The vesting of the stock options is 20% per year from the date of the option.

(2) The exercise price per share was equal to the market price per share of the Common Stock at the time of the option grant.


     Option/SAR Exercises and Year-End Value Table

Aggregated Option/SAR Exercises in Last Fiscal Year and
               Year-End Option/SAR Value

    (a)         (b)         (c)        (d)          (e)
                                    Number of     Value of
                                    Unexercised   Unexercised
                                    Options/SARS  In-the-Money
             Shares        Value    at Year-End(#)Options/SARs
            Acquired on   Realized  Exercisable/  at Year-End($)
Name        Exercise(#)     ($)     Unexercised   Exercisable/
                                                  Unexercisable

John Maloney    0           N/A     10,000/       $7,500/
                                    40,000(1)     30,000(1)

Timothy J.
 Herles         0           N/A     39,696/0(1)   $0/0(1)

N/A - means not applicable.

(1)   Options only.

Employment Agreement

Marathon Bancorp and the Bank have an employment agreement with Mr. Craig D. Collette. Pursuant to Mr. Collette's employment agreement, Mr. Collette is to serve for a term of five years commencing January 15, 1997 as the President and Chief Executive Officer of Marathon Bancorp and the Bank. The base annual salary for Mr. Collette is $170,000 per year, with increases to be determined at the discretion of the Boards of Directors of the Bank and Marathon Bancorp. The agreement provides Mr. Collette with four weeks vacation, health, disability and life insurance benefits, $700 per month for car allowance, stock options to acquire 30,000 shares of Common Stock with vesting at 20% per year, salary continuation benefits as described below, and indemnification for matters incurred in connection with any action against the executive which arose out of and was within the scope of his employment, provided that the executive acted in good faith and in a manner the executive reasonably believed to be in the best interests of Marathon Bancorp and the Bank and with respect to a criminal matter if the executive also had no reasonable cause to believe his conduct was unlawful. If Marathon Bancorp and the Bank terminate Mr. Collette without cause, Mr. Collette shall be entitled to (i) two years then base salary in a lump sum at the time of termination, and (ii) continuation of insurance benefits for 24 months.
Upon any merger or consolidation where the Marathon Bancorp and the Bank are not the surviving or resulting corporations, or upon any transfer of all or substantially all of the assets of Marathon Bancorp and the Bank, and Mr. Collette not be retained for the remaining term of the agreement in a comparable position of the resulting corporation, Mr. Collette shall be paid two years of his then base salary in a lump sum within ten days of such termination.

Director Compensation

No director fees are paid by Marathon Bancorp. Each nonemployee director of the Bank receives $250 per meeting for his or her attendance at all regular or special meetings of the Bank, and $25 per committee meeting of the Bank. The maximum a Bank director (other than the Chairman) may receive for attendance at the Bank's board and committee meetings is $500 per month. The Chairman receives additional directors fees of $1,500 per month from the Bank with a maximum of directors fees of $2,000 per month.

Beginning in July 1998, Mr. Collette pursuant to his employment agreement will be entitled to receive directors fees for regular and special meetings of Marathon Bancorp and the Bank to the extent that directors fees are paid, but will not be entitled to receive director fees for committee meetings.

Limitation of Liability and Indemnification

The Articles of Incorporation and Bylaws of Marathon Bancorp provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement. Marathon Bancorp's Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval;
(ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

Marathon Bancorp's Bylaws provide that Marathon Bancorp shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Marathon Bancorp's Bylaws also provide that Marathon Bancorp shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Marathon Bancorp would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Marathon Bancorp's Bylaws. Each of the directors and executive officers of Marathon Bancorp has an indemnification agreement with Marathon Bancorp that provides that Marathon Bancorp shall indemnify such person to the full extent authorized by the applicable provisions of California law and further provide advances to pay for any expenses which would be subject to reimbursement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling Marathon Bancorp pursuant to the foregoing, Marathon Bancorp has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                 BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of Marathon Bancorp's Common Stock by each person who is currently serving as a director or named executive officer of Marathon Bancorp or the Bank and by all directors and officers of Marathon Bancorp and the Bank as a group. Unless otherwise indicated, the persons listed below have shared voting and investment powers of the shares beneficially owned. As of April 1, 1997, Marathon Bancorp is not aware of any person who was the beneficial owner of 5% or more of Marathon Bancorp's outstanding Common Stock except as set forth below.

                                   Common Stock Beneficially
                                        Owned as of
                                       March 31, 1997
                              Number of             Percent of
Name of Beneficial Owner       Shares                Class

Directors and Named
 Executive Officers:
Nikolas Patsaouras              37,536                   2.4
Robert J. Abernethy            107,299(1)                6.8
Craig D. Collette               22,223                   1.4
Frank W. Jobe, M.D.             51,566                   3.2
C. Thomas Mallos                47,878                   3.0
Robert L. Oltman               110,922(1)                7.0
Ann Pappas                      60,011                   3.8
Timothy J. Herles               40,880(2)                2.5

Total for all directors,
named executive officers
and all executive officers
(numbering 8)                  478,315(2)               29.4

Principal Shareholder:
Oppenheimer-Spencer Financial
Services Partnership, L.L.      93,361(3)                5.9
__________________

(1) The address of these directors is c/o Marathon Bancorp, 11150 West Olympic Boulevard, Los Angeles, California 90064.

(2) This amount includes 39,696 shares acquirable by exercise of stock options within 60 days of March 31, 1997.

(3) The Schedule 13D filing by the partnership indicates that it has sole voting power and sole dispositive power of all of these shares. The business address of the partnership is 119 West 57th
Street, New York, New York 10019.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of Marathon Bancorp's directors and executive officers and their immediate families as well as the companies with which they are associated are customers of, or have had banking transactions with, the Bank in the ordinary course of the Bank's business, and the Bank expects to have banking transactions with such persons in the future. The Bank's policy is not to make any loans to its or Marathon Bancorp's directors and executive officers, and therefore these are no loans to its or Marathon Bancorp's directors and officers.

Any transaction between Marathon Bancorp and one or more directors of Marathon Bancorp in which such director has or directors have a material financial interest in such transaction is subject to the provisions of Section 310 ("Section 310") of the California Corporations code. Under Section 310 such transaction would not be void or voidable if certain conditions were met, including approval by either the board of directors or the shareholders after proper disclosure was made. The approval of such transaction requiress that the interested director(s) not be entitled to vote in the event of shareholder approval or that the vote of the interested director(s) not be counted in the event of board approval.



                     DESCRIPTION OF CAPITAL STOCK

Marathon Bancorp's Articles of Incorporation, as amended, authorize the issuance of 9,000,000 shares of no par value Common Stock and 1,000,000 shares of no par value Preferred Stock. As of April 1, 1997, there were 1,589,596 shares of the Common Stock and no shares of the Preferred Stock issued and outstanding.

The Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares. The Board is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.
The Board does not presently intend to issue any Preferred Stock. Although it is not possible to state the actual effects of any issuance of Preferred Stock upon the rights of holders of other securities of Marathon Bancorp, such effects might include
(i) restrictions on Common Stock dividends if Preferred Stock dividends have not been paid or (ii) the inability of current holders of Common Stock to share in Marathon Bancorp's assets upon liquidation until satisfaction of any liquidation preferences granted to the holders of the Preferred Stock. In addition, the issuance of Preferred Stock under certain circumstances may have the effect of discouraging an attempt to change control of Marathon Bancorp by, for example, creating voting impediments to the approval of mergers or other similar transactions involving Marathon Bancorp.

Subject to such preferential rights as may be determined by the Board in the future in connection with the issuance, if any, of shares of Preferred Stock, holders of Common Stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board out of legally available funds and to share ratably in any distribution of Marathon Bancorp's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up of Marathon Bancorp. Shareholders do have preemptive rights to subscribe to any and all issuances of the Common Stock. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued in the Offering, will be, upon delivery and payment therefor in accordance with the terms of the Offering, fully paid and nonassessable.

The Articles of Incorporation of Marathon Bancorp requires the affirmative vote of not less than two-thirds (2/3) of the total voting power of all outstanding shares of voting stock of Marathon Bancorp for the approval of any proposal (i) that Marathon Bancorp merger or consolidate with any other corporation if such other corporation and its affiliates are the beneficial owners of 20% or more of the total voting power of all outstanding shares of the voting stock of Marathon Bancorp (such other corporation being herein referred to as a "Related Corporation"), (ii) that Marathon Bancorp sell or exchange all or substantially all of its assets or business to or with such Related Corporation, or (iii) that Marathon Bancorp issue or deliver any stock or other securities of its issue in consideration for any properties or assets of such Related Corporation or any of its affiliates, if to effect such transaction the approval of shareholders of Marathon Bancorp, if to effect such transaction is required by law; provided, however that the such two-thirds approval shall not be required as to any merger, consolidation, sale or exchange, or issuance or delivery of stock or other securities which was (i) approved by resolution of at least two-thirds of the then authorized members of the Board, (ii) approved by resolution of the Board prior to the Related Corporation and its affiliates acquiring beneficial ownership of more than 20% of the total voting power of all outstanding shares of the voting stock of Marathon Bancorp, or
(iii) solely between Marathon Bancorp and another corporation of which 50% or more of the voting stock of which is owned by Marathon Bancorp. In addition, the Articles of Incorporation of Marathon Bancorp provides that in the event Marathon Bancorp has a variable Board, then the exact number of directors may not be changed by the shareholders unless by the vote of the holders of not less than two-thirds of the total voting power of the all outstanding shares of voting stock of Marathon Bancorp. In addition, a bylaw specifying or changing the fixed number of directors or changing from a fixed to a variable board or vice versa shall not be made, repealed, altered amended or rescinded except by the vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of Marathon Bancorp. Marathon Bancorp currently has a variable Board with a range of 7 to 12 directors with the exact number of directors set at 7. The effect of the Article provisions discussed above have the general effect of preventing certain merger, consolidation, sale or exchange, or issuance or delivery of stock or other securities transactions with a Related Corporation unless a supermajority vote of two-thirds of the total voting power of all outstanding shares of voting stock of Marathon Bancorp is obtained.

                         PLAN OF DISTRIBUTION

The Common Stock is offered on a "best efforts" basis by Marathon Bancorp. The Common Stock is offered directly to Record
Holders and to members of the public where permitted and to the extent that shares of Common Stock are not fully subscribed for by Record Holders pursuant to their preference to subscribe for Common Stock in this Offering. Marathon Bancorp will not employ any brokers, dealers or underwriters to solicit subscriptions from Record Holders in connection with their preference to subscribe for Common Stock in the Offering but will use brokers and dealers to solicit in the Public Offering. Marathon Bancorp has agreed with Hoefer & Arnett, Incorporated, GBS Financial Corp. and Horowitz & Associates, Inc., brokers and dealers for such brokers and dealers to act as selling agents for Marathon Bancorp to solicit subscriptions for the Public Offering and for Marathon Bancorp to pay them commissions as provided below. Certain executive officers of Marathon Bancorp and the Bank may solicit responses from shareholders and Record Holders, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation. The assistance to be provided by such executive officers in connection with the Offering may consist of (i) assisting in the preparation and mailing of the Prospectus and other subscription materials, (ii) responding to inquiries of potential purchasers and (iii) maintaining records of subscriptions.

Marathon Bancorp has entered into agreements with the aforementioned brokers and dealers that are members of the NASD ("Selling Agents") to act as selling agents for Marathon
Bancorp in connection with the sale of shares of Common Stock in the Public Offering. The Selling Agents will be paid a commission of 5% of the gross proceeds of shares of Common Stock sold through their direct efforts in the Public Offering.
The aggregate volume limitation on sales by the Selling Agents will be limited by the number of shares available in the Public Offering which amount can not be determined until the Expiration Time. In the agreement with Hoefer & Arnett, Incorporated, Marathon Bancorp has agreed to a volume limitation on sales of a minimum of a 444,444 shares by Hoefer & Arnett, Incorporated, to the extent that such amount is available in the Public Offering. Marathon Bancorp has not agreed to any specific volume limitation on sales by GBS Financial Corp. or Horowitz and Associates. In the agreements with the selling Agents, Marathon Bancorp and each of the Selling Agents have made covenants, representations and warranties as are usual and customary in such agreements. The agreements with the Selling Agents may be terminated by (i) mutual consent of the parties, (ii) Marathon Bancorp for failure of the Selling Agent to perform its duties under the agreement or for the breach of any representation or warranty made by the Selling Agent after a reasonable opportunity to cure, or (iii) the selling Agent for breach of any representation or warranty made by Marathon Bancorp after a reasonable opporuntity to cure.

Marathon Bancorp will pay no out-of-pocket or other expenses of the aforementioned brokers and dealers in connection with their acting as selling agents in the Offering. The Selling Agents may be deemed to be underwriters under the Securities Act and, therefore, the fees and commissions to be paid to them may be deemed to be underwriting fees and commissions. Marathon Bancorp expects to agree to indemnify the Selling Agents against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Selling Agents may be required to make in respect thereof.

                             LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Marathon Bancorp by Gary Steven Findley & Associates, Anaheim, California. Gary Steven Findley, the principal of Gary Steven Findley & Associates beneficially owns 31,111 shares of the Company's Common Stock.

                                EXPERTS

The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 included herein and elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and in the Registration Statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to certain regulatory matters), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           MARATHON BANCORP

              INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Page

Independent Auditors' Report...........................    F-2

Consolidated Statements of Financial Condition,
 December 31, 1995 and 1996............................    F-3

Consolidated Statements of Operations,
 years ended December 31, 1994, 1995 and 1996..........    F-4

Consolidated Statements of Cash Flows, years
 ended  December 31, 1994, 1995 and 1996...............    F-5

Consolidated Statements of Changes in
 Shareholders' Equity, years ended December 31,
 1994, 1995 and 1996...................................    F-6

Notes to Consolidated Financial Statements.............    F-7

INTERIM FINANCIAL STATEMENTS

Consolidated Statements of Financial Conition,
 March 31, 1997 (unaudited) and December 31, 1996......    F-19

Consolidated Statements of Operations,
 three months ended March 31, 1997 and 1996 (unaudited).   F-20

Consoldated Statements of Cash Flows, three months
 ended March 31, 1997 and 1996 (unaudited).............    F-21

Notes to Unaudited Consolidated Financial Statements...	   F-23


The Board of Directors

and Shareholders,

Marathon Bancorp





We have audited the accompanying consolidated statements of financial condition of Marathon Bancorp and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of Marathon Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marathon Bancorp and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 11 to the consolidated financial statements, Marathon Bancorp and its wholly owned subsidiary, Marathon National Bank (the "Bank"), entered into formal regulatory agreements with the Federal Reserve Bank of San Francisco and the Office of the Comptroller of the Currency, respectively. At December 31, 1996, the Bank did not meet the minimum capital requirements prescribed by the formal agreement and the capital adequacy guidelines under the regulatory framework for prompt corrective action . Failure on the part of Marathon Bancorp or the Bank to meet the terms of the respective agreements may subject the Bank to significant regulatory sanctions, including restrictions as to the source of deposits and the appointment of a conservator or receiver.





/s/ Deloitte & Touche

Los Angeles, California

February 28, 1997

(March 24, 1997 as to Notes 11 and 13)









                               F-2







                                     										  December 31,

                               								 	    1996          	1995

Assets

Cash and due from banks 		           				$4,788,900    $8,450,300

Federal funds sold 						                	2,500,000 	  14,400,000

        Cash and cash equivalents 	   				7,288,900    22,850,300

Interest-bearing deposits with
 financial institutions                    	996,000  	    497,000

Securities available for sale  			     			1,030,700     3,302,900

Securities held to maturity (aggregate
 market value of $5,823,000 in 1996
 and $6,306,700 in 1995)                  6,089,000    	6,610,700

Loans receivable, net (allowance for
 loan losses of $1,088,200in 1996 and
 $720,100 in 1995)                     		46,608,200    49,515,100

Other real estate owned, net 		       				3,085,300     2,654,400

Premises and equipment, net 	          					453,100       420,900

Accrued interest receivable 		          				432,000       582,200

Other assets 	                       							409,800       321,100

  Total 			                       						$66,393,000   $86,754,600



Liabilities and Shareholders' Equity

Deposits:

     Demand, noninterest-bearing 		  			$25,839,900   $38,415,000

     Demand, interest-bearing 			      			5,809,600     7,868,100

     Money market and savings 		      			22,969,200    27,167,000

     Time certificates of deposit:

        Under $100,000 	            						5,540,100     5,779,400

        $100,000 and over 		          				2,722,200     3,300,400

     Total deposits               							62,881,000    82,529,900

Accrued interest payable 	             					113,700        93,600

Other liabilities 	                   						355,500       155,600

        Total liabilities 		        					63,350,200    82,779,100

Commitments and contingencies

Shareholders' equity:

     Preferred shares - no par value,
      1,000,000 shares authorized,
      no shares issued and outstanding

     Common shares - no par value,
      9,000,000 shares authorized,
      1,248,764 shares issued and
      outstanding in 1996 and
      1995	                               8,080,000    	8,080,000

     Net unrealized gain on securities
      available for sale                     	7,500       		1,100

     Accumulated deficit 		          				(5,044,700)   (4,105,600)

        Total shareholders' equity 		  			3,042,800     3,975,500

   Total 	                       							$66,393,000   $86,754,600



See accompanying notes to consolidated financial statements.






                                  F-3

                           									Year ended December 31,

                          							 	1996 	    	1995     	1994

Interest income:

Loans, including fees    				 $4,034,900 	$4,811,900 $5,124,300

Investment securities -
 taxable               	       		475,500    	848,000    902,600

Federal funds sold          					622,500    	374,600    121,400

Deposits with financial
 institutions	              	    	47,200     	40,000     10,000

    Total interest income  				5,180,100  	6,074,500  6,158,300

Interest expense:

Deposits 		                				1,176,600  	1,312,500  1,405,300

Federal funds purchased 	           			0     		9,500	    21,600

    Total interest expense    	1,176,600  	1,322,000  1,426,900

    Net interest income before
     provision for loan losses	4,003,500  	4,752,500 	4,731,400

Provision for loan losses     			601,000    	561,100         	0

    Net interest income after
     provision for loan losses	3,402,500 	 4,191,400 	4,731,400

Other operating income:

Service charges on deposit
 accounts                     			197,000     206,800    246,100

Gain on mortgage loan sale          			0          	0 		 111,200

Other service charges and fees  		22,700     	52,500     72,400

    Total other operating income	219,700    	259,300    429,700

Other operating expenses:

Salaries and employee benefits	1,435,400   	1,848,900 2,169,000

Provision for OREO losses     			151,000   	1,147,500   234,400

Net operating cost of other
 real estate owned              238,400	     202,800	   202,500

Occupancy 	                					530,900 	    352,100    565,600

Furniture and equipment      			146,200 	    104,600    123,200

Professional services        			554,700     	727,100    874,200

Business promotion            			60,500      	68,300     78,400

Stationery and supplies       			71,100      	77,900     70,200

Data processing services    				471,400     	586,600    558,100

Messenger and courier services		268,600 	    256,900 	  406,000

Insurance and assessments     		321,200     	328,200    429,900

Litigation 					               	188,900           	0        		0

Customer checks 		            			60,900      	64,000 	   38,600

Other expenses 	             				62,100      	88,600    170,000

    Total other operating
     expenses	               	4,561,300   	5,853,500  5,920,100

Loss before extraordinary item	(939,100) 	(1,402,800)  (759,000)

Extraordinary gain on early
 extinguishment of debt, net       	 	0          		0   	111,800

Net loss 		               				$(939,100) $(1,402,800)	$(647,200)

Net loss per share:

Loss before extraordinary item  	$(0.75)     	$(1.12)    $(0.61)

Extraordinary item            					0.00      	 	0.00      	0.09

Net loss					                   	$(0.75)     	$(1.12)    $(0.52)

See accompanying notes to consolidated financial statements.



                                  				F-4



                            				  Year ended December 31,

(Decrease) increase in cash
 and cash equivalents          	1996    	  1995        	1994

Cash flows from operating
 activities:

Interest received 		     		$5,168,600 	$6,105,100  $6,088,300

Service charges on deposit
 accounts and other fees
 received		                 		219,700    	259,300     318,500

Proceeds from sale of
 mortgage loans held for sale       0         		0	 17,851,000

Funding of mortgage loans
 held for sale                    		0 	        	0	 (9,150,200)

Interest paid        						(1,156,500) (1,312,500) (1,421,400)

Cash paid to employees
 and suppliers            	(4,087,200)	(4,692,800) (5,845,200)

Income taxes (paid)
 refunded, net 	             		(2,400)    	88,000   1,389,800

     Net cash provided by
      operating activities  	142,200	    447,100	   9,230,800

Cash flows from investing
 activities:

Net increase in interest-
 bearing deposits with
 financial institutions 				(499,000)  	(101,000)    (396,000)

Purchases of securities
 available for sale      	(1,007,500)	         0		(10,865,600)

Purchases of securities
 held to maturity                		0         		0  	(5,965,900)

Proceeds from maturities
 of securities available
 for sale		             			3,280,600 	10,905,000           	0

Proceeds from maturities of
 securities held to	maturity	503,900  	5,137,400    6,196,300

Net decrease in loans
 made to customers          	758,200  	7,310,100    4,829,200

Proceeds from sale of
 other real estate owned   1,082,200    	728,200    3,157,100

Purchases of furniture,
 fixtures and equipment    	(173,100)    	(2,900)     (63,200)

Net cash provided
  (used) by investing
       activities         	3,945,300 	23,976,800  	(3,108,100)

Cash flows from financing
 activities:

Net  (decrease) increase
 in noninterest-bearing and
	interest-bearing demand
 deposits and money	market
 and savings accounts 			(18,831,400) (7,454,200)   7,144,600

Net decrease in time
 certificates of deposits  	(817,500)	(1,315,800) (10,838,800)

Repayment of long term debt    				0         		0    	(560,000)

     Net cash used by financing
      activities        	(19,648,900)	(8,770,000)	 (4,254,200)

Net (decrease) increase
 in cash and cash
 equivalents            	(15,561,400)	15,653,900   	1,868,500

Cash and cash equivalents
 at beginning of year     22,850,300  	7,196,400   	5,327,900

Cash and cash equivalents
 at end of year	        	$7,288,900	 $22,850,300   $7,196,400





                           								 	Year ended December 31,
                       									1996      		1995	      1994

Reconciliation of net loss to net

 cash provided	by operating activities

Net loss	               		 	$(939,100)	$(1,402,800) $(647,200)

Adjustments to reconcile net loss to

 net cash provided by operating activities:

  Depreciation and
   amortization expense       	140,900     	90,700	    113,800

  Provision for loan losses 			601,000    	561,100           0

  Provision for OREO losses 			151,000  	1,147,500     234,400

  Loss (gain) on sale of real
         estate owned          68,500	     	42,900    	(85,300)

  Gain on mortgage loans
         held for sale             	0 	         	0   	(111,200)

 Gain on early extinguishment
         of debt 	                 	0          		0   	(111,800)

 Amortization of premiums and
  discounts	on securities, net	23,300     	(26,300)      66,200

 Change in mortgage loans
         held for sale            		0	           	   	8,700,800

 Change in deferred loan
       origination fees,net  (184,900)     	(43,700)   	(43,200)

 Change in income tax
         refunds receivable         0	      	88,000	 	1,389,800

 Change in other assets
  and accrued interest
  receivable              					61,500      	254,700    	(85,400)

 Change in other liabilities
  and accrued	interest
  payable                    	220,000     	(265,000)   (190,100)

Total adjustments       				1,081,300    	1,849,900   9,878,000

Net cash provided by operating
 activities                 	$142,200      $447,100	 $9,230,800

Supplemental cash flow information:

        Transfer from mortgage
         loans held for sale
         to loans receivable     			$0          		$0	$1,100,000

        Transfer from loans
         to other real estate
         owned              	2,436,400      	347,700 	2,165,700

        Loans made to facilitate
         the sale of other real
        	estate owned     					703,800    	1,912,200  3,029,000

        Transfer of securities
         from held-to-maturity to
        	available for sale      				0   		3,301,800          0




F-5



Consolidated Statements of Changes in Shareholders' Equity

Marathon Bancorp and Subsidiary
                        							             		   Net
                          									           Unrealized
                          									           Gain (loss)
                           								          on Securities
         Preferred Common shares Accumulated   Available
        	Shares 	  Shares Amount   Deficit     for Sale   Total

Balance,
 January 1,
 1994     --  1,248,764 $8,080,000 $(2,055,600)   $0  	$6,024,400

Net Loss 	                	 	 	       (647,200)          (647,200)

Unrealized loss
 on securities
 available for
 sale 				                           		        (10,300)   (10,300)

Balance,
 December 31,
 1994 	   --  1,248,764 8,080,000  (2,702,800)	(10,300) 5,366,900

Net Loss 		 	            			  	    (1,402,800)       	 (1,402,800)

Net change in
 unrealized gain
 on securities
 available for sale                   	 	 	 		  11,400     11,400

Balance,
 December 31,
 1995 	   --  1,248,764 8,080,000  (4,105,600)   1,100  3,975,500

Net Loss 	               					       (939,100)    	 	    (939,100)

Net change in
 unrealized gain
 on securities
 ailable for sale                        				    6,400      6,400

Balance,
 December 31,
 1996    --   1,248,764 $8,080,000 $(5,044,700) $7,500  $3,042,800



See  accompanying notes to consolidated financial statements.




   F-6



Notes to Consolidated Financial Statements

Marathon Bancorp and Subsidiary



Note 1:

Summary of Significant Accounting Policies



Basis of Presentation: The accounting and reporting policies of Marathon Bancorp (the Company) and its wholly owned subsidiary, Marathon National Bank (the Bank), are in accordance with generally accepted accounting principles and conform to practices within the banking industry.



Nature of Operation: The Bank maintains a single branch office and corporate headquarters located in the west side of Los Angeles city. The Bank offers a wide range of commercial banking services primarily to professionals and small to medium size companies located throughout the greater Los Angeles area.



Principles of Consolidation: The consolidated financial statements include the accounts of the Company and the Bank, after elimination of all material intercompany transactions and balances.



Securities Available for Sale:   Securities that are to be held
for indefinite periods of time and not intended to be held to maturity are classified as available for sale and are carried at fair value, with unrealized gains or losses excluded from earnings and reported as a separate component of shareholders' equity, net of income tax effect. Securities held for indefinite periods of time include assets that the Bank intends to use as part of its asset/liability management strategy and that may be sold for liquidity purposes or in response to changes in interest rates, prepayment risks or other factors. Net realized gains and losses from the sale of securities available for sale are included in other operating income using the specific identification method.



Securities Held to Maturity:    Investment securities that the
Company has the intent and ability to hold to maturity are classified as held to maturity and are carried at cost, adjusted for accretion of discounts and amortization of premiums over the period to maturity using the interest method. Net accreted discounts and amortized premiums are included in interest income. At the time of acquisition, the Bank identifies those securities which it does have the positive intent and ability to hold to maturity.



Loans Receivable: Loans are stated at the principal amounts advanced less payments collected, net of unearned income, unamortized deferred loan costs and origination fees, and the allowance for loan losses. Interest on loans is computed by methods which generally result in level rates of return on principal amounts outstanding. Direct loan origination costs, net of related loan origination fees, are deferred and recognized as interest income over the term of the loans.



	Loans are placed on nonaccrual status when there exists reasonable doubt as to the full and timely collection of either principal or interest or such loans have become contractually past due ninety days with respect to principal or interest. Generally, a loan may be returned to accrual status when principal and interest are brought fully current and when, in management's judgment, such loans are estimated to be collectible as to both principal and interest.



	Loans are restructured when the Bank has, for reasons related to borrowers' financial difficulties, granted concessions to borrowers (including reductions of either interest or principal) that it would not otherwise consider, whether or not such loans are secured or guaranteed by others.



Allowance for Loan Losses: The allowance for loan losses is based on an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for potential losses. Management's estimates are based on previous and expected loan loss experience, current and projected economic conditions, the composition of the loan portfolio, the value of collateral and other relevant factors. Although management believes the level of the allowance as of December 31, 1996 and 1995 is adequate to absorb losses inherent in the loan portfolio, additional decline in the local economy and rising interest rates may result in increasing losses that cannot reasonably be predicted at this date. The allowance is increased by provisions for loan losses charged against income and recoveries of previously charged-off loans. Loan losses are charged against the allowance when, in management's judgment, the collectability of the loan is doubtful.


  F-7



Allowance for Loan Losses (Continued):   On January 1, 1995, the
Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." This statement prescribes that a loan is impaired when it is probable that a creditor will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. The amount of impairment and any subsequent changes are recorded through the provision for loan losses as an adjustment to the allowance for loan losses. Impairment is measured either based on the present value of the loan's expected future cash flows or the estimated fair value of the collateral.



Other Real Estate Owned: Other real estate owned (OREO), which represents real estate acquired through foreclosure in satisfaction of commercial and real estate loans, is carried at the lower of cost or estimated fair value less selling costs. Any loan balance in excess of the fair value of the real estate acquired at the date of foreclosure is charged to the allowance for loan losses. Any subsequent valuation adjustments are charged to provision for other real estate loan losses. Operating income or expenses and gains or losses on disposition of such properties are recorded in current operations under net operating costs of other real estate owned.



Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation on furniture, fixtures and equipment is computed on the straight-line method over the estimated useful lives of the related assets, which range from three to seven years.
Leasehold improvements are capitalized and amortized over the term of the lease or the estimated useful lives of the improvements, whichever is shorter, using the straight-line method.



Income Taxes: Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements.
A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.



Loss per Share: Loss per share is computed using the weighted average number of common shares outstanding during the year. Loss per share calculations exclude common share equivalents (stock options), since their effect would be to reduce the loss per share. Accordingly, the weighted average number of shares used to compute the net loss per share was 1,248,764 in 1996, 1995 and 1994.



Cash and Cash Equivalents: Cash and cash equivalents, as reported in the Consolidated Statements of Cash Flows, include cash and due from banks and federal funds sold.



Stock-Based Compensation: Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The pro forma effects of adoption are disclosed in Note 8.



Use of Estimates in the Preparation of Financial Statements:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements , and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from those estimates.



Recent Accounting Pronouncements: In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended in December 1996, by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. SFAS No 125 applies prospectively to financial statements for fiscal years beginning after December 31, 1996. However, SFAS No. 127 defers for one year the effective date of certain provisions within SFAS No.
125. SFAS No. 125 does not permit earlier or retroactive application. As of December 31, 1996, the Bank has not adopted SFAS No. 125, as amended by SFAS No. 127, and does not believe the impact on its operations and financial position will be material upon adoption.



Note 2:

Securities



The following is a summary of data for the major categories of securities as of December 31, 1996 and 1995:

           							Total 	              		    	    Estimated
       	    	     amortized  Gross unrealized   	 market
           							cost      	Gains    	Losses 	  	value

1996

Securities
 available for sale:

U.S. Treasury
 securities -

Due within one
 year 	       		$1,004,200   	$2,700       	$0      $1,006,900

Mortgage-backed
 securities -

Due after one but
 within five years  19,000 	   4,800 	 	     0 	        23,800

         					 	$1,023,200   	$7,500       	$0      $1,030,700

Securities held
 to maturity:

Mortgage-backed
 securities -

Due after one but
 within five
 years        	$5,969,300          $0 $(266,000)     $5,703,300

Federal Reserve
 Bank stock 		    119,700     	     0 	  	    0     	   119,700

        					 	$6,089,000         	$0 $(266,000)     $5,823,000





1995

Securities available
 for sale:

U.S. Treasury securities -

Due within
 one year    		$3,002,100     	$5,400        	$0      $3,007,500

Mortgage-backed
 securities:

Due within
 one year         210,000 	         0    -27,000         207,300

After one
 but within
 five years 	      89,700 	         0    	-1,600   	      88,100

       						     299,700           0     -4,300 	       295,400

       		 			 	$3,301,800     	$5,400    $(4,300)     $3,302,900

Securities held
 to maturity:

Mortgage-backed
 securities:

Due within one
 year	           $500,200          $0    $(7,200)        493,000

After one but
 within five
 years 	   	    1,367,400           0     -66,500  	   1,300,900

Over five
 years    				  4,595,100     	     0    -230,300 	    4,364,800

      						    6,462,700     	     0    -304,000 	    6,158,700

Federal Reserve
 Bank stock 	     148,000           0    	      0  	     148,000

        					 	$6,610,700          $0   $(304,000)    $6,306,700





Note 2:

Securities (Continued)



	U.S. Treasury securities with a carrying value of $100,000 and $300,000 at December 31, 1996 and 1995, respectively, were pledged to secure bankruptcy trust deposits. U.S. Treasury securities with a carrying value of $706,900 and $1,002,800 were pledged to facilitate the issuance of letters of credit at December 31, 1996 and 1995, respectively.



	The actual maturity of mortgage-backed securities may differ from contractual maturities because borrowers may have the right to prepay such obligations without penalty.



	There were no sales of securities in 1996, 1995 or 1994. Net unrealized gain of $7,500 and $1,100 on securities available for sale were credited to shareholders' equity in 1996 and 1995, respectively.



	In 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report includes a provision that became effective November 15, 1995 and allows companies to transfer securities from the held-to-maturity portfolio to another classification before December 31, 1995 without calling into question their intent to hold other securities to maturity. On December 31, 1995, the Bank transferred U.S. Treasury securities and mortgage- backed securities with fair market values of $3,007,500 and $295,400, respectively, from the held-to-maturity portfolio to the available-for-sale portfolio in accordance with this pronouncement. Net unrealized gain of $1,100 as a result of the transfer was credited to shareholders' equity.



Note 3:

Restrictions on Cash Balances



Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances. Cash balances maintained to meet reserve requirements are not available for use by the Bank or the Company. During the year ended December 31, 1996, required reserve balances averaged approximately $875,000.



Note 4:  Loans and the Related Allowances for Loan and Real
Estate Losses



The following is a summary of the components of loans receivable, net:

                    									        1996	     1995

Commercial loans         							$14,056,000 	$15,488,100

Real estate loans:

  Interim construction 	      						457,000           	0

  Income property 	 			       			27,219,700  	24,987,000

  Residential 1-4 units 			    			4,819,400   	8,517,000

    Total real estate loans 					32,496,100  	33,504,000

Installment loans 				           			895,100   	1,178,800

                         						 	47,447,200  	50,170,900

Deferred net loan
 origination costs	  		           		249,200      	64,300

Allowance for loan losses 				,		-1,088,200    	-720,100

Loans receivable, net 		   					$46,608,200 	$49,515,100





At December 31, 1996, nonaccrual loans totaled $568,400 (included as impaired loans below), compared with $523,000 at December 31, 1995. There were no loans past due ninety days or more and still accruing interest at December 31, 1996 and 1995. The reduction in interest income associated with nonaccrual loans was approximately $147,100 in 1996, $79,900 in 1995 and $47,000 in 1994.



	At December 31, 1996 and 1995, the Bank had classified $68,900 and $60,600, respectively, of its loans as impaired and recorded the full amount as specific reserve in the allowance for loan losses. In addition, the Bank classified $499,500 and $2,354,900, respectively, of its loans as impaired without a specific reserve. Since these loans are collateral dependent and the estimated fair value of the collateral exceeds the book value of the related loans, no specific loss reserve was recorded on these loans in accordance with SFAS No. 114. The average recorded investment of impaired loans during the years ended December 31, 1996 and 1995 was approximately $2,433,400 and $2,422,900, respectively. Interest income of $73,000 and $60,900, respectively, was recognized on impaired loans during the years ended December 31, 1996 and 1995.



	Due to financial difficulties encountered by certain borrowers, the Bank has restructured the terms of some of its loans to facilitate loan payments. There were no restructured loans at December 31, 1996. However, at December 31, 1995, loans with restructured terms totaled $1,253,900. The reduction in interest income associated with restructured loans was approximately $25,000 in 1995.



	The following is a summary of changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994:

                          						 	 1996   	 	1995   	 	1994

Balance, January 1 			       		$720,100 	$796,500 	$1,500,000

Provision for loan losses 			  	601,000  	561,100          	0

Loans charged off 			        		-303,000 	-740,000   	-966,000

Recoveries 				                		70,100 		102,500    	262,500

Balance, December 31     				$1,088,200 	$720,100   	$796,500





The following is a summary of changes in the valuation allowance of other real estate owned for the years ended December 31, 1996, 1995 and 1994:



                           							 1996   	 	1995   	 	1994

Balance, January 1 	     				$1,367,100  	$730,600 	$1,173,300

Provision for OREO losses 		  		151,000 	1,147,500    	234,400

Charged off   					           	-687,800  	-511,000   	-677,100

Balance, December 31       				$830,300	$1,367,100   	$730,600





Note 5:  Premises and Equipment



The following is a summary of the major components of premises and equipment at December 31, 1996 and 1995:



                                   	 								1996 	 	1995

Furniture, fixtures and equipment 					$1,184,300 	$1,109,200

Leasehold improvements 				             		465,600    	506,500

Premises and equipment, at cost 		   			1,649,900  	1,615,700

Less accumulated depreciation
 and amortization 	                  		-1,196,800  -1,194,800

Premises and equipment, net        						$453,100   	$420,900



Note 6:  Deposits



Interest expense for the years ended December 31, 1996, 1995 and 1994 relating to interest-bearing deposits is set forth as follows:

                             	 						1996 	 	1995 	 	1994

Demand, interest-bearing      				$61,600 	$73,300 	$60,400

Money market and savings 	     			722,900 	815,800 	810,100

Time certificates of deposit:

    Under $100,000 			          		265,300 	256,000 	330,800

    $100,000 and over 				       	126,800 	167,400 	204,000

Interest expense on deposits 		$1,176,600 $1,312,500	$1,405,300





At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:



1997 		                							$8,100,800

1998 					                    				46,800

1999 							                     		5,100

2000 						                     			9,800

2001 						                    			99,800

 									                    $8,262,300



Note 7:  Income Taxes



The income tax provision (benefit) for the years ended December
31, 1996, 1995 and 1994 is comprised of the following:

                           						 	 1996   	 	1995   	1994

Current taxes:

  Federal 	                       					$0   	  	$0    		$0

  State 	                      						2400   		1600  		1600

 					                             		2400   		1600  		1600

Deferred taxes:

  Federal 	                  					-233200 	-467900 	-452800

  State 	                    						-11800 	-316400   	63000

 						                          	-245000 	-784300 	-389800

Total:

  Federal                   						-233200 	-467900 	-452800

  State 		                     					-9400		-314800   	64600

                        						 	$(242,600)	$(782,700)	$(388,200)

Net change in
 valuation allowance            			245000    	784300 	389800

Total 		                      					$2,400    	$1,600 	$1,600



	For federal income tax purposes, the Company has net operating loss carryforwards of approximately $3,727,000 which expire in 2008 - 2011. For state income tax purposes, the Company has incurred net operating loss carryforwards of approximately
$5,252,000, which expire in 1997 - 2001, to offset future taxes payable, adjusted for the fifty percent reduction, as required by state tax law.



	At December 31, 1996 and 1995, the components of the net deferred tax asset are comprised of the following:

                    								 	1996 		1995

Deferred tax liabilities:

  Federal:

    State income tax 							$272,900 	$261,000

    Tax reserve recapture						96700  		141000

    Reserve - other     							98600   		34100

				                    				 	468200   	436100

   State:

    Reserve - other 	    						31800   		11300

								 	                     31800   		11300

							                    	 	500000   	447400

Deferred tax assets:

  Federal:

    AMT credit carryforward  	-137700  	-137800

    Federal NOL carryforward -1304800  	-976200

    Provision for loan
     losses             						-380900  	-244800

    Premises and equipment 				-34100   	-52800

    Provision for REO losses		-290800  	-464800

    Other 	              							-3700  		-10300

							                   	 	-2152000 	-1886700

  State:

    Provision for
     loan losses        						-123000   	-81400

    State NOL carryforward				-593400  	-541200

    Provision for REO losses			-93900  	-154400

    Other 			              					-1000   		-2000

 								                    	-811300  	-779000

                   								 	-2963300 	-2665700

Net deferred tax (asset) 				-2463300 	-2218300

Less valuation allowance 					2463300  	2218300

                         								 	$0      		$0





	The Company has no current tax asset or liability at December
31, 1996 and 1995.



	The principal reasons for the difference between the federal statutory income tax rate of 35% in 1996, 1995 and 1994, and income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 are as follows:

                           						  	 1996 	 	1995 	 	1994

Tax benefit at

  statutory rate 	      					$(328,700) 	$(491,000) 	$(265,700)

    State franchise tax
     net of valuation
     allowance              						1600      		1100      		1100

Federal valuation allowance  			322900     	467900     	388100

Loss of state NOL carryforward    			0     		40000     		41800

Surtax exemption 		               			0     		14000      		7600

AMT credit carryforward          				0         		0   		-137800

Other, net 		                 				6600    		-30400     	-33500

Tax benefit 			              			$2,400     	$1,600     	$1,600





Note 8: Preferred and Common Shares and Stock Options

Preferred shares may be issued in one or more series as determined by the Company's Board of Directors, which shall also determine the rights, preferences and restrictions related to any series and increase or decrease the number of shares of any series subsequent to the issuance of shares.

	The Company has stock option plans which authorize the issuance of up to 436,822 shares of the Company's unissued common shares to officers, directors and other key personnel. Option prices shall be equal to the fair market value at the date of grant.
Options granted under the stock option plan expire not more than ten years after the date of grant and must be fully paid when exercised. Set forth below is the status of options granted, giving retroactive effect to stock dividends declared, if any:

                                  								Number of Shares

                                	 						1996 	 	1995 	 	1994

Options outstanding, January 1      			330811 	353219 	359646

Granted at option prices of:

  $2.75 in 1996 	                    				1500     		0     		0

  $1.75 in 1995                        					0 		50000     		0

  $1.56 in 1994 	                       				0     		0  		1500

Canceled 			                        			-38166 	-72408  	-7927

Options outstanding, December 31    			294145 	330811 	353219

Shares available for future grant

  at December 31                  					142677 	106011  	83603

Shares available under stock

  option plans 	                  					436822 	436822 	436822





	At December 31, 1996, 251,520 shares were exercisable at prices of $1.75 to $7.81 per share. The remaining shares under option become exercisable as follows: 1997 - 11,325; 1998 - 10,400;
1999 - 10,300; 2000 - 10,300; and 2001 - 300.



	The estimated fair value of options granted during 1996 and 1995 were $2.07 and $1.22 per share, respectively. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock options.
Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net loss and loss per share for the year ended December 31, 1996 and 1995 would have been changed to the pro forma amounts indicated below:

                                							 	 1996 	 	1995

Net loss to common shareholders:

  As reported 		                 					$(939,100) 	$(1,402,800)

  Pro forma 		                   					$(957,300) 	$(1,415,000)



Net loss per common share:

  As reported 	                    						$(0.75)      	$(1.12)

  Pro forma                       							$(0.76)      	$(1.13)





The fair value of options granted under the Company's fixed stock option plan during 1996 and 1995 were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: no dividend yield, expected volatility of approximately 55%, risk free rate of 6.5%, and expected lives of ten years.



Note 9:  Parent Company Financial Statements



The following financial information presents the statements of financial condition of the Company (parent company only) as of December 31, 1996 and 1995 and the related statements of operations and cash flows for the years ended December 31, 1996, 1995 and 1994.

                                    								 	December 31,

Statements of Financial Condition        	 				1996 	    	1995

Assets

Cash in Marathon National Bank            					$600      		$600

Investment in Marathon National Bank    				3080100    	4012800

					                               			 	$3,080,700 	$4,013,400

Liabilities and Shareholders' Equity

Accrued expenses 		                    					$37,900    	$37,900

Shareholders' equity:

  Preferred shares 	                        						0         		0

  Common shares 	                     						8080000    	8080000

  Accumulated deficit 	              						-5044700   	-4105600

  Unrealized gain on securities
   available for sale 	                      		7500	      	1100

    Total shareholders' equity        						3042800    	3975500

 						                               			$3,080,700 	$4,013,400

                              							  	Year ended December 31,

 Statements of Operations

                           							1996     	 	1995    	 	1994

Operating expenses             					$0    		$(9,000)  	$(12,000)

Equity in undistributed net loss

  of Marathon National Bank 			-939100     	-1393800    	-635200

Net loss 	                 		$(939,100) 	$(1,402,800) 	$(647,200)



                          							 	Year ended December 31,

Statements of Cash Flows 	        			1996 	 	1995 	 	1994

Decrease in cash and cash
 equivalents

Cash flows from operating
 activities:

Cash paid to suppliers
 and employees                      		$0 		$(9,000) 	$(12,000)

  Net cash used by
   operating activities              		0   		-9000   		-12000

Net decrease in cash
 and cash equivalents 	               	0   		-9000   		-12000

Cash at beginning of year        				600    		9600    		21600

Cash at end of year 	           				$600    		$600 	  	$9,600



Reconciliation of net loss
 to net cash used  by
 operating activities

Net loss             						$(939,100) 	$(1,402,800) 	$(647,200)

Adjustments to reconcile
 net loss to net cash
 used by operating
 activities -

Equity in undistributed
 net loss of Marathon
 National Bank             			939100      	1393800     	635200

Total adjustments         				939100      	1393800     	635200

Net cash  used by
  operating activities       					$0     		$(9,000)  	$(12,000)





Note 10:  Commitments and Contingent Liabilities



The Bank has an operating lease commitment covering its banking premises. Minimum rental commitments under this and all other operating leases that have initial or remaining noncancelable terms in excess of one year as of December 31, 1996 are as follows:



Year 	           							Amount

1997  	         							$399,500

1998             								594100

1999  	           							594100

2000  	           							594100

2,001 			           					594100

2002 and thereafter 					396100

             								$3,172,000



	Rent expense was $265,400, $194,700 and $387,300 for the years ended December 31, 1996, 1995 and 1994, respectively. Sublease rental income was $9,500 in 1996 and $34,700 in 1994.



	The Company and the Bank are subject to pending or threatened legal actions which arise in the normal course of business.
Based on current information, management is of the opinion that the disposition of all suits will not have a material effect on the Company's consolidated financial statements.



	During 1993 and 1994, the Bank operated a wholesale mortgage banking division which acquired approximately $44 million of residential loans. The loans were then sold to various investors with standard recourse language in the event of fraud. During 1996, three investors requested the Bank to repurchase ten of the loans due to alleged documentation deficiencies, the alleged failure of the Bank to secure mortgage insurance or disagreements over appraisal values. All of the loans are secured by residential real estate. The Bank has reviewed the documentation relative to these loans and, after consultation with legal counsel, believes that it has appropriate defenses.
At December 31, 1996, the Bank has established a reserve for potential losses that may result from this operation.



	In the normal course of business, the Bank is a party to financial instruments with off balance sheet risk which are intended to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit, which are not reflected in the consolidated financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and letters of credit is represented by the contractual or notional amount of those instruments.



	The following is a summary of contractual or notional amounts of financial instruments with off balance sheet risk as of December 31, 1996 and 1995.





                             				 	 		1996 	 	1995

Commitments to extend credit   			$8,219,200 	$10,046,000

Other letters of credit 	         				338700       	84000

                          						 	$8,557,900 	$10,130,000





Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.



	The Bank uses the same credit policies in making off balance sheet commitments and conditional obligations as it does for balance sheet instruments. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation.
The collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial and residential properties.



Note 11: Regulatory Matters



The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the asset, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.



	Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).



	On September 30, 1995, the Bank entered into a formal agreement with the Office of the Comptroller of the Currency (OCC) under which the Bank agreed to submit a three year strategic plan by November 1, 1995. The plan included, among other things, the action plans to accomplish the following: a) achieve and maintain the desired capital ratios, as set forth below; b) attain satisfactory profitability; and c) reduce other real estate owned. The plan was accepted by the OCC on January 30, 1996. The agreement increased the minimum Tier 1 risk based capital ratio to 8.5 percent from 4.0 percent and the Tier 1 capital leverage ratio to 6.0 percent from 4.0 percent. At
December 31, 1996, the Company and the Bank had a Tier 1 capital ratio of 6.1 percent and a Tier 1 leverage ratio of 4.1 percent.
Failure on the part of the Bank to meet the terms of the formal agreement may subject the Bank to significant regulatory sanctions, including restrictions as to the source of deposits and the appointment of a conservator or a receiver.

	On December 16, 1996, the Company entered into a formal agreement with the Federal Reserve Bank (FRB) under which the Company agreed, among other things, to refrain from paying cash dividends except with the prior approval of the FRB, submit an acceptable plan to increase and maintain an adequate capital level, submit annual statements of planned sources and uses of cash, and submit annual progress reports.



	The following table summarizes the actual capital ratios of the Company and the Bank (the capital ratios of the Company approximate those of the Bank) and the minimum levels required under the regulatory framework for prompt corrective action and the formal agreement with the OCC:



                	 	          To Be Categorized as   OCC Formal
          						Actual	     adequately Capitalized  Agreement
     			 	Amount Percentage  Amount Percentage 	Amount Percentage
1996

Total
 risk-
 based	$3,705,000   7.4%  	>$4,008,000 	>8.0%      N.A       N.A

Tier 1
 risk-
 based $3,073,000   6.1%  	>$2,003,000 	>4.0%  >$4,259,000 	>8.5%

Tier 1
 lever-
 age  	$3,073,000   4.1%  	>$2,969,000 	>4.0%  >$4,455,000  >6.0%



1995

Total
 risk-
based 	$4,698,000   8.6%  	>$4,388,000 	>8.0%       N.A 	    N.A

Tier 1
 risk-
 based	$4,012,000   7.3%  	>$2,197,000 	>4.0%  >$4,661,000 	>8.5%

Tier 1
 lever-
 age 	 $4,012,000   4.9%  	>$3,302,000 	>4.0%  >$4,952,000  >6.0%





As of December 31, 1996, the Bank is categorized as undercapitalized under the regulatory framework for prompt corrective action. As of December 31, 1995, the Bank is categorized as adequately capitalized under the regulatory framework for prompt corrective action. As such, the Bank may not issue dividends or make other capital distributions, and may not accept brokered or high rate deposits, as defined, due to the level of its risk-based capital. In addition, under prompt corrective action, the Bank's capital status may preclude the Bank from access to borrowings from the Federal Reserve System through the discount window. However, as further described in
Note 13, the Company completed a successful private placement offering on March 24, 1997 which resulted in $766,900 of new capital for the Bank. Had the Bank received the additional capital at December 31, 1996, management believes that the Bank would have met the capital requirements for an adequately capitalized bank under the regulatory framework for prompt corrective action.



Note 12: Fair Value Information



The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could have realized in a current market exchange as of the reporting date. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.



 	1996              					Carrying Amount 	Estimated Fair Value

 	Assets

 	Cash and due from banks   		$4,788,900         		$4,788,900

 	Federal funds sold          			2500000            		2500000

	Interest-bearing deposits with

	   financial institutions      		996000             		996000

 	Investment securities:

 	   Available for sale       			1030700            		1030700

 	   Held to maturity         			6089000            		5823000

 	Loans receivable, net      			46608200           		46809100

 	Accrued interest receivable   		432000             		432000

 	Liabilities

 	Deposits:

 	   Noninterest-bearing     			25839900           		25839900

 	   Interest bearing        			37041100           		37610400

 	Accrued interest payable      		113700             		113700



 	1995 				              	Carrying Amount 	Estimated Fair Value

 	Assets

 	Cash and due from banks    		$8,450,300        		$8,450,300

 	Federal funds sold          			14400000          		14400000

 	Interest-bearing deposits with

 	   financial institutions      		497000            		497000

 	Investment securities:

 	   Available for sale        			3302900           		3302900

 	   Held to maturity 	         		6610700           		6306700

 	Loans receivable, net       			49515100          		48817800

 	Accrued interest receivable    		582200            		582200

 	Liabilities

 	Deposits:

 	   Noninterest-bearing      			38415000          		38415000

 	   Interest bearing         			44114900          		44321000

 	Accrued interest payable        		93600            			93600





The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value are explained below:



	For cash and due from banks, federal funds sold, interest-bearing deposits with financial institutions, and accrued interest receivable and payable, the carrying amount is considered to be a reasonable estimate of fair value due to the short term nature of these investments.



	For investment securities, fair values are based on quoted market prices, dealer quotes and prices obtained from an independent pricing service.



	The carrying amount of loans receivable is their contractual amounts outstanding, reduced by deferred net loan origination costs, and the allowance for loan losses. Variable rate loans are composed primarily of loans whose interest rates float with changes in the prime rate or other commonly used indexes. As such, the carrying amount of variable rate loans, other than such loans in nonaccrual status, is considered to be their fair value.



	The fair value of fixed rate loans, other than such loans in nonaccrual status, was estimated by discounting the remaining contractual cash flows using the estimated current rate at which similar loans would be made to borrowers with similar credit risks characteristics and for the same remaining maturities, reduced by deferred net loan origination costs and the allocable portion of the allowance for loan losses.



	Accordingly, in determining the estimated current rate for discounting purposes, no adjustment has been made for any changes in borrowers' credit risks since the origination of such loans. Rather, the allowance for loan losses is considered to provide for such changes in estimating fair value.



	The fair value of loans on nonaccrual status has not been specifically estimated because it is not practical to reasonably assess the credit risk adjustment that would be applied in the market place for such loans. As such, the estimated fair value of total loans at December 31, 1996 and 1995 includes the carrying amount of nonaccrual loans.





	The amounts payable to depositors for demand, savings, and money market accounts are considered to be stated at fair value.
The fair value of fixed-rate certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.



	Fair values for commitments to extend credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties credit standing. The fair values of these instruments are not material at December 31, 1996 and 1995.





Note 13:  Subsequent Events



On March 24, 1997, the Company successfully completed a private capital offering in the amount of $766,900 through the sale of
333,422 shares of common stock.   Had the Bank received the
additional capital at December 31, 1996, management believes that the Bank would have met the capital requirements for an adequately capitalized bank under the regulatory framework for prompt corrective action.



On March 3, 1997, the Board of Directors of the Company unanimously approved to cancel all director stock options described in Note 8 totaling 182,611 shares.






Consolidated Statements of Financial Condition
                                                    Marathon
Bancorp and Subsidiary

                            	   March 31,          December 31,



(Unaudited) 	                      1997                	1996

Assets

Cash and due from banks        	$3,660,900         	$4,788,900

Federal funds sold 	            18,600,000          	2,500,000

     Cash and cash equivalents 	22,260,900          	7,288,900

Interest-bearing deposits with
 financial institutions 	          896,000            	996,000

Securities available for sale 	  2,018,900          	1,030,700

Securities held to maturity
 (aggregate market value of
 $5,640,700 and $5,823,000 at
 March 31, 1997 and December
 31, 1996, respectively) 	       6,078,400 	         6,089,000

Loans receivable, net
 (allowance for loan losses
 of $1,110,100 and $1,088,200
 at March 31, 1997 and
 December 31, 1996 respectively)44,911,200         	46,608,200

Other real estate owned, net    	2,840,700          	3,085,300

Premises and equipment, net       	436,500 	           453,100

Accrued interest receivable       	397,400            	432,000

Other assets                      	504,200            	409,800

Total                         	$80,344,200 	       $66,393,000



Liabilities and Shareholders' Equity

Deposits:

     Demand, noninterest-
      bearing                 	$36,135,600        	$25,839,900

     Demand, interest-bearing   	5,943,100          	5,809,600

     Money market and savings  	25,111,600 	        22,969,200

     Time certificates of deposit:

        Under $100,000 	         5,350,400          	5,540,100

        $100,000 and over       	3,600,800          	2,722,200

     Total deposits            	76,141,500 	        62,881,000

Accrued interest payable           	76,500 	           113,700

Other liabilities                 	608,800            	355,500

        Total liabilities      	76,826,800         	63,350,200

Commitments and contingencies

Shareholders' equity:

     Preferred shares - no
 par value, 1,000,000 shares
 authorized, no shares issued
 and outstanding

     Common shares - no par
 value, 9,000,000 shares authorized,
 1,589,596 and 1,248,764 shares
 issued and outstanding at
 March 31, 1997 and December 31,
 1996, respectively         	     8,846,900         	8,080,000

     Net unrealized gain on
 securities available for sale 	      5,400             	7,500

     Accumulated deficit        	(5,334,900)       	(5,044,700)

        Total shareholders'
          equity                 	3,517,400         	3,042,800

Total 	                         $80,344,200       	$66,393,000



See accompanying notes to unaudited consolidated financial statements.
Consolidated Statements of Operations

Marathon Bancorp and Subsidiary

	Three months  ended

                                         	March 31

(Unaudited)                          	1997        	1996

Interest income:

Loans, including fees 	             $875,900 	$1,071,200

Investment securities - taxable     	109,300    	136,300

Federal funds sold 	                  51,500    	161,100

Deposits with financial institutions 	13,800      	7,800

     Total interest income 	       1,050,500  	1,376,400

Interest expense:

Deposits                            	256,500    	295,600

     Net interest income before
 provisions for loan losses         	794,000  	1,080,800

Provision for loan losses 	          150,000          	0

    Net interest income after
 provisions for loan  losses        	644,000  	1,080,800

Other operating income:

Service charges on deposit accounts  	59,500     	63,900

Other service charges and fees 	       8,200      	3,200

     Total other operating income    	67,700     	67,100

Other operating expenses:

Salaries and employee benefits      	372,000    	458,600

Net operating cost of other real
 estate owned                         	1,700      	39,600

Occupancy 	                          156,100     	83,100

Furniture and equipment 	             36,700 	    30,800

Professional services 	               93,700    	197,500

Business promotion 	                   7,400     	15,000

Stationery and supplies 	             28,200     	13,600

Data processing services             	114,500   	133,100

Messenger and courier services        	36,700 	   68,200

Insurance and assessments 	            96,400    	98,900

Litigation 	                           25,000         	0

Other expenses                       	33,500 	    31,000

     Total other operating expenses 	1,001,900 	1,169,400

Net loss                           	$(290,200) 	$(21,500)

Net loss per share 	                   $(0.23) 	 $(0.02)

See accompanying notes to unaudited consolidated financial statements.
Consolidated Statements of Cash Flows

Marathon Bancorp and Subsidiary

(Unaudited) 	Three months ended

                                          	March 31,



Increase in cash and cash equivalents 	    1997      	1996

Cash flows from operating activities:

Interest received                     	$1,099,600 	$1,561,500

Service charges on deposit accounts
 and other fees received                  	67,700     	67,100

Interest paid                           	(293,700)   	(271,700)

Cash paid to suppliers and employees    	(813,200) 	(1,171,900)

     Net cash provided by operating
 activities                       	        60,400     	185,000

Cash flows from investing activities:

Net (increase) decrease in interest-
bearing deposits with other
financial institutions 	                  100,000 	   (198,000)

Purchase of securities available for sale(997,200) 	         0

Proceeds from maturities of securities
 available for sale                        	4,400   	2,111,500

Proceeds from maturities of securities
 held to maturity                          	6,000      	34,600

Net decrease in loans made to customers 	1,539,600    	503,400

Proceeds from sale of other real estate
 owned 	                                   247,900 	   307,200

Purchases of furniture, fixtures and
 equipment 	                               (16,500)   	(80,900)

     Net cash provided by investing
       activities                         	884,200   	2,677,800

Cash flows from financing activities:



Increase in noninterest-bearing and
 interest-bearing demand
 deposits and money market and
 savings accounts                      	12,571,600   	3,247,400

Net increase (decrease) in time
 certificates of deposits	                 688,900    	(395,200)

Proceeds from the sale of common stock    	766,900           	0

     Net cash provided  by financing
          activities                   	14,027,400   	2,852,200

Net increase in cash and cash
 equivalents 	                          14,972,000   	5,715,000

Cash and cash equivalents at
 beginning of period 	                   7,288,900  	22,850,300

Cash and cash equivalents at
 end of period 	                       $22,260,900 	$28,565,300

See accompanying notes to unaudited consolidated financial statements.

											 (Continued)

Marathon Bancorp and Subsidiary

(Unaudited) 	Three months ended

	                                          March 31,



Reconciliation of net loss to
 net cash provided operating
 activities 	                         1997          	1996

Net loss                          	$(290,200)    	$(21,500)

Adjustments to reconcile net
 loss to net cash provided
 by operating activities:

        Depreciation and
  amortization expense 	              33,100       	26,300

        (Gain) loss on sale of
  other real estate owned 	           (3,300)       	5,100

        Provision for loan losses   	150,000 	           0

        Amortization of premiums
  and discounts on securities, net    	7,100 	       5,100

        Change in deferred loan
  origination fees, net               	7,400       	16,600

        Change in accrued
  interest receivable 	               34,600      	163,400

        Change in accrued
  interest payable                  	(37,200)      	23,900

        Change in other assets       	(94,400)   	(132,000)

        Change in other liabilities  	253,300      	98,100

          Total adjustments          	350,600     	206,500

Net cash provided  by operating
  activities 	                        $60,400    	$185,000



Supplemental cash flow information:

            Loans made to facilitate
  the sale of other real
  estate owned 	                           $0     	$87,500





Consolidated Statements of Changes in Shareholders' Equity

Marathon Bancorp and Subsidiary



                       								             		   Net

                         									           Unrealized

                         									           Gain (loss)

                   									                on Securities
	        Preferred Common shares Accumulated Available
          	Shares 	 Shares 	Amount  Deficit 	 for Sale 	Total

Balance,
 December
 31, 1996   -  	1,248,764	$8,080,000	$(5,044,700)	$7,500	$3,042,800

Net Loss                            				(290,200)       	 	(290,200)

Net change
in unrealized
gain on
securities
available for sale 		 	 		                        (2,100)   	(2,100)

Proceeds from
the sale of
common stock 	 	  340,832   	766,900 	                    		766,900

Balance,
March 31,
1997        - 	1,589,596 	$8,846,900	$(5,334,900) $5,400	$3,517,400

See accompanying notes to unaudited consolidated financial statements.



NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



(1) Basis of Presentation and Management Representations

The unaudited consolidated financial statements of Marathon Bancorp (the "Company") have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not include all footnotes normally required for complete financial disclosure. While the Company believes that the disclosures presented are sufficient to make the information not misleading, reference may be made to the consolidated financial statements and notes thereto included in the Company's 1996 Annual Report on Form 10-KSB.

	The accompanying consolidated statements of financial condition and the related consolidated statements of operations and cash flows reflect, in the opinion of management, all material adjustments necessary for fair presentation of the Company's financial position as of March 31, 1997 and December 31, 1996, results of operations and changes in cash flows for the three-month periods ended March 31, 1997 and 1996. The results of operations for the three-month period ended March 31, 1997 are not necessarily indicative of what the results of operations will be for the full year ending December 31, 1997.

(2) Loss per Share

	Loss per share is computed using the weighted average number of common shares outstanding during the period. Loss per share calculations exclude common share equivalents (stock options) since their effect would be to reduce the loss per share.
Accordingly, the weighted average number of shares used to compute the loss per share was 1,275,273 and 1,248,764 for the three-month periods ended March 31, 1997 and 1996, respectively.



(3)  Sale of Common Stock



During the first quarter of 1997, the Company successfully completed a private placement offering and issued 340,832 shares of common stock at $2.25 per share and contributed the net proceeds of $766,900 to the Company's wholly-owned subsidiary, Marathon National Bank (the "Bank") as equity capital.